Exhibit 10.6

LOAN AGREEMENT

Dated as of March 25, 2013

Between

VNO BERGEN MALL OWNER LLC,

as Borrower

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Lender

PROPERTY: Bergen Town Center, Paramus, New Jersey

i

v

Schedules and Exhibits

Schedules:

Schedule I	-	Rent Roll
Schedule II	-	Intentionally Omitted
Schedule III	-	Organizational Chart of Borrower
Schedule IV	-	Exceptions to Representations and Warranties
Schedule V	-	Definition of Special Purpose Bankruptcy Remote Entity
Schedule VI	-	Intentionally Omitted
Schedule VII	-	REAs
Schedule VIII	—	H&M Lease
Schedule IX	—	Prohibited Transferee
Schedule X	—	Description of Rentable Units
Schedule XI	—	Temporary and Storage Space Tenants
Schedule XII	—	TI/LC Expenses Outstanding as of the Closing Date

Exhibits:

Exhibit A	-	Legal Description
Exhibit B	-	Reserved
Exhibit C	-	Form of Alterations Deficiency Guaranty
Exhibit D	-	Form of Standard Lease
Exhibit E	-	Form of Contribution Agreement
Exhibit F	-	Form of SNDA

LOAN AGREEMENT

This LOAN AGREEMENT, dated as of March 25, 2013 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between WELLS FARGO BANK, NATIONAL ASSOCIATION, having an address at One Wells Fargo Center, 1901 Harrison Street, 2nd Floor, Oakland, California 94612 (together with its successors and assigns, “Lender”), and VNO BERGEN MALL OWNER LLC, a Delaware limited liability company, having an address at 888 Seventh Avenue, New York, New York 10106 (together with its permitted successors and assigns, “Borrower”).

All capitalized terms used herein shall have the respective meanings set forth in Article I hereof.

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms and conditions of this Agreement and the other Loan Documents.

NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:

I.             DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1.           Specific Definitions. For all purposes of this Agreement, except as otherwise expressly provided:

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration Deficiency Guaranty” shall mean a guaranty (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time) in favor of Lender pursuant to the terms and provisions of Section 4.12.2 of this Agreement, which shall be substantially in the form attached hereto as Exhibit C and shall be executed and delivered by Guarantor or a Qualified Guarantor.

“Alteration Threshold” shall mean $5,000,000; provided, however, that the list of any alterations performed which are detailed in the proviso to the definition of Material Alteration shall not be included in determining whether an alteration exceeds the Alteration Threshold.

“Annual Budget” shall mean the operating and capital budget for the Property setting forth, on a month-by-month basis, in reasonable detail, each line item of Borrower’s good faith estimate of anticipated Operating Income, Operating Expenses and Capital Expenditures for the applicable Fiscal Year.

“Approved Capital Expenditures” shall mean Capital Expenditures incurred by Borrower and either (i) included in the Approved Annual Budget or (ii) approved by Lender, which approval shall not be unreasonably withheld or delayed.

“Approved Leasing Expenses” shall mean any actual out-of-pocket expenses (including brokerage commissions and tenant allowances and improvements) incurred by Borrower in leasing space at the Property pursuant to Leases entered into in accordance with the Loan Documents.

“Approved Replacement Guarantor” shall mean a Qualified Transferee (a) having a Net Worth of not less than $500,000,000 and Liquid Assets in an amount not less than $50,000,000, and (b) who either Controls Borrower (or Transferee Borrower, as applicable) or owns a direct or indirect interest in Borrower (or Transferee Borrower, as applicable).

“Assignment of Agreements” shall mean that certain Assignment of Agreements, Licenses, Permits and Contracts, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee.

“Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee.

“Assignment of Management Agreement” shall mean that certain Assignment of Management Agreement and Subordination of Management Fees, dated as of the date hereof, among Borrower, Manager and Lender.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect to all or any part of the Property.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder.

“Bottom Dollar Guaranty” shall mean, collectively, those certain guarantees which may be entered into after the date hereof, executed by guarantors other than the Guarantor for the benefit of Lender, provided, for clarity, the Guaranty is not a “Bottom Dollar Guaranty”.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday on which national banks are not open for general business in (a) the State of New York, or (b) the place of business in the United States of (i) the trustee under a Securitization (or, if no Securitization has occurred, Lender), (ii) any Servicer or (iii) the financial institution that maintains any account for or on behalf of Lender, any Servicer or any Reserve Funds.

“Calculation Date” shall mean the last day of each calendar quarter during the Term.

“Capital Expenditures” for any period shall mean amounts expended for replacements and alterations to the Property (excluding tenant improvements) and required to be capitalized according to GAAP.

“Cash Management Agency Agreement” shall mean that certain Cash Management Agency Agreement, dated as of the date hereof, between Borrower and Cash Management Agent.

“Cash Management Agent” shall mean VRLP.

“Cash Management Agreement” shall mean that certain Cash Management Agreement of even date herewith among Lender, Deposit Bank, Borrower, and Manager.

“Clearing Account Agreement” shall mean that certain Deposit Account Control Agreement dated the date hereof by and among Borrower, Lender, Manager and Clearing Bank.

“Closing Date” shall mean the date of the funding of the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Control” shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, by contract or otherwise, and Control shall not be deemed absent solely because a non-managing member, partner or shareholder shall have veto rights with respect to major decisions. The terms “Controlled” and “Controlling” shall have correlative meanings.

“Debt” shall mean the Outstanding Principal Balance together with all interest accrued and unpaid thereon and all other sums (including any applicable Prepayment Fee, if applicable) due to Lender from time to time in respect of the Loan under the Note, this Agreement, the Mortgage, the Environmental Indemnity or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period scheduled interest payments due under the Note.

“Debt Service Coverage Ratio” shall mean, a ratio for the applicable period, reasonably determined by Lender, in which:

(a)           the numerator is the Net Cash Flow for such period; and

(b)           the denominator is the aggregate Debt Service payable for such period.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would constitute an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the Maximum Legal Rate or (ii) three percent (3%) above the Interest Rate.

“Deposit Account” shall mean an Eligible Account at the Deposit Bank.

“Deposit Bank” shall mean Wells Fargo Bank, N.A., provided that such bank shall at all times be an Eligible Institution.

“Discount Rate” shall mean the rate which, when compounded monthly, is equivalent to the Treasury Rate when compounded semi-annually.

“DSW/Filene’s Claims” shall mean the claims made pursuant to that certain civil case entitled Vornado Bergen Mall LLC v. DSW MS LLC in the Superior Court of New Jersey, Bergen County (Docket No.: L-5172-12).

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (i) an account or accounts (or subaccounts thereof) maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (ii) a segregated trust account or accounts (or subaccounts thereof) maintained with a federal or state-chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to Title 12 of the Code of Federal Regulations §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authorities. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean a depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P, P-1 by Moody’s, and F-1 by Fitch in the case of accounts in which funds are held for thirty (30) days or less or, in the case of Letters of Credit or accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “A+” by Fitch and S&P and “A1” by Moody’s, or such other depository institution otherwise approved by the Rating Agencies from time to time.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement dated as of the date hereof executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender.

“Exchange Act Filing” shall mean any filing under or pursuant to the Exchange Act in connection with or relating to a Securitization.

“Excluded Property” shall mean, individually or collectively as the context may require, the DSW/Filene’s Claims and the Solar Panel Equipment.

“Excusable Delay” shall mean a delay solely due to acts of God, Governmental Authority restrictions, stays, judgments, orders, decrees, enemy actions, civil commotion, fire, casualty, strikes, work stoppages, shortages of labor or materials or other causes beyond the reasonable control of Borrower.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the Term, or such other fiscal year as may be selected by Borrower and approved by Lender, which approval shall not be unreasonably withheld, delayed or conditioned.

“Fitch” shall mean Fitch, Inc.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession as of the date of the applicable financial report or other date when GAAP is applicable.

“Governmental Authority” shall mean any court, board, agency, commission, office or authority of any nature whatsoever or any governmental unit (federal, state, commonwealth, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Income” shall mean, as of the end of any calendar quarter for which Net Cash Flow is determined (or such other date for which Net Cash Flow is determined) an amount equal to (A) the sum of: (i) pro forma base rents annualizing rent step-ups that will occur during the next twelve (12) month period, in each case under bona fide Leases (including the Master Leases) (“Bona Fide Leases”) at the Property with Tenants that have accepted possession, paying full unabated rent as of the date of such calculation; (ii) actual percentage rents, escalation payments, payments on account of electricity, condenser water usage and overtime charges, other recoveries and other sundry charges received by Borrower under Bona Fide Leases for the twelve (12) months ending as of such calendar quarter; (iii) pro forma base rents for Leases at the Property entered into as of the date of calculation if the Tenant under each such Lease has taken possession of its premises and nine (9) months or less of rent abatements remain outstanding under such Lease (for the avoidance of doubt, the calculation of pro forma rent pursuant to this clause (iii) shall include the initial base rent payable under such Lease(s) excluding the effect of the free rent period); (iv) for the twelve (12) months preceding the date such Net Cash Flow is determined, the amount of base rent that would have been payable by VRLP under the Master Lease if a Trigger Period had occurred and been continuing during such period; and (v) for the twelve (12) month period preceding the date such Net Cash Flow is determined, actual cash flow receipts received by Borrower from other sources at the Property (to the extent not covered in (i) through (iii) above); less (B) the sum of the following amounts: (v) any amounts included in (A) above representing sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, tax rebates, refunds, proceeds from the sale of furniture, fixtures and equipment or any other sale, transfer or exchange, proceeds from any financing, capital contributions, interest income from any source other than the Deposit Account, the Accounts or other accounts required to be maintained for the benefit of Lender pursuant to the Loan Documents, Insurance Proceeds (other than business interruption or rent loss insurance proceeds), Awards, forfeited Tenant security, utility and other similar deposits, and any other extraordinary or other non-recurring revenues; and (vi) any amounts included in (A) above received (w) from Tenants not paying full, unabated rent (except as set forth in clause (iii) above), (x) from Tenants that are in material default of their obligations to pay monthly rent under their Leases and such default has remained uncured for thirty (30) days and (y) from Tenants that are the subject of a bankruptcy or other insolvency proceeding.

“Gross Revenue” shall mean all revenue derived from the ownership and operation of the Property from whatever source, including Rents and any Insurance Proceeds (whether or not Lender elects to treat any such Insurance Proceeds as business or rental interruption Insurance Proceeds pursuant to Section 5.4(e) hereof).

“Guarantor” shall mean VRLP.

“Guaranty” shall mean that certain Guaranty of Recourse Obligations of even date herewith from Guarantor for the benefit of Lender.

“H&M” shall mean H&M Hennes & Mauritz L.P.

“HomeGoods” shall mean HomeGoods, Inc.

“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, except if the partnership, operating or similar agreement provides that the same is waived to the extent such Person lacks funds to pay the same, (iv) all indebtedness guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable, and (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case for which such Person is liable or its assets are liable, whether such Person (or its assets) is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

“Independent” shall mean, when used with respect to any Person, a Person who: (i) does not have any direct financial interest or any material indirect financial interest in Borrower or in any Affiliate of Borrower, (ii) is not connected with Borrower or any Affiliate of Borrower as an officer, employee, promoter, underwriter, trustee, partner, member, manager, creditor, director, supplier, customer or person performing similar functions (other than as a result of providing services to Borrower or any Affiliate) and (iii) is not a member of the immediate family of a Person defined in clauses (i) or (ii) above.

“Independent Accountant” shall mean (i) a firm of nationally recognized, certified public accountants which is Independent and which is selected by Borrower and reasonably acceptable to Lender or (ii) such other certified public accountant(s) selected by Borrower, which is Independent and reasonably acceptable to Lender, it being agreed that Deloitte LLP (including any successor entity thereto) is hereby approved by Lender as the Independent Accountant as long as such Person continues to be a nationally recognized, certified public accounting firm.

“Insolvency Opinion” shall mean that certain bankruptcy non-consolidation opinion letter dated the date hereof delivered by Edwards Wildman Palmer LLP in connection with the Loan.

“Interest Rate” shall mean a rate of three and fifty-six one hundredths of one percent (3.56%) per annum (or, when applicable pursuant to this Agreement or any other Loan Document, the Default Rate).

“Investment Grade” shall mean, with respect to any Person, that the long-term unsecured debt obligations of such Person are rated at least “BBB-” by S&P or its equivalent by another Rating Agency.

“Lease” shall mean any lease, sublease or sub-sublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy, all or any portion of any space in the Property, and every modification, amendment or other agreement relating to such lease, sublease, sub-sublease or other agreement entered into in connection with such lease, sublease, sub-sublease or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Lease Termination Deposit Amount” shall mean, with respect to each Lease Termination Payment received by Borrower, an amount equal to (a) with respect to kiosk Leases or agreements, $0.00 per rentable square foot, (b) with respect to office Leases, $15.00 per rentable square foot and (c) with respect to all Leases other than those set forth in clauses (a) and (b) hereof, $30.00 per rentable square foot, in each case for the entire demised premises (exclusive of storage space) of such Lease for which such Lease Termination Payment is made.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Loan, any Secondary Market Transaction with respect to the Loan, Borrower or the Property or any part thereof or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Securities Act, the Exchange Act, Regulation AB, the rules and regulations promulgated pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, zoning and land use laws, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof (excluding the Leases), including any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.

“Letter of Credit” shall mean an irrevocable, unconditional, transferable (without payment of any transfer fee), clean sight draft letter of credit (either an evergreen letter of credit or one which does not expire until at least thirty (30) Business Days after the Stated Maturity Date) in favor of Lender and entitling Lender to draw thereon in New York, New York, issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution; provided that a letter of credit shall cease to be a Letter of Credit if at any time the issuing institution is not an Eligible Institution. The following terms and conditions shall apply to each Letter of Credit:

(A)             Each such Letter of Credit shall expressly provide that partial draws are permitted thereunder.

(B)             Each such Letter of Credit shall expressly provide that it is freely transferable (without payment of any transfer fee) to any successor or assign of Lender.

(C)             Lender shall be entitled to draw on any Letter of Credit immediately and without further notice (1) upon the occurrence and during the continuance of any Event of Default, (2) if Borrower shall not have delivered to Lender, no less than thirty (30) days prior to the expiration date of such Letter of Credit (including any renewal or extension thereof), a renewal or extension of such Letter of Credit or a replacement Letter of Credit for a term of not less than one year (or through the date that is thirty (30) days beyond the Stated Maturity Date, whichever is earlier), or (3) within ten (10) Business Days after receiving notice from Lender that the issuing institution is not an Eligible Institution, either (x) deliver to Lender a replacement Letter of Credit or (y) deposit with Lender cash collateral in lieu of such Letter of Credit.

“Lien” shall mean any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Liquid Assets” shall mean any of the following, but only to the extent owned individually, free of all security interests, liens, pledges, charges or any other encumbrance: (a) cash, (b) marketable direct obligations issued by, or guaranteed by, the United States of America or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, (c) investment grade municipal and corporate bonds, (d) time deposits, demand deposits, certificates of deposit, Eurodollar time deposits, time deposit accounts, term deposit accounts or bankers’ acceptances maturing within two years from the date of acquisition or overnight bank deposits, (e) investments in money market funds which invest substantially all of their assets in securities of the type described in clauses (b) through (d) above, and (f) marketable securities publicly traded on a nationally recognized stock exchange (including operating partnership units of any operating partnership of a publicly-traded real estate investment trust so long as, in each case, the same are not subject to lock-up rights and can be readily converted into shares of common stock in such publicly-traded real estate investment trust).

“Loan” shall mean the loan in the original principal amount of Three Hundred Million and No/100 Dollars ($300,000,000.00) made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Assignment of Leases, the Cash Management Agreement, the Clearing Account Agreement, the Assignment of Agreements, the Environmental Indemnity, the Assignment of Management Agreement and the Guaranty and any other documents, agreements and instruments now or hereafter evidencing, securing or delivered to Lender in connection with the Loan, as the same may be (and each of the foregoing defined terms shall refer to such documents as they may be) amended, restated, replaced, supplemented or otherwise modified from time to time. Any Bottom Dollar Guaranty shall not be construed to be a Loan Document.

“Loan-to-Value Ratio” shall mean the ratio, as of a particular date, in which the numerator is equal to the Outstanding Principal Balance and the denominator is equal to the “as-is” value as shown in an MAI appraisal obtained by Lender at Borrower’s cost and reasonably approved by Lender in form and substance.

“Low Debt Service Period” shall commence if, as of any Calculation Date, the Debt Service Coverage Ratio is less than 1.85:1.00, as reasonably determined by Lender, and shall end (i) if the Property has achieved a Debt Service Coverage Ratio of at least 1.90:1.00 as of any subsequent Calculation Date, as reasonably determined by Lender or (ii) Borrower shall have delivered cash collateral or a Letter of Credit to Lender, in either case, in an amount which, if applied to the payment of the Outstanding Principal Balance, would result in a Debt Service Coverage Ratio equal to (or if elected by Borrower, greater than) 1.85:1.00.

“Major Lease” shall mean (i) any Lease which, either individually or when taken together with all other Leases at the Property with the same Tenant or such Tenant’s Affiliates, and taking into consideration all so-called “must take” space in any such Lease but excluding non-mandatory expansion options and any preferential rights to lease additional space at the Property contained in any such Lease, is reasonably anticipated to demise 25,000 square feet or more of the Property’s rentable square feet, (ii) any Lease which contains an option, right of first offer, right of first refusal or other similar entitlement to acquire all or any portion of the Property, (iii) any Lease with an Affiliate of Borrower as Tenant, (iv) any Lease to be entered into during the continuance of an Event of Default, or (v) any instrument guaranteeing or providing credit support for any Lease meeting the requirements of clauses (i), (ii), (iii) and/or (iv) above.

“Management Agreement” shall mean the management agreement entered into by and between Borrower and the current Manager or any replacement management agreement entered into by and between Borrower and a Manager in accordance with the terms of the Loan Documents, in each case, pursuant to which the Manager is to provide management and other services with respect to the Property, in either such case, as the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time in compliance with the terms and conditions of the Loan Documents.

“Manager” shall mean Vornado Retail Management LLC, or any other manager engaged in accordance with the terms and conditions of the Loan Documents.

“Material Adverse Effect” shall mean any event or condition that has a material adverse effect, in each case, taken as a whole on (a) the use, operation or value of the Property, (b) the business, profits, operations or financial condition of Borrower, (c) the ability of Guarantor to perform its obligations under the Environmental Indemnity or Guaranty or any other guaranty given in connection with the Loan or (d) the ability of Borrower to repay the principal and interest of the Loan as it becomes due or to satisfy any of Borrower’s obligations under the Loan Documents.

“Material Alteration” shall mean any alteration of the Property the cost of which exceeds the Alteration Threshold; provided, however, that in no event shall (i) any Tenant improvement work performed pursuant to any Lease existing on the Closing Date or entered into hereafter in accordance with the provisions of this Agreement, (ii) any alterations performed as part of a Restoration, or (iii) any alterations required pursuant to applicable Legal Requirements constitute a Material Alteration.

“Master Lease” shall mean, individually or collectively as the context may require, (a) that certain Master Lease (Space I), dated as of the date hereof, between Borrower, as lessor, and VRLP, as lessee, for Rentable Unit One and (b) Master Lease (Space I), dated as of the date hereof, between Borrower, as lessor, and VRLP, as lessee, for Rentable Unit Two.

“Maturity Date” shall mean the date on which the final payment of principal of the Note becomes due and payable as herein and therein provided, whether at the Stated Maturity Date, by declaration of acceleration, extension or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such Governmental Authority whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Monthly Debt Service Payment Amount” shall mean an amount equal to the interest on the Outstanding Principal Balance accrued at the Interest Rate during the Interest Period immediately preceding the applicable Monthly Payment Date.

“Monthly Operating Expense Budgeted Amount” shall mean the monthly amount set forth in the Approved Annual Budget for Operating Expenses for the calendar month in which such Monthly Payment Date occurs.

“Monthly Payment Date” shall mean the eighth (8th) day of every calendar month occurring during the Term. The first Monthly Payment Date shall be [May 8], 2013.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Morningstar” shall mean Morningstar Credit Ratings, LLC, or any of its successors in interest, assigns, and/or changed entity name or designation resulting from any acquisition by Morningstar, Inc. or other similar entity of Morningstar Credit Ratings, LLC.

“Mortgage” shall mean that certain first priority Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Multi-Asset Person” shall mean a Person in respect of which the net operating income from the Property (or such portion thereof allocable to such Person) is less than fifty percent (50%) of such Person’s aggregate gross income.

“Net Cash Flow” shall mean, as of the end of any calendar quarter for which Net Cash Flow is determined (or such other date for which Net Cash Flow is determined), the difference between Gross Income and Operating Expenses over the twelve (12) month period preceding the date of determination of Net Cash Flow, as reasonably determined by Lender.

“Net Worth” shall mean, with respect to any proposed Replacement Guarantor, the Gross Asset Value of such proposed Replacement Guarantor minus the sum of (i) the Total Liabilities of such proposed Replacement Guarantor, and (ii) minority interests not owned by such proposed Replacement Guarantor. For purpose of this definition, (a) “Gross Asset Value” shall include, but not be limited to Liquid Assets, personal homes and effects, operating partnership units held by such proposed Replacement Guarantor in the operating partnership of any real estate investment trust, the current market value of all marketable securities and the real estate assets owned by such proposed Replacement Guarantor (with the value of such real estate assets to be based on their respective book values), together with the amount of all uncalled capital commitments of institutional “accredited investors”, within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended, and/or a “qualified institutional buyers” or both within the meaning of Rule 144A promulgated under the Securities Exchange Act of 1934, as amended, and (b) “Total Liabilities” shall mean the sum of all liabilities, including principal recourse and non-recourse debt, drawn lines of credit, issued and undrawn letters of credit, unsecured debt, subordinated debt, accounts payable and accrued expenses, federal and state tax liabilities and unfunded obligations of such proposed Replacement Guarantor.

“NRSRO” shall mean any credit rating agency that has elected to be treated as a nationally recognized statistical rating organization for purposes of Section 15E of the Exchange Act, without regard to whether or not such credit rating agency has been engaged by Lender or its designees in connection with, or in anticipation of, a Securitization.

“Obligations” shall mean, collectively, Borrower’s obligations for the payment of the Debt and the performance of the Other Obligations.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized officer of Borrower or by an authorized officer of its Controlling owner; provided that any Officer’s Certificate required to be delivered pursuant to Section 4.9 shall be signed by the chief financial officer or controller of Borrower or its Controlling owner.

“Open Prepayment Date” shall mean the Monthly Payment Date in January, 2023.

“Operating Expenses” shall mean, for any period, without duplication, all expenses actually paid or payable by Borrower during such period in connection with the operation, management, maintenance, repair and use of the Property, determined on an accrual basis, and, except to the extent otherwise provided in this definition, in accordance with GAAP. Operating Expenses specifically shall include, without limitation, (i) all operating expenses incurred in the immediately preceding twelve (12) month period based on quarterly financial statements delivered to Lender in accordance with Section 4.9.2 hereof, (ii) property management fees in an amount equal to the greater of (A) two percent (2.0%) of Operating Income, and (B) the management fees actually paid under the Management Agreement (iii) administrative, payroll, security and general expenses for the Property, (iv) the cost of utilities, inventories and fixed asset supplies consumed in the operation of the Property, (v) costs and fees of independent professionals (including, without limitation, legal, accounting, consultants and other professional expenses), technical consultants, operational experts (including quality assurance inspectors) or other third parties retained to perform services required or permitted hereunder, (vi) cost of attendance by employees at training and manpower development programs, (vii) association dues, (viii) computer processing charges, (ix) operational equipment and other lease payments that are not capitalized in accordance with GAAP and (x) Taxes and Other Charges (other than income taxes or Other Charges in the nature of income taxes) and insurance premiums. Notwithstanding the foregoing, Operating Expenses shall not include (1) depreciation, amortization or other noncash items (other than expenses that are due and payable and not yet paid), (2) income taxes or Other Charges in the nature of income taxes, (3) any expenses (including legal, accounting and other professional fees, expenses and disbursements) incurred in connection with the making of the Loan or the sale, exchange, transfer, financing or refinancing of all or any portion of the Property or in connection with the recovery of Insurance Proceeds or Awards which are applied to prepay the Note, (4) Capital Expenditures and any other expenses which are required to be capitalized in accordance with GAAP, (5) non-recurring and extraordinary expenses, (6) Debt Service, (7) any item of expense which would otherwise be considered within Operating Expenses pursuant to the provisions above but is paid directly by any Tenant, (8) equity distributions, (9) leasing costs, including tenant improvements and allowances, leasing commissions and legal costs, and (10) deposits to Reserve Accounts.

“Operating Income” shall mean, for any period, all income of Borrower during such period from the use, ownership or operation of the Property, including:

(a)           all amounts payable to Borrower by any Person as Rent and other amounts under Leases, license agreements, concession agreements, occupancy agreements and other agreements relating to the Property;

(b)           business interruption insurance proceeds allocable to the applicable reporting period; and

(c)           all other amounts which in accordance with GAAP are included in Borrower’s annual financial statements as operating income attributable to the Property.

Notwithstanding the foregoing, Operating Income shall not include (a) any Insurance Proceeds (other than business interruption and/or rental loss insurance proceeds and only to the extent allocable to the applicable reporting period), (b) any proceeds resulting from the Transfer of all or any portion of the Property, (c) any Rent attributable to a Lease prior to the date in which the Tenant thereunder has taken occupancy or in which the actual payment of rent is required to commence thereunder, (d) any item of income otherwise included in Operating Income but paid directly by any Tenant to a Person other than Borrower as an offset or deduction against Rent payable by such Tenant, provided such item of income is for payment of an item of expense (such as payments for utilities paid directly to a utility company) and such expense is otherwise excluded from the definition of Operating Expenses pursuant to clause “(6)” of the definition thereof, (e) security deposits received from Tenants until forfeited or applied, (f) any Lease Termination Payments and (g) any Rents paid by or on behalf of any Tenant under a Lease where the Tenant is the subject of any proceeding or action relating to its bankruptcy, reorganization or other arrangement pursuant to federal bankruptcy law or any similar federal or state law or which has been adjudicated a bankrupt or insolvent unless such Lease has been assumed by the trustee in such proceeding or action. Operating Income shall be calculated on the accrual basis of accounting and, except to the extent otherwise provided in this definition, in accordance with GAAP.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof, and any interest or penalties assessed in connection with any of the foregoing.

“Other Obligations” shall mean (a) the performance of all obligations of Borrower contained herein; (b) the performance of each obligation of Borrower contained in any other Loan Document; and (c) the performance of each obligation of Borrower contained in any renewal, extension, amendment, modification, consolidation, change of, or substitution or replacement for, all or any part of this Agreement, the Note or any other Loan Document.

“Outstanding Principal Balance” shall mean, as of any date, the outstanding principal balance of the Loan.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

“Permitted Encumbrances” shall mean, collectively, (i) the Liens and security interests created by the Loan Documents, (ii) all encumbrances and other matters disclosed in the Title Insurance Policy, (iii) Liens, if any, for Taxes or Other Charges imposed by any Governmental Authority not yet delinquent or that are being contested in compliance with the terms of this Agreement, (iv) any workers’, mechanics’ or other similar Liens on the Property provided that any such Lien is bonded or discharged within sixty (60) days after Borrower first receives written notice of such Lien or which is being contested in good faith in accordance with the requirements of Section 4.3, (v) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s reasonable discretion and (vi) the Leases.

“Permitted Bergen Transfers” means any of the following, provided the same shall not result in a violation of ERISA or the Patriot Act:

(a)           any pledge of direct or indirect equity interests in and/or right to distributions from, VRLP, VRT, any Multi-Asset Person or any of their Affiliates (other than Borrower) to secure a loan to any such Person that is secured by all or a substantial portion of any such Person’s assets;

(b)           the Transfer or issuance of any securities or any direct or indirect interests in (i) any direct or indirect owner of Borrower, in either case, whose securities are publicly traded on a national exchange (including VRLP and VRT) (regardless of whether such Transfer or issuance is of publicly traded securities or interests), (ii) any Person who directly or indirectly holds such securities or interests or (iii) any Multi-Asset Person; provided, that after such Transfer, either VRLP or VRT shall continue to Control Borrower; or

(c)                                  the merger or consolidation of VRLP or VRT with or into any other Person or sale of all or substantially all of the assets of VRLP or VRT (each, a “VNO Transfer” and, collectively, “VNO Transfers”); provided, however, that if any VNO Transfer or series of VNO Transfers (other than the sale of publicly traded securities in VRLP or VRT) shall result in a change in Control of VRLP or VRT, then Lender’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed) shall be required in connection with such VNO Transfer unless after giving effect to such VNO Transfer, VRLP (or the successor entity thereto) shall be a Person that has and provides substantially the same or better experience and expertise as VRLP prior to such Transfer, merger or consolidation in conducting business of the nature currently conducted by VRLP in respect of the Property’s type.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any Governmental Authority and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Physical Conditions Report” shall mean that certain Property Condition Report, prepared by Partner Assessment Corporation, Inc. and dated as of February 20, 2013.

“Prepayment Fee” shall mean an amount equal to the greater of (i) the Yield Maintenance Amount, or (ii) three percent (3%) of the amount repaid.

“Prepayment Notice” shall mean a prior written notice to Lender specifying the proposed Business Day on which a prepayment of the Debt is to be made pursuant to Section 2.4.3 hereof, which date must be no earlier than ten (10) days after the date of such Prepayment Notice and no later than sixty (60) days after the date of such Prepayment Notice.

“Property” shall mean the parcel of real property described on Exhibit A attached hereto and made a part hereof, the Improvements now or hereafter erected or installed thereon and all personal property owned by Borrower and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements, all as more particularly described in the Granting Clauses of the Mortgage, but excluding in all cases the Excluded Property.

“PZR Report” shall mean that certain PZR Report — Zoning and Site Requirements Summary issued by Planning and Zoning Resource Corporation as of March       , 2013.

“Qualified Guarantor” shall mean a Person that (a) is formed in, maintains its principal place of business in, and is subject to service of process in, the United States, (b) has all or substantially all of its assets in the United States, (c) has never been indicted or convicted of, or plead guilty or no contest to a Patriot Act Offense and is not on any Government List and (d) at all times that such Person is acting as a guarantor under an Alterations Deficiency Guaranty, maintains an Investment Grade rating from each of the Rating Agencies rating the Securities or a Rating Agency Confirmation is obtained in connection with such guarantor.

“Qualified Manager” shall mean (i) the Manager as of the Closing Date, (ii) so long as Borrower is Controlled by VRLP or VRT, a property management company owned and/or Controlled by VRT or VRLP or (iii) an Unaffiliated Qualified Manager.

“Qualified Owner” shall mean any one of the following:

(a)                                 a co-investment vehicle managed by VRLP or its Affiliate;

(b)                                 a pension fund, pension trust or pension account that (i) owns real estate assets in excess of $1,000,000,000 (exclusive of the Property) and (ii) is managed by a Person that controls (by ownership or management) real estate assets in excess of $1,000,000,000 (exclusive of the Property);

(c)                                  a pension fund advisor that (i) immediately prior to any transfer of the Property to such Person, controls (by ownership or management) real estate assets in excess of $1,000,000,000 (exclusive of the Property) and (ii) is acting on behalf of one or more pension funds that, in the aggregate, owns real estate assets in excess of $1,000,000,000 (exclusive of the Property);

(d)                                 an insurance company which is subject to the jurisdiction subject to the jurisdiction of an insurance commissioner (or similar official or agency) of any state in the United States or the District of Columbia that (i) has a Net Worth, as of a date not more than six (6) months prior to the date of any transfer of the Property to such insurance company, of at least $500,000,000 and (ii) immediately prior to any such transfer of the Property, controls (by ownership or management) real estate assets in excess of $1,000,000,000 (exclusive of the Property);

(e)                                  a corporation organized under the banking laws of the United States or any state or territory of the United States (including the District of Columbia) that (i) has a combined capital and surplus equal to at least $500,000,000 and (ii) immediately prior to a transfer of the Property to such corporation, controls (by ownership or management) real estate assets of at least $1,000,000,000 (exclusive of the Property); and/or

(f)                                   a Person that (i) has a long-term unsecured debt rating from each of the Rating Agencies that is investment grade or (ii) (A) has a Net Worth, as of a date not more than six (6) months prior to the date of any transfer of the Property to such Person, of at least $500,000,000 and (B) immediately prior to a transfer of the Property to such Person, controls (by ownership or management) real estate assets of at least $1,000,000,000 (exclusive of the Property).

“Qualified Transferee” shall mean a transferee for whom, prior to the Transfer, Lender shall have received: (x) evidence that proposed transferee (1) has never been indicted or convicted of, or plead guilty or no contest to a Patriot Act Offense and is not on any Government List and (2) unless a Rating Agency Confirmation is being obtained in connection with such transferee, has not in the past seven (7) years been the subject of a voluntary or involuntary (to the extent the same has not been discharged) bankruptcy proceeding and (y) if the proposed transferee will obtain Control of or obtain a direct or indirect interest of ten percent (10%) or more in Borrower as a result of such proposed transfer, a credit check and such other customary searches against such proposed transferee as reasonably requested by Lender.

“Rating Agencies” shall mean (i) prior to the Securitization of the Loan, any nationally-recognized statistical rating organization (e.g. Standard & Poor’s Ratings Services, Morningstar Credit Ratings, LLC, Moody’s Investor Service, Inc., Fitch, Inc., DBRS, Inc. or any successor thereto) and (ii) following the Securitization of the Loan, any of the rating organizations that actually rate the Securities secured by the Loan and issued in connection with the Securitization of the Loan.

“Rating Agency Confirmation” shall mean, subject to Section 10.3 hereof, a written affirmation from each of the Rating Agencies that the credit rating of the Securities by such Rating Agency immediately prior to the occurrence of the event or circumstance with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion, except that if the Loan has not been the subject of a Securitization, then the matter in question shall be determined by Lender in its reasonable discretion.

“REA” shall mean, collectively, those certain agreement(s) more particularly described on Schedule VII attached hereto and made a part hereof as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.

“Related Loan” shall mean a loan to an Affiliate of Borrower or any Guarantor or secured by a Related Property, that is included in a Securitization with the Loan, and any other loan that is cross-collateralized with the Loan.

“Related Property” shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is “related” within the meaning of the definition of Significant Obligor, to the Property.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note or any portion thereof.

“Rentable Unit One” shall mean that portion of the Property more particularly described on Schedule X attached hereto.

“Rentable Unit Two” shall mean that portion of the Property more particularly described on Schedule X attached hereto.

“Rents” shall mean all rents, “additional rent” (i.e. pass-throughs for operating expenses, real estate tax escalations and/or real estate tax pass-throughs, payments by Tenants on account of electrical consumption, porters’ wage escalations, condenser water charges and tap-in fees, freight elevator and HVAC overtime charges, charges for excessive rubbish removal and other sundry charges), rent equivalents, monies payable as damages (including payments by reason of the rejection of a Lease in a bankruptcy proceeding) or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, fees, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other payment and consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower, Manager or any of their respective agents or employees from any and all sources arising from or attributable to the Property and the Improvements, including all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of the Property or rendering of services by or on behalf of Borrower, and Insurance Proceeds, if any, from business interruption or other loss of income insurance.

“Repayment Date” shall mean the date of a defeasance or prepayment (as applicable) of the Loan pursuant to the provisions of Section 2.4 hereof.

“Reserve Funds” shall mean, collectively, all funds deposited by Borrower with Lender or Deposit Bank pursuant to Article VI of this Agreement, including, but not limited to, the Capital Expenditure Funds, the Insurance Funds, the Tax Funds, the Casualty and Condemnation Funds and the Rollover Funds.

“Restoration” shall mean, following the occurrence of a Casualty or a Condemnation which is of a type necessitating repair of the Property (or any portion thereof) as required by this Agreement, the repair and restoration of the Property (or applicable portion thereof) as nearly as possible to the condition the Property (or applicable portion thereof) immediately prior to such Casualty or Condemnation, with such alterations as may otherwise be reasonably approved by Lender.

“Restoration DSCR” shall mean, as of any date of determination, the ratio, as determined by Borrower and reasonably confirmed and approved by Lender, of (a) the Underwritten Net Cash Flow of the Property, based on rents in place (annualized and including rental loss insurance proceeds) and expenses on a pro forma basis for the next twelve (12) months after Restoration, as reasonably determined by Lender, to (b) an amount equal to twelve (12) times the Monthly Debt Service Payment Amount.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.

“Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.

“Solar Panel Equipment” shall mean those certain solar panels and related equipment that are owned by Vornado Sun, LLC (an Affiliate of Borrower) and located on the rooftop area of the Property that is leased by Borrower to Vornado Sun, LLC (the “Solar Panel Equipment Lease”).

“Solar Panel Equipment Lease” has the meaning set forth in the definition of “Solar Panel Equipment”.

“State” shall mean the state of New Jersey.

“Stated Maturity Date” shall mean April 8, 2023.

“Sugar and Plum Lease” shall mean that certain Lease Agreement, dated August 18, 2011, by and between Vornado Bergen LLC (predecessor-in-interest to Borrower) and Sugar and

Plum Paramus LLC, as the same has been amended to date and as the same may be further amended in accordance with this Agreement.

“Survey” shall mean a survey of the Property prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof, together with all interest and penalties thereon.

“Tenant” shall mean any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting all or any part of the Property.

“Term” shall mean the entire term of this Agreement, which shall expire upon repayment in full of the Debt and full performance of each and every obligation to be performed by Borrower pursuant to the Loan Documents.

“Title Insurance Policy” shall mean an ALTA mortgagee title insurance policy in the form acceptable to Lender issued with respect to the Property and insuring the Lien of the Mortgage.

“Treasury Rate” shall mean the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Repayment Date, of U.S. Treasury constant maturities with maturity dates (one longer and one shorter) most nearly approximating the Maturity Date. (In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Treasury Rate.)

“TRIPRA” shall mean the Terrorism Risk Insurance Program Reauthorization Act of 2007 or any extension, renewal or replacement thereof.

“Trigger Period” shall commence upon the occurrence of (i) an Event of Default or (ii) the commencement of a Low Debt Service Period; and shall end if, (A) with respect to a Trigger Period continuing pursuant to clause (i). the Event of Default commencing the Trigger Period has been cured and such cure has been accepted by Lender (and no other Event of Default is then continuing) or (B) with respect to a Trigger Period continuing due to clause (ii). the Low Debt Service Period has ended pursuant to the terms hereof

“Trustee” shall mean any trustee holding the Loan in a Securitization.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State (with respect to fixtures) and the State of New York with respect to the Accounts.

“Unaffiliated Qualified Manager” shall mean a property manager that (A) is a reputable management company having at least five (5) years’ experience in the management of properties similar in class and size to the Property in the United States, (B) at the time of its engagement as property manager has under management leasable square footage equal to or greater than 3,000,000 leasable square feet (excluding the Property) of retail space and (C) is not the subject of a bankruptcy or similar insolvency proceeding.

“U.S. Obligations” shall mean securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (b) other “government securities” within the meaning of Section 2(a)(l6) of the Investment Company Act of 1940, as amended, which in each case are (i) not subject to prepayment, call or early redemption and (ii) in compliance with all requirements of all Rating Agencies.

“VRLP” means Vornado Realty L.P., a Delaware limited partnership, and its permitted successors by merger, consolidation or transfer of all or substantially all of the assets of Vornado Realty L.P., subject to any applicable terms, covenants and/or conditions of this Agreement.

“VRT” means Vornado Realty Trust, a Maryland real estate investment trust, and its permitted successors by merger, consolidation or transfer of all or substantially all of the assets of Vornado Realty Trust, subject to any applicable terms, covenants and/or conditions of this Agreement.

“Yield Maintenance Amount” shall mean the present value, as of the Repayment Date, of the remaining scheduled payments of principal and interest (at the non-default rate) from the Repayment Date through the Open Prepayment Date (including any balloon payment due on the Stated Maturity Date) determined by discounting such payments at the Discount Rate, less the amount of principal being prepaid on the Repayment Date.

Section 1.2.                                 Index of Other Definitions. the following terms are defined in the sections or Loan Documents as indicated below:

“Accounts” - 6.1

“Act” - Schedule V

“Acceptable Blanket Policy” - 5.1.1(c)

“Agreement” - Introductory Paragraph

“Approved Annual Budget” - 4.9.5

“Approved Extraordinary Expenses” — 4.9.5

“Available Cash” — Cash Management Agreement

“Bona Fide Leases” — Definition of Gross Income

“Borrower” - Introductory Paragraph

“Borrower’s Recourse Liabilities” - 10.1

“Borrower Reimbursable Trust Fund Expenses” - 10.21(b)

“Capital Expenditure Account” - 6.5.1

“Capital Expenditure Funds” - 6.5.1

“Cash Collateral Account” - 6.10

“Cash Collateral Funds” - 6.10

“Cash Management Accounts” - 6.12

“Casualty” - 5.2

“Casualty and Condemnation Account” - 6.9

“Casualty and Condemnation Funds” - 6.9

“Casualty Consultant” - 5.4(b)(iii)

“Casualty Retainage” - 5.4(b)(iv)

“Cause” - Schedule V

“Clearing Account” - 6.1

“Clearing Bank” - 6.1

“Committee” - Schedule V

“Condemnation Proceeds” - 5.4(b)

“Contest Threshold” — Section 4.3

“Covered Rated Agency Information” — 9.2(f)

“Defeasance Collateral” - 2.4.2(a)(iii)

“Defeasance Lockout Expiration Date” - 2.4.2(a)

“Defeasance Security Agreement” - 2.4.2 (a)(iii)

“Designated Purchaser” — Section 2.5.1 (b)

“Disclosure Document” - 9.2(a)

“Easements” - 3.1.11

“Embargoed Person” - 4.32(c)

“Equipment” - Mortgage

“ERISA” - 4.31

“ESA: -3.1.36

“Event of Default” - 8.1

“Exchange Act” - 9.2(a)

“Government Lists” - 4.32 (b)

“Gross Asset Value” — Definition of Net Worth

“Improvements” - Mortgage

“Indemnified Liabilities” - 4.30

“Independent Director” - Schedule V

“Independent Manager” - Schedule V

“Insurance Account” - 6.4.1

“Insurance Funds” - 6.4.1

“Insurance Premiums” - 5.1.1(b)

“Insurance Proceeds” - 5.4(b)

“Interest Period” - 2.3.2

“Lease Termination Payments” - 6.6.1(b)

“Lender” - Introductory Paragraph

“Liabilities” - 9.2(b)

“Licenses” - 3.1.9

“Loan Bifurcation” — 9.1(a)

“Nationally Recognized Service Company” - Schedule V

“Net Proceeds” - 5.4(b)

“Net Proceeds Deficiency” - 5.4(b)(vi)

“Note”-2.1.3

“Notice” - 10.6

“OFAC” - 4.32(b)

“Omitted Information” — 9.2(b)

“Otherwise Rated Insurer” — 5.1.2

“Patriot Act Offense” - 4.32(b)

“Permitted Indebtedness” - 4.21

“Permitted Investments” - Cash Management Agreement

“Permitted Transfer” - 7.2

“PML” - 5.1.1(a)

“Policies” - 5.1.1(b)

“Provided Information” - 9.2(b)

“Qualified Carrier” - 5.1.1 (i)

“Registrar” — 9.3

“Registration Statement” — 9.2(b)

“Release Date” - 2.4.2(a)(i)

“Review Waiver” -10.3(b)

“Rollover Account” - 6.6.1(a)

“Rollover Funds” - 6.6.1(a)

“Secondary Market Transactions” - 9.1(a)

“Securities” - 9.1(a)

“Securities Act - 9.2(a)

“Securitization” - 9.1(a)

“Servicer” - 10.21

“Servicing Agreement” - 10.21

“Severed Loan Documents” - 8.2(b)

“Sole Member” - Schedule V

“Special Member” - Schedule V

“Special Purpose Bankruptcy Remote Entity” - Schedule V

“Springing Recourse Event” - 10.1

“Successor Borrower” - 2.4.2(b)

“Tax Account” - 6.3.1

“Tax Funds” - 6.3.1

“Terrorism Premium Cap” - 5.1.1 (i)

“Total Liabilities” — Definition of Net Worth

“Transfer” - 4.2

“Transfer and Assumption” - 7.1

“Transferee Borrower” - 7.1

“Underwriter Group” - 9.2(b)

“Updated Information” — 9.1 (a)

“VNO Transfer” — Definition of “Permitted Bergen Transfers”

“VNO Transfers” - Definition of “Permitted Bergen Transfers”

“Wells Group” — 9.2(b)

Section 1.3.                                 Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision hereof or thereof. When used in this Agreement or any other Loan Document, the word “including” shall mean “including but not limited to”. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

II.                                   THE LOAN

Section 2.1.                                 The Loan.

2.1.1                     Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender shall make the Loan to Borrower and Borrower shall accept the Loan from Lender on the Closing Date.

2.1.2                     Single Disbursement to Borrower. Borrower shall receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3                     The Note. The Loan shall be evidenced by that certain Promissory Note of even date herewith, in the stated principal amount of Three Hundred Million and No/100 Dollars ($300,000,000.00) executed by Borrower and payable to the order of Lender in evidence of the Loan (as the same may hereafter be amended, supplemented, restated, increased, extended or consolidated from time to time, the “Note”) and shall be repaid in accordance with the terms of this Agreement, the Note and the other Loan Documents.

2.1.4                     Use of Proceeds. Borrower shall use proceeds of the Loan to (i) pay all past-due Taxes, Insurance Premiums and Other Charges, if any, in respect of the Property, (ii) make initial deposits of the Reserve Funds, (iii) pay costs and expenses incurred in connection with the closing of the Loan, and (iv) to the extent any proceeds remain after satisfying clauses (i) through (iii) above, for such lawful purpose as Borrower shall designate (including distributions to the equityholders of Borrower).

Section 2.2.                                 Interest Rate.

2.2.1                     Interest Rate. Interest on the Outstanding Principal Balance shall accrue throughout the Term at the Interest Rate.

2.2.2                     Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the Outstanding Principal Balance and, to the extent not prohibited by applicable law, all other portions of the Debt, shall accrue interest at the Default Rate, calculated from the date such payment was due or such Default shall have occurred without regard to any grace or cure periods contained herein. Interest at the Default Rate shall be paid immediately upon demand, which demand may be made as frequently as Lender shall elect, to the extent not prohibited by applicable law.

2.2.3                     Interest Calculation. Interest on the Outstanding Principal Balance shall be calculated by multiplying (A) the actual number of days elapsed in the period for which the calculation is being made by (B) a daily rate based on a three hundred sixty (360) day year (that is, the Interest Rate expressed as an annual rate divided by 360) by (C) the Outstanding Principal Balance. The accrual period for calculating interest due on each Monthly Payment Date shall be the Interest Period immediately prior to such Monthly Payment Date.

2.2.4                     Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the Outstanding Principal Balance at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the Outstanding Principal Balance at a rate in excess of the Maximum Legal Rate, the Interest Rate shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal (without premium or penalty) and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3.                                 Loan Payments.

2.3.1                     Payments. On May 8, 2013 and each Monthly Payment Date thereafter through and including the Monthly Payment Date immediately preceding the Stated Maturity Date, Borrower shall make a payment of interest equal to the Monthly Debt Service Payment Amount. The Monthly Debt Service Payment Amount shall be applied first to accrued and unpaid interest and the balance to the Outstanding Principal Balance. Borrower shall also pay to Lender all amounts to the extent required in respect of Reserve Funds pursuant to Article VI hereof.

2.3.2                     Payments Generally. Each interest accrual period thereafter (each, an “Interest Period”) shall commence on the eight (8th) day of each calendar month during the Term and shall end on and include the seventh (7th) day of the next calendar month. For purposes of making payments hereunder, but not for purposes of calculating interest accrual periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day. With respect to payments of principal due on the Maturity Date, interest shall be payable at the Interest Rate, through and including the day immediately preceding such Maturity Date. All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.

2.3.3                     Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the Outstanding Principal Balance, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents.

2.3.4                     Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents (other than the Outstanding Principal Balance due and payable on the Maturity Date) is not paid by Borrower within three (3) Business Days after the date on which it is due (it being acknowledged that such three (3) Business Day period is not a grace period and shall not be deemed to change the Monthly Payment Date hereof), Borrower shall pay to Lender upon demand an amount equal to the lesser of three percent (3%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgage and the other Loan Documents to the extent permitted by law.

2.3.5                     Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 2:00 p.m., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or at such other place as Lender shall from time to time designate, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

Section 2.4.                                 Prepayments.

2.4.1                     Prepayments. Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Stated Maturity Date.

2.4.2                     Defeasance.

(a)                                 Conditions to Defeasance. Provided no Event of Default has occurred and is continuing, at any time after the date which is the earlier of: (A) two (2) years after the “startup day,” within the meaning of Section 860G(a)(9) of the Code, of the final “real estate mortgage investment conduit,” established within the meaning of Section 860D of the Code, that holds any note that evidences all or any portion of the Loan or (B) May 8, 2016 (the “Defeasance Lockout Expiration Date”), Borrower shall have the right to obtain a release of the collateral for the Loan in whole, but not in part (other than the Defeasance Collateral) from the Liens of the Mortgage and the other Loan Documents upon the satisfaction of the following conditions:

(i)                              not less than thirty (30) days prior written notice shall be given to Lender specifying a date (the “Release Date”) on which the Defeasance Collateral is to be delivered, provided such notice shall be revocable at any time and for any reason by Borrower and may be adjourned on a day-to-day basis, but Borrower shall pay any actual reasonable out-of-pocket expenses incurred by Lender in connection with such revocation and/or adjournment;

(ii)                             all accrued and unpaid interest and all other sums due under the Note and under the other Loan Documents up to the Release Date if the Release Date is a Monthly Payment Date or, if the Release Date is not a Monthly Payment Date, through the next occurring Monthly Payment Date, including, without limitation, all reasonable out-of-pocket costs and expenses incurred by Lender or its agents in connection with such release (including, without limitation, the fees and expenses incurred by attorneys and accountants in connection with the review of the proposed Defeasance Collateral and the preparation of the Defeasance Security Agreement and related documentation), shall be paid in full on or prior to the Release Date; and

(iii)                              Borrower shall deliver to Lender on or prior to the Release Date:

(A)                               U.S. Obligations that provide for payments (1) on or prior to, but as close as possible to and including, all successive scheduled Monthly Payment Dates after the Release Date through the Monthly Payment Date selected by Borrower that is either the Open Prepayment Date, a Monthly Payment Date following the Open Prepayment Date or the Stated Maturity Date (as so selected by Borrower, the “Defeasance

Collateral Maturity Date”), and (2) in amounts equal to or greater than the Monthly Debt Service Payment Amount through and including any Monthly Payment Date designated by Borrower in (A)(1) above commencing on the Release Date through the Defeasance Collateral Maturity Date together with payment in full of the Outstanding Principal Balance as of the Defeasance Collateral Maturity Date (the “Defeasance Collateral”), each of which shall be duly endorsed by the holder thereof as directed by Lender or accompanied by a written instrument of transfer in form and substance reasonably satisfactory to Lender (including, without limitation, such instruments as may be required by the depository institution holding such securities to effectuate book-entry transfers and pledges through the book-entry facilities of such institution) in order to create a first priority security interest therein in favor of the Lender in conformity with all applicable state and federal laws governing granting of such security interests;

(B)                               a pledge and security agreement, in form and substance reasonably satisfactory to Lender, creating a first priority security interest in favor of Lender in the Defeasance Collateral (the “Defeasance Security Agreement”), which shall provide, among other things, that any payments generated by the Defeasance Collateral shall be paid directly to Lender and applied by Lender in satisfaction of all amounts then due and payable hereunder and any excess received by Lender from the Defeasance Collateral over the amounts payable by Borrower (or Successor Borrower, if applicable) hereunder or under the Note shall be refunded to Borrower (or Successor Borrower, if applicable) promptly after each Monthly Payment Date;

(C)                               a certificate of Borrower certifying that all of the requirements set forth in this Section 2.4.2 have been satisfied;

(D)                               an opinion of counsel for Borrower (or Defeasance Borrower, is applicable) in form and substance and delivered by counsel reasonably satisfactory to Lender opining that (subject to customary assumptions and qualifications): (1) the Defeasance Security Agreement has been duly authorized by Borrower (or Successor Borrower, as applicable), that Lender has a perfected first priority security interest in the Defeasance Collateral and that the Defeasance Security Agreement is enforceable against Borrower (or Successor Borrower, as applicable) in accordance with its terms; and (2) that any REMIC Trust formed pursuant to a Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of such defeasance;

(E)                                a Rating Agency Confirmation from each applicable Rating Agency;

(F)                                 confirmation from a firm of independent public accountants acceptable to Lender certifying that the Defeasance Collateral is sufficient to satisfy the provisions of Section 2.4.2(a)(iii)(A) above; and

(G)                               such other certificates, documents or instruments as Lender may reasonably require.

(b)                                 Successor Borrower. Upon the defeasance of the Loan under this Section 2.4.2, Borrower may, or at the option of Lender shall, assign all of its Obligations, together with the pledged Defeasance Collateral, to a successor entity designated by Borrower and approved by Lender in its reasonable discretion (in each case, the “Successor Borrower”). Such Successor Borrower shall execute an assumption agreement in form and substance reasonably satisfactory to Lender pursuant to which it shall assume Borrower’s Obligations and, unless the Successor Borrower executed and delivers the Defeasance Security Agreement, the Defeasance Security Agreement. As conditions to such assignment and assumption, Borrower or Successor Borrower shall (i) deliver to Lender an opinion of counsel in form and substance and delivered by counsel reasonably satisfactory to Lender, opining (subject to customary qualifications and assumptions) that: such assumption agreement has been duly authorized by the Successor Borrower and is enforceable against the Successor Borrower in accordance with its terms and that the Note, the Defeasance Security Agreement and the other Loan Documents, as so assumed, are enforceable against such successor entity in accordance with their respective terms, and (ii) pay all reasonable out-of-pocket costs and expenses incurred by Lender or its agents in connection with such assignment and assumption (including, without limitation, the review of the proposed transferee and the review of the assumption agreement and related documentation). In connection with a transfer of the Defeasance Collateral to the Successor Borrower, Borrower shall, as a condition to such defeasance, deliver or cause to be delivered a non-consolidation opinion in form and substance reasonably satisfactory to Lender and the Rating Agencies. Upon such assumption, Borrower shall be relieved of its Obligations hereunder, under the other Loan Documents and under the Defeasance Security Agreement other than those Obligations which expressly survive the termination, satisfaction or assignment of this Agreement or the exercise of Lender’s rights and remedies hereunder.

(c)                                  Miscellaneous. Upon the defeasance of the Loan in accordance with clauses (a) and (b) of this Section 2.4.2, Borrower shall have no further right to prepay the Note pursuant to the other provisions of this Section 2.4.2 or otherwise. Borrower shall pay any and all expenses incurred in the purchase of the Defeasance Collateral and any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Note or otherwise required to accomplish the agreements of this Section 2.4.2.

2.4.3                     Open Prepayment. Notwithstanding anything to the contrary contained herein, and provided that Borrower shall deliver to Lender a Prepayment Notice, Borrower may prepay the entire principal balance of the Note and any other amounts outstanding under the Note, this Agreement, or any of the other Loan Documents, without payment of the Prepayment Fee or any other prepayment premium, penalty or fee, on any Business Day on or after the Open Prepayment Date. If such prepayment is not made on a Monthly Payment Date, Borrower shall also pay interest that would have accrued on the principal balance of the Note to, but not including, the next Monthly Payment Date. Any Prepayment Notice may be revoked by Borrower at any time, provided Borrower reimburses Lender for any reasonable out-of-pocket costs and expenses, including reasonable attorney’s fees and disbursements, incurred directly in conjunction with preparing for the prepayment.

2.4.4                     Mandatory Prepayments. If Lender is not obligated to make Net Proceeds available to Borrower for Restoration, on the next occurring Monthly Payment Date following the date on which (a) Lender actually receives any Net Proceeds, and (b) Lender has determined that such Net Proceeds shall be applied against the Debt (to the extent that Lender is permitted to make such determination in accordance with the terms hereof), Borrower shall prepay, or authorize Lender to apply Net Proceeds as a prepayment of, the Debt in an amount equal to one hundred percent (100%) of such Net Proceeds. Except during an Event of Default, such Net Proceeds shall be applied by Lender as follows in the following order of priority: First, to all amounts (other than principal and interest) then due and payable under the Loan Documents, including any costs and expenses of Lender in connection with such prepayment); Second, accrued and unpaid interest at the Interest Rate; and Third, to principal. Notwithstanding anything herein to the contrary, no Prepayment Fee or any other prepayment premium, penalty or fee shall be due in connection with any prepayment made pursuant to this Section 2.4.4. Any partial principal prepayment under this Section 2.4.4 shall be applied to the last payments of principal due under the Loan.

2.4.5                     Prepayments After Default. If concurrently with the occurrence of an Event of Default or if an Event of Default is continuing, payment of all or any part of the Debt is tendered by Borrower, a purchaser at foreclosure or any other Person, or is otherwise recovered by Lender after acceleration of the Debt (including through application of Reserve Funds), (i) such tender or recovery shall be deemed an attempt to circumvent the prohibition against prepayment set forth herein and (ii) Borrower, such purchaser at foreclosure or other Person shall pay the Prepayment Fee, in addition to the Debt including if such tender and acceptance is not made on a Monthly Payment Date, interest that would have accrued on the Debt to, but not including, the next Monthly Payment Date. Notwithstanding anything to the contrary contained herein or in any other Loan Document, any prepayment of the Debt made concurrently with the occurrence of an Event of Default or while an Event of Default is continuing shall be applied to the Debt in such order and priority as may be determined by Lender in its sole discretion.

Section 2.5.                                 Release of Property.

2.5.1                     Release Upon Defeasance.

(a)                                 If Borrower has elected to obtain a release of the collateral for the Loan (other than the Defeasance Collateral) pursuant to Section 2.4.2 and the requirements of Section 2.4.2 have been satisfied, the collateral (other than the Defeasance Collateral) shall be released from the Liens of the Mortgage and the other Loan Documents, and the Defeasance Collateral pledged pursuant to the Defeasance Security Agreement shall constitute the only collateral which shall secure the Note and all other Obligations. In connection with the release of the Lien, Borrower shall submit to Lender, not less than twenty (20) days prior to the Release Date, a release of Lien (and related Loan Documents) for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Property is located. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements and (ii) will effect such release in accordance with the terms of this Agreement. Borrower shall pay all reasonable out-

of-pocket costs, taxes and expenses associated with the release of the Liens of the Mortgage and the other Loan Documents, including Lender’s reasonable attorneys’ fees. Borrower (or the Successor Borrower, if applicable), pursuant to the Defeasance Security Agreement, shall authorize and direct that the payments received from Defeasance Collateral be made directly to Lender and applied to satisfy the Obligations, including payment in full of the Outstanding Principal Balance as of the Defeasance Collateral Maturity Date.

(b)                                 If Borrower advises Lender that it desires to defease the Note in a manner which will permit the assignment of the Note and the Mortgage to any Person designated by Borrower (the “Designated Purchaser”) in order to preserve mortgage recording tax or to legally avoid the payment of any other taxes, Borrower and Lender shall effect such proposed assignment in the following manner: Lender shall assign the Note and the Mortgage, each without recourse, covenant or warranty of any nature, express or implied (except representations that Lender owns the Note and Mortgage free of any liens and encumbrances and has the authority to effect the assignment), to the Designated Purchaser, provided that Borrower (i) has executed and delivered to the Designated Purchaser a new note to be secured by the Defeasance Collateral pursuant to the security agreement between Borrower and the Designated Purchaser (such new note to have the same term, interest rate, unpaid principal balance and all other material terms and conditions of the Note, except that the New Note shall be secured only by the Defeasance Collateral), which new note, together with the defeasance security agreement and the rights of such new lender in and to the Defeasance Collateral, shall be assigned by such new lender to Lender simultaneously with the assignment of the Note and the Mortgage by Lender, and (ii) has complied with all other provisions of Section 2.4 and this Section 2.5 to the extent not inconsistent with this subsection 2.5.1(b). In addition, any such assignment shall be conditioned on the following: (A) the payment by Borrower of the reasonable out-of-pocket expenses of Lender incurred in connection therewith, including Lender’s reasonable attorneys’ fees and disbursements; (B) prior to the assignment of the new note to Lender, the Designated Purchaser shall not materially modify the Note such that it shall be treated as a new loan for federal tax purposes; (C) such an assignment is not then prohibited by any federal, state or local law, rule, regulation, order or by any other governmental authority; (D) such assignment and the actions described above do not constitute a prohibited transaction for any REMIC Trust then holding the Loan and will not disqualify such REMIC Trust as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of such assignment and the defeasance of the Note, and an opinion of counsel to Borrower in form and substance, and delivered by counsel, that would be reasonably acceptable to a prudent lender to that effect are delivered to Lender; and (E) Borrower shall provide such other opinions, items, information and documents which a prudent lender would reasonably require to effectuate such assignment, provided that none of the foregoing shall impose greater obligations (other than to a de minimis extent) or liabilities on Borrower or reduce Borrower’s rights under the Loan Documents (other than to a de minimis extent) from those otherwise provided for herein. Borrower shall be responsible for all mortgage recording taxes, recording fees and other charges payable in connection with any such assignment. Lender agrees that the assignment of the Note and the Mortgage to the new lender and the assignment of the new note, the Defeasance Collateral and the defeasance security agreement by the new lender to Lender shall be accomplished by an escrow closing conducted through an escrow agent reasonably satisfactory to Lender and pursuant to an escrow agreement reasonably satisfactory to Lender in form and substance. Notwithstanding the foregoing, Lender reserves the right to impose different requirements or procedures on such an assignment of the Note and the Mortgage in order to accommodate any applicable Legal Requirements at the time of such defeasance if a reasonably prudent Lender would impose such requirements or procedures, provided that none of the foregoing shall impose greater obligations or liabilities on Borrower (other than to a de minimis extent) or reduce Borrower’s rights under the Loan Documents (other than to a de minimis extent) from those otherwise provided for herein.

2.5.2                                                                    Release on Payment in Full.

(a)                                 Lender shall, upon the written request, upon payment in full of the Debt in accordance with the terms and provisions of the Loan Documents, release the Lien of the Mortgage. In connection with the release of the Lien, Borrower shall submit to Lender, not less than ten (10) days prior to the Repayment Date, a release of Lien (and related Loan Documents) for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Property is located. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such release in accordance with the terms of this Agreement. Borrower shall pay all out-of-pocket costs, taxes and expenses associated with the release of the Lien of the Mortgage, including the Lender’s reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred in connection with same.

(b)                                 Notwithstanding the foregoing, if Borrower advises Lender that it desires to effectuate the consequences to Lender of a repayment or prepayment in a manner which will permit the assignment of the Note and the Mortgage to a new lender providing the repayment or prepayment funds, then Lender shall (i) assign the Mortgage and all of the other Loan Documents to any Person designated by Borrower, which assignment documents shall be in recordable form (but without representation or warranty by, or recourse to, Lender, except representations that Lender owns the Note and Mortgage free of any liens and encumbrances and has the authority to effect the assignment), (ii) deliver to or as directed by Borrower the originally executed Note and all originally executed other notes which may have been consolidated, amended and/or restated in connection with the execution of the Note or, with respect to any note where the original has been lost, destroyed or mutilated, a lost note affidavit for the benefit of the assignee lender and the title insurance company insuring the Mortgage, as assigned, in form sufficient to permit such title insurance company to insure the lien of the Mortgage as assigned to and held by the assignee without exception for any matter relating to the lost, destroyed or mutilated note, (iii) execute and deliver an allonge with respect to the Note and any other note(s) as described in the preceding clause (ii) above without recourse, covenant or warranty of any nature, express or implied (except as to the outstanding principal balance of the Loan and that Lender owns the Note and Security Instrument free of any liens and encumbrances and has the authority to execute and deliver the allonge), (iv) deliver the original executed Mortgage or a certified copy of record, and (v) execute and deliver such other instruments of conveyance, assignment, termination, severance and release (including appropriate UCC-3 termination statements) in recordable form as may reasonably be requested by Borrower to evidence such assignment. All reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with the foregoing shall be paid by Borrower, provided that in no event shall Borrower be required to pay any fee or premium to the Lender or the Servicer in connection therewith.

III.                              REPRESENTATIONS AND WARRANTIES

Section 3.1.                                 Borrower Representations. Borrower represents and warrants to Lender that, except to the extent (if any) disclosed on Schedule IV hereto with reference to a specific subsection of this Section 3.1:

3.1.1                     Organization; Special Purpose. Borrower has been duly organized and is validly existing and in good standing with full power and authority to own its assets and conduct its business, and is duly qualified and in good standing in the jurisdiction in which the Property is located, and Borrower has taken all necessary limited liability company action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents by it, and has the power and authority to execute and deliver, and perform its obligations, under this Agreement and the other Loan Documents. Borrower complies with the definition of Special Purpose Bankruptcy Remote Entity.

3.1.2                     Proceedings; Enforceability. This Agreement and the other Loan Documents have been duly authorized, executed and delivered by Borrower and constitute a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower or Guarantor including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar “creditors rights laws”, and by general principles of equity and an implied covenant of good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law)), and neither Borrower nor Guarantor has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

3.1.3                     No Conflicts. The execution and delivery of this Agreement and the other Loan Documents by Borrower and the performance of its Obligations hereunder and thereunder will not conflict with any provision of any law or regulation to which Borrower is subject, or conflict with, result in a material breach of, or constitute a material default under, any of the terms, conditions or provisions of any of Borrower’s organizational documents or any agreement or instrument to which Borrower is a party or by which it is bound, or any order or decree applicable to Borrower, or result in the creation or imposition of any Lien on any of Borrower’s assets or property (other than pursuant to the Loan Documents).

3.1.4                     Litigation. There is no action, suit, proceeding or investigation pending or, to Borrower’s knowledge, threatened against Borrower, Manager or the Property in any court or by or before any other Governmental Authority which, if adversely determined, would reasonably be expected to result in a Material Adverse Effect.

3.1.5                     Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which would reasonably be expected to result in, or does result in, a Material Adverse Effect. Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted

Encumbrance or any other agreement or instrument to which it is a party or by which it or the Property is bound, except where such default would not reasonably be expected to result in, and does not result in, a Material Adverse Effect.

3.1.6                     Consents. No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by Borrower of, or compliance by Borrower with, this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby, other than those which have been obtained by Borrower.

3.1.7                     Property; Title.

(a) Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property and good title to the balance of the Property owned by it, free and clear of all Liens whatsoever except the Liens permitted hereunder (including Permitted Encumbrances). The Mortgage, when properly recorded in the appropriate records (and all appropriate recording costs, taxes and fees (if any) are paid), together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) a valid, first priority, perfected Lien on Borrower’s interest in the Property, subject only to Permitted Encumbrances, and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty owned by Borrower (including the Leases), all in accordance with the terms thereof, in each case subject only to the Liens permitted hereunder (including the Permitted Encumbrances). To Borrower’s knowledge, there are no mechanics’, materialman’s or other similar Liens or claims which have been filed for work, labor or materials affecting the Property which are or may be Liens prior to, or equal priority with, the Lien of the Mortgage, except for such Liens as are permitted hereunder (including the Permitted Encumbrances). None of the Permitted Encumbrances, individually or in the aggregate, (a) materially interfere with the benefits of the security intended to be provided by the Mortgage and this Agreement or (b) result in or constitute a Material Adverse Effect.

(b)                                 All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid under applicable Legal Requirements in connection with the Property have been paid or are being paid simultaneously herewith. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including the Mortgage, have been paid or are being paid simultaneously herewith. All Taxes and Other Charges due and owing in respect of the Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder or are insured against by the Title Insurance Policy.

(c)                                  The Property is comprised of one (1) or more parcels which constitute separate tax lots and do not constitute a portion of any other tax lot not a part of the Property.

(d)                                 No Condemnation has been commenced or, to Borrower’s knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

(e)                                  To Borrower’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

3.1.8                     ERISA; No Plan Assets. As of the date hereof and throughout the Term (i) Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, (ii) none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, (iii) Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (iv) transactions by or with Borrower are not and will not be subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans.

3.1.9                     Compliance. Except as described in the PZR Report or the Property Condition Report, Borrower and the Property (including, but not limited to the Improvements) and the use thereof comply in all respects with all applicable Legal Requirements, including parking, building and zoning and land use laws, ordinances, regulations and codes the noncompliance of which would reasonably be expected to result in, or does result in, a Material Adverse Effect. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which would reasonably be expected to result in, or does result in, a Material Adverse Effect. To Borrower’s knowledge, Borrower has not committed any act which may give any Governmental Authority the right to cause Borrower to forfeit the Property or any part thereof or any monies paid in performance of Borrower’s Obligations under any of the Loan Documents. The Property is used exclusively as a retail shopping center and for other appurtenant and related uses. Except as described in the PZR Report, in the event that all or any part of the Improvements are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits. To Borrower’s knowledge and except as described in the PZR Report or the Property Condition Report, no legal proceedings are pending or threatened with respect to the zoning of the Property and neither the zoning nor any other right to use or operate the Property is in any way dependent upon or related to any property other than the Property. All certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required of Borrower for the legal use, occupancy and operation of the Property for its current use (collectively, the “Licenses”), have been obtained and are in full force and effect, except to the extent the failure to have such Licenses would not reasonably be expected to result in, and does not result in, a Material Adverse Effect. The use being made of the Property is in conformity with the certificate of occupancy issued for the Property and all other restrictions, covenants and conditions affecting the Property, except for such non-compliance that would not reasonably be expected to result in, or does not result in, a Material Adverse Effect.

3.1.10              Financial Information. All financial data, including operating statements, statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of the Property as of the date of such reports in all material respects, and (iii) the operating statements and statements of cash flow and income and operating expense have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Borrower does not have contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower, and there are no legal proceedings pending, in each case which are reasonably likely to have a Material Adverse Effect, except in each instance as referred to or reflected in said financial statements as required to be disclosed under GAAP. Since the date of the financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower or the Property from that set forth in said financial statements.

3.1.11              Easements; Utilities and Public Access. All easements, cross easements, licenses, air rights and rights-of-way or other similar property interests (collectively, “Easements”), if any, necessary for the utilization of the Improvements for their intended purposes have been obtained and are in full force and effect without default thereunder, except to the extent the failure to obtain such Easements or a default in respect of same would not reasonably be expected to have, and does not have, a Material Adverse Effect. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. All public utilities necessary or convenient to the existing use of the Property are located in the public right-of-way abutting the Property or in recorded Easements serving the Property, which Easements are set forth in the Title Insurance Policy.

3.1.12              Assignment of Leases. The Assignment of Leases creates a valid assignment of, or a valid security interest in, Borrower’s rights under the Leases, subject only to a license granted to Borrower to exercise certain rights and to perform certain obligations of the lessor under the Leases, including the right to operate the Property. Borrower has not assigned the Leases or any portion of the Rents due and payable or to become due and payable thereunder to any Person other than Lender, except for the assignment of leases and rents being terminated as of the Closing Date.

3.1.13              Insurance. Borrower has obtained and has delivered to Lender certificates of insurance evidencing all of the Policies, with all premiums paid as due thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. Neither Borrower nor, to Borrower’s knowledge, any other Person, has done, by act or omission, anything which would impair the coverage of any of the Policies.

3.1.14              Flood Zone. Except as shown on the Survey, none of the Improvements on the Property are located in an area identified by the Federal Emergency Management Agency as a special flood hazard area.

3.1.15              Physical Condition. To Borrower’s knowledge and except as may be expressly set forth in the Physical Conditions Report: (i) the Property, including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; and (ii) there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would reasonably be expected to materially and adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

3.1.16              Boundaries. Except as disclosed in the Survey, the Title Insurance Policy or the PZR Reports, all of the Improvements lie wholly within the boundaries and building restriction lines of the Land, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances upon the Land encroach upon any of the Improvements, so as to materially and adversely affect the marketability of the Property.

3.1.17              Leases. The rent roll attached hereto as Schedule I is true, complete and correct in all material respects and the Property is not subject to any Leases other than the Leases described in Schedule I and Leases with temporary Tenants or Leases that relate solely to storage space which are set forth on Schedule XI. Borrower is the owner and lessor of landlord’s interest in the Leases. No Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases. Except as set forth on Schedule IV hereto or in the estoppel certificates delivered to Lender in connection with the closing of the Loan, the Leases identified on Schedule I are in full force and effect and there are no material defaults thereunder by either party beyond any applicable notice or cure period, and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. The copies of the Leases delivered to Lender are true and complete, and there are no oral agreements with respect thereto. Except as set forth on Schedule IV hereto or in the estoppel certificates delivered to Lender in connection with the closing of the Loan, no Rent (including security deposits) has been paid more than one (1) month in advance of its due date. Except as set forth on Schedule IV hereto or in the estoppel certificates delivered to Lender in connection with the closing of the Loan, to Borrower’s knowledge, all work to be performed by Borrower under each Lease has been performed as required and has been accepted by the applicable Tenant. Except as set forth on Schedule IV hereto and except as disclosed in the estoppel certificates delivered to Lender in connection with the closing of the Loan, any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any Tenant under a Lease has already been received by such Tenant. Except as set forth on Schedule IV hereto or in the estoppel certificates delivered to Lender in connection with the closing of the Loan, each Tenant under each Lease have accepted possession of and is in occupancy of all of its respective space demised under its Lease and has commenced the payment of full, unabated rent under its Lease. Borrower has delivered to Lender a true, correct and complete list of all security deposits made by Tenants at the Property which have not been applied (including accrued interest thereon), all of which are held by Borrower in accordance with the terms of the applicable Lease and applicable Legal Requirements. Except as set forth on Schedule IV hereto, to Borrower’s knowledge, no Tenant under a Lease is the subject of bankruptcy or reorganization proceedings. Except for the Solar Panel Equipment Lease and the Master Leases, no Tenant under any Lease (or any sublease) is an Affiliate of Borrower. Except as set forth on Schedule IV hereto and except as disclosed in the estoppel certificates delivered to Lender in connection with the closing of the Loan, there are no brokerage fees or commissions due and payable in connection with the leasing of space at the Property and no such fees or commissions will become due and payable in the future in connection with the Leases, including by reason of any extension of such Lease or expansion of the space leased thereunder. Borrower has not sold, transferred, assigned, hypothecated or pledged any Lease or the Rents received therefrom, except for those which are no longer in effect and except to Lender pursuant to the Loan Documents. Except as set forth on Schedule IV hereto and except as disclosed in the estoppel certificates delivered to Lender in connection with the closing of the Loan, to Borrower’s knowledge, no Tenant under any Lease has assigned its Lease or sublet all or any portion of the premises demised thereby and no such Tenant holds its leased premises under assignment or sublease. Except as set forth on Schedule IV hereto and except as disclosed in the estoppel certificates delivered to Lender in connection with the closing of the Loan, no Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part.

3.1.18              Tax Filings. To the extent required, Borrower has filed (or has obtained effective extensions for filing) all material federal, state, commonwealth, district and local tax returns required to be filed and has paid or made adequate provision for the payment of all material federal, state, commonwealth, district and local taxes, charges and assessments payable by Borrower. Borrower’s tax returns (if any) properly reflect the income and taxes of Borrower for the periods covered thereby, subject only to reasonable adjustments permitted by the Internal Revenue Service or other applicable tax authority upon audit.

3.1.19              No Fraudulent Transfer. Borrower (i) has not entered into the transaction or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and (ii) received reasonably equivalent value in exchange for its Obligations under the Loan Documents. After giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is, and immediately following the making of the Loan, will be, greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of the obligations of Borrower). No petition in bankruptcy has been filed by Borrower and Borrower has not ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Borrower is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or properties, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it.

3.1.20              Federal Reserve Regulations. No part of the proceeds of the Loan will be used by Borrower for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would violate Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

3.1.21              Organizational Chart. The organizational chart attached as Schedule III, relating to Borrower and certain Affiliates, is true, complete and correct on and as of the date hereof. No Person other than those Persons shown on Schedule III and their respective owners have any ownership interest in, or right of control, directly or indirectly, in Borrower.

3.1.22              Organizational Status. Borrower’s exact legal name is as set forth in the introductory paragraph to this Agreement. Borrower is a limited liability company, and the jurisdiction in which Borrower is organized is: Delaware. Borrower’s Tax I.D. number is: 46-2202003 and Borrower’s Organizational I.D. number is: 5298483.

3.1.23              Bank Holding Company. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

3.1.24              No Casualty. The Improvements have suffered no material casualty or damage which has not been fully repaired and the cost thereof fully paid.

3.1.25              Purchase Options. Neither Borrower nor, to Borrower’s knowledge, any other Person, has granted any purchase option, right of first refusal, right of first offer or other similar right in favor of third parties with respect to the Property.

3.1.26              FIRPTA. Borrower is not a “foreign person” within the meaning of Sections 1445 or 7701 of the Code.

3.1.27              Investment Company Act. Borrower is not (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other United States federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

3.1.28              Fiscal Year. Each fiscal year of Borrower commences on January 1.

3.1.29              Other Debt. Borrower has no Indebtedness, other than Permitted Encumbrances and Permitted Indebtedness.

3.1.30              Intentionally Omitted.

3.1.31              Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances in which they were made, except that the foregoing statement shall be qualified by “to Borrower’s knowledge” to the extent any statements herein are so qualified. There is no material fact presently known to Borrower which has not been disclosed to Lender which would reasonably be expected to result in, or has resulted in, a Material Adverse Effect.

3.1.32              Intentionally Omitted.

3.1.33              Intentionally Omitted.

3.1.34              REA. With respect to each REA, (a) each REA is in full force and effect and has not been amended, restated, replaced or otherwise modified (except, in each case, as expressly set forth herein), (b) to Borrower’s knowledge, there are no material defaults under any REA by any party thereto, (c) all material sums due and payable by Borrower under each REA have been paid in full, and (d) to Borrower’s knowledge, no party to any REA has commenced any action or given or received any notice for the purpose of terminating any REA. Borrower has completed all construction contemplated to be performed with respect to the Property pursuant to that certain Construction Easement Agreement between Vornado Bergen Mall LLC and Vornado Bergen East LLC dated March 19, 2008 and recorded April 17, 2008 in Deed Book 9527 page 172.

3.1.35              Illegal Activity. No portion of the Property has been or will be purchased with proceeds of any illegal activity.

Section 3.2.                                 Survival of Representations. The representations and warranties set forth in Section 3.1 and elsewhere in this Agreement and the other Loan Documents shall (i) survive until the Obligations have been paid and performed in full and (ii) be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

IV.                               BORROWER COVENANTS

Until the end of the Term, Borrower hereby covenants and agrees with Lender that:

Section 4.1.                                 Payment and Performance of Obligations. Borrower shall pay and otherwise perform the Obligations in accordance with the terms of this Agreement and the other Loan Documents.

Section 4.2.                                 Due on Sale and Encumbrance; Transfers of Interests. Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its general partners and managing members, as applicable, and principals of Borrower in owning and operating properties such as the Property in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Property as a means of maintaining the value of the Property as security for repayment of the Debt and the performance of the Other Obligations. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Property so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Other Obligations, Lender can recover the Debt by a sale of the Property. Therefore, except as permitted in this Agreement or the other Loan Documents, without the prior written consent of Lender, neither Borrower nor any other Person having a direct or indirect ownership or beneficial interest in Borrower shall sell, convey, mortgage, grant, bargain, encumber, pledge, assign or transfer the Property or any part thereof, or any interest, direct or indirect, in Borrower, whether voluntarily or involuntarily (a “Transfer”). A Transfer within the meaning of this Section 4.2 shall be deemed to include (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower for the leasing of all or a substantial part of the Property for any purpose other than the actual occupancy by a space Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if Borrower, its sole member or any general partner, managing member or controlling shareholder of Borrower or its sole member is a corporation, the voluntary or involuntary sale, conveyance or transfer of such corporation’s stock (or the stock of any corporation directly or indirectly controlling such corporation by operation of law or otherwise)

or the creation or issuance of new stock; (iv) if Borrower, its sole member or any general partner, managing member or controlling shareholder of Borrower or its sole member is a limited or general partnership, joint venture or limited liability company, the change, removal, resignation or addition of a general partner, managing partner, limited partner, joint venturer or member or the transfer of the partnership interest of any general partner, managing partner or limited partner or the transfer of the interest of any joint venturer or member; and (v) any pledge, hypothecation, assignment, transfer or other encumbrance of any direct or indirect ownership interest in Borrower.

Section 4.3.                                 Liens. Subject to Borrower’s contest rights as set forth in this Section 4.3, Borrower shall discharge any Lien on any portion of the Property, except for the Permitted Encumbrances and except as otherwise permitted in this Agreement or the other Loan Documents, within sixty (60) days after Borrower receives written notice of the filing of such Lien. Notwithstanding the foregoing, Borrower, at its own expense, may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Liens, provided that (i) no Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in reasonable danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall, as required upon final determination thereof, pay the amount of any such Liens, together with all costs, interest and penalties which may be payable in connection therewith; (v) only if collateral is not required to be posted in connection with such proceeding, in the case of Liens in excess of $3,000,000, individually or in the aggregate (the “Contest Threshold”), to insure the payment of such Liens during the term of such contest, Borrower shall deliver to Lender either (A) cash, cash equivalents, a Letter of Credit, a guaranty from a Qualified Guarantor or other security as may be reasonably approved by Lender, in an amount equal to one hundred ten percent (110%) of the contested amount over the Contest Threshold or (B) an amount equal to one hundred percent (100%) of the contested amount from a surety acceptable to Lender in its reasonable discretion, (vi) failure to pay such Liens will not subject Lender to any civil liability (other than fines which Borrower promptly pays in full) or criminal liability, (vii) such contest shall not materially adversely affect the ownership, use or occupancy of the Property, and (viii) Borrower shall keep Lender informed of the status of such proceedings at reasonable intervals and, if requested by Lender, confirm to Lender the continuing satisfaction of the conditions set forth in clauses (i) through (vii) of this Section 4.3. After five (5) Business Days’ notice to Borrower, Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is finally established by the Governmental Authority authorized to make such determination or the Property (or any part thereof or interest therein) shall be in immediate danger of being sold, forfeited, terminated, cancelled or lost or there shall be any immediate danger of the Lien of the Mortgage being primed by any related Lien.

Section 4.4.                                 Special Purpose. Without in any way limiting the provisions of this Article IV, Borrower shall at all times comply with the requirements set forth in the definition of “Special Purpose Bankruptcy Remote Entity”. Borrower shall not (i) directly or indirectly make any change, amendment or modification to any of the “Special Purpose Provisions” as defined in and set forth in its organizational documents without the prior written consent of Lender and the receipt of Rating Agency Confirmation, or (ii) otherwise take any action which would result in Borrower not being a Special Purpose Bankruptcy Remote Entity.

Section 4.5.                                 Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence and all rights, licenses, permits and franchises necessary to comply with all Legal Requirements applicable to it and the Property, except for such failure or noncompliance as would not reasonably be expected to, and does not, result in a Material Adverse Effect.

Section 4.6.                                 Taxes and Other Charges. Subject to Borrower’s contest rights as set forth in this Section 4.6, Borrower shall pay all Taxes and Other Charges now or hereafter levied, assessed or imposed prior to the date the same shall become delinquent and shall promptly furnish to Lender receipts for the payment of the Taxes and the Other Charges (provided, however, that Borrower need not pay Taxes directly nor furnish such receipts for payment of Taxes to the extent that funds to pay for such Taxes have been deposited into the Tax Account pursuant to Section 6.3). Notwithstanding the foregoing, Borrower, at its own expense, may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in reasonable danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall, as required upon final determination thereof, pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of Taxes or Other Charges from the Property; (vi) in the case of Taxes or Other Charges above the Contest Threshold, Borrower shall deposit with Lender cash, cash equivalents, a Letter of Credit, a guaranty from a Qualified Guarantor or other security as may be reasonably approved by Lender, in an amount equal to one hundred ten percent (110%) of the contested amount (together with all interest and penalties thereon) over the Contest Threshold, to insure the payment of any such Taxes or Other Charges during such contest, (vii) failure to pay such Taxes or Other Charges will not subject Lender to any civil liability (other than fines which Borrower promptly pays in full) or criminal liability, (viii) such contest shall not materially adversely affect the ownership, use or occupancy of the Property, and (ix) Borrower shall keep Lender informed of the status of such proceedings at reasonable intervals and, if requested by Lender, confirm to Lender the continuing satisfaction of the conditions set forth in clauses (i) through (vii) of this Section 4.6. After five (5) Business Days’ notice to Borrower, Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is finally established by the Governmental Authority authorized to make such determination or the Property (or any part thereof or interest therein) shall be in immediate danger of being sold, forfeited, terminated cancelled or lost or there shall be any immediate danger of the Lien of the Mortgage being primed by any related Lien.

Section 4.7.                                 Litigation. Borrower shall give prompt notice to Lender of any litigation or governmental proceedings pending or, to Borrower’s knowledge, threatened against the Property or Borrower which would, if adversely determined, reasonably be expected to result in a Material Adverse Effect.

Section 4.8.                                 Title to the Property. Borrower shall warrant and defend (a) its title to the Property and every part thereof, subject only to Permitted Encumbrances and (b) the validity and priority of the Lien of the Mortgage, the Assignment of Leases and this Agreement on the Property, subject only to Permitted Encumbrances and other Liens expressly permitted pursuant to the terms of the Loan Documents, in each case against the claims of all Persons whomsoever.

Section 4.9.                                 Financial Reporting.

4.9.1                     Generally. Borrower shall keep and maintain, or will cause to be kept and maintained, on an annual basis, proper and accurate books and records, in accordance with GAAP, reflecting the business and financial affairs of Borrower. Lender shall have the right at reasonable times during normal business hours upon reasonable advance notice to Borrower to examine such books and records at the office of Borrower or other Person maintaining such books and records and to make such copies or extracts thereof as Lender may reasonably request.

4.9.2                     Quarterly/Monthly Reports. Not later than forty-five (45) days following the end of each fiscal quarter (commencing with the first (1st) quarter of 2013), Borrower shall deliver to Lender:

(i)                          unaudited financial statements, internally prepared in accordance with GAAP including a balance sheet and profit and loss statement as of the end of such quarter and for the corresponding quarter of the previous year, and a statement of revenues and expenses for the year to date, a statement of operations for such fiscal quarter, and a comparison of the year to date results with (i) the results for the same period of the previous year, and (ii) the Annual Budget for such period and the Fiscal Year. Such statements for each quarter shall be accompanied by an Officer’s Certificate certifying to the best of the signer’s knowledge, (A) that such statements fairly represent the financial condition and results of operations of Borrower in all material respects, (B) that as of the date of such Officer’s Certificate, no Event of Default exists under this Agreement, the Note or any other Loan Document or, if so, specifying the nature and status of each such Event of Default and the action then being taken by Borrower or proposed to be taken to remedy such Event of Default and (C) that as of the date of each Officer’s Certificate, no litigation exists involving Borrower or the Property that would reasonably be expected to have a Material Adverse Effect. Such financial statements shall contain such other information as shall be reasonably requested by Lender for purposes of calculations to be made by Lender pursuant to the terms hereof;

(ii)                               a rent roll for the Property, dated as of the last month of such fiscal quarter, showing the current annualized rent for the Property (as of the date of such rent roll), and the expiration date of each Lease. Such rent roll shall be accompanied by an Officer’s Certificate certifying that such rent roll is true, correct and complete in all material respects as of its date and stating whether Borrower, within the past three (3) months, has issued a notice of default with respect to any Lease which has not been cured and the nature of such default;

(iii)                            copies of any Lease, or any Lease renewal, modification, amendment or modification executed during such fiscal quarter; and

(iv)                           a summary report containing each of the following with respect to the Property for the most recently completed calendar month or quarter (as applicable):

(A) aggregate sales by tenants under Leases or other occupants of the Property, to the extent the same have been provided to Borrower by such tenants or other occupants under their respective Leases, (B) rent per square foot payable by each such tenant or occupant, (C) aggregate occupancy of the Property and (D) a tenant aging and receivables report.

4.9.3                     Annual Reports. Not later than one hundred five (105) days after the end of each Fiscal Year of Borrower’s operations (commencing on the Fiscal Year ending December 31, 2013), Borrower shall deliver to Lender:

(i)                          audited financial statements certified by an Independent Accountant in accordance with GAAP, covering the Property, including a balance sheet as of the end of such Fiscal Year, a statement of operations for the year and stating in comparative form the figures for the previous Fiscal Year, as well as a profit and loss statement and occupancy statistics for the Property. Such annual financial statements shall be accompanied by an Officer’s Certificate in the form required pursuant to Section 4.9.2(i) above; and

(ii)                               an annual summary of any and all Capital Expenditures made at the Property during the prior twelve (12) month period.

4.9.4                     Other Reports.

(a)                                 At any time that the Manager is not an Affiliate of Borrower, Borrower shall deliver to Lender, within ten (10) Business Days of the receipt thereof by Borrower, a copy of all reports prepared by Manager pursuant to the Management Agreement, including, without limitation, the Annual Budget and any inspection reports.

(a)                                 Borrower shall, within ten (10) Business Days after written request by Lender or such longer period as reasonably required to produce the same, if all or part of the Loan is being or has been included in a Securitization, by the Rating Agencies, furnish or cause to be furnished to Lender and, if applicable, the Rating Agencies, in such manner and in such detail as may be reasonably requested by Lender or the Rating Agencies, such reasonable additional information as may be reasonably requested with respect to the Property.

(b)                                 Borrower shall submit to Lender the financial data and financial statements required (if any), and within the time periods, under clauses (f) and (g) of Section 9.1.

4.9.5                     Annual Budget.

(a)                                 Provided no Trigger Period has occurred and is continuing, Borrower shall provide to Lender, for informational purposes, no later than sixty (60) days following the end of the prior Fiscal Year (commencing with the Fiscal Year ending December 31, 2013) the Annual Budget for the current Fiscal Year; provided, however, that, if any Trigger Period commences, Borrower shall deliver to Lender an Annual Budget for Lender’s review and approval (which approval shall not be unreasonably withheld, conditioned or delayed) within thirty (30) days of the commencement of such Trigger Period. During the continuance of a Trigger Period, Lender shall have the right to approve each Annual Budget, including extraordinary operating expenses and Capital Expenditures (which approval shall not be unreasonably withheld, conditioned or delayed). Annual Budgets delivered to Lender (other than during the continuance of a Trigger Period) or approved by Lender during the continuance of a Trigger Period shall hereinafter be referred to as an “Approved Annual Budget”, any such extraordinary operating expenses approved by Lender pursuant to this Section 4.9.5(a) shall hereinafter be referred to as “Approved Extraordinary Expenses”. During the continuance of a Trigger Period, until such time that any Annual Budget has been approved by Lender, the prior Approved Annual Budget shall apply for all purposes hereunder (with such adjustments as necessary to reflect actual increases in Taxes, Insurance Premiums, utilities expenses and other non-discretionary items). During the continuance of a Trigger Period, neither Borrower nor Manager shall change or modify the Annual Budget that has been approved by Lender without the prior written consent of Lender (which consent shall not be unreasonably withheld, conditioned or delayed).

Notwithstanding anything to the contrary contained in this Section 4.9.5, whenever Lender’s approval or consent is required pursuant to the provisions of this Section 4.9.5, Lender shall have ten (10) Business Days from receipt of written request and all reasonably requested information and documentation relating thereto in which to approve or disapprove such matter, provided that such request to Lender is marked at the top in bold lettering with the following language: “THIS IS A REQUEST FOR APPROVAL OF A BUDGET. LENDER’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER AND FAILURE OF LENDER TO RESPOND SHALL RESULT IN LENDER’S CONSENT BEING DEEMED TO HAVE BEEN GRANTED” and the envelope containing the request must be marked “PRIORITY”. Borrower shall provide Lender with such information and documentation as may be reasonably required by Lender to evaluate such request. In the event that Lender fails to grant or withhold its approval and consent to such matter within such ten (10) Business Day period (and, in the case of a withholding of consent, stating the grounds therefor in reasonable detail, it being understood that a request for such additional information and documentation shall be deemed to be acceptable grounds), then provided no Event of Default is continuing, Lender’s approval and consent shall be deemed to have been granted.

Section 4.10.                          Access to Property. Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof during normal business hours upon reasonable advance notice (which may be given by email or telephonically), subject to the rights of Tenants under Leases and Borrower’s usual and customary safety requirements and accompanied by a representative of Borrower.

Section 4.11.                          Leases.

4.11.1              Generally. Upon reasonable request, Borrower shall furnish Lender with executed copies of all Leases then in effect.

4.11.2              Approvals.

(a)                                 Any Major Lease and any renewals, material amendments or material modifications of a Major Lease (other than those which are expressly permitted under such Lease pursuant to a right of the Tenant thereunder not requiring the consent of Borrower) shall be subject to Lender’s approval (which approval shall not be unreasonably withheld, delayed or conditioned). Any Lease and any renewals, amendments or modifications of a Lease (other than any renewal, amendment or material modification to a Major Lease) that meets the following requirements may be entered into by Borrower without Lender’s prior consent: (i) provides for prevailing market-rate terms, (ii) unless a subordination, non-disturbance and attornment agreement is delivered pursuant to this Section 4.11.2, provides that such Lease is subordinate to the Mortgage and the Assignment of Leases and that the Tenant thereunder will attorn to Lender and any successor landlord, and (iii) is written substantially in accordance with the Standard Form of Lease which has been approved by Lender on or prior to the Closing Date and attached hereto as Exhibit D or any replacement, modification or amendment to such Standard Form of Lease which has been reasonably approved by Lender pursuant to the terms of this Section 4.11.2 (subject to any commercially reasonable changes made in the course of negotiations with the applicable Tenant). All other Leases (including Major Leases) and all renewals, material amendments and material modifications thereof executed after the date hereof shall be subject to Lender’s prior approval (which approval shall not be unreasonably withheld, delayed or conditioned).

(b)                                 Borrower shall not permit or consent to any assignment or sublease of any Major Lease that has the effect of releasing the assigning or subletting Tenant from its obligations under the Lease, without Lender’s prior written approval (other than assignments or subleases expressly permitted under any Major Lease pursuant to a right of the Tenant thereunder not requiring the consent of Borrower). Lender shall enter into, and, if required by applicable law in order to provide constructive notice or if requested by any Tenant, record in the county where the Property is located, a subordination, non-disturbance and attornment agreement, in form and substance substantially similar to the form attached hereto as Exhibit F (with such changes to such form as are commercially reasonable and as otherwise reasonably approved by Lender pursuant to this Section 4.11.2, or, if the Tenant is a national retailer or major regional retailer, on such Tenant’s standard form if reasonably approved by Lender, each a “Non-Disturbance Agreement”), with any Tenant entering into a New Lease or a modification of a Lease for which Lender’s prior written consent has been obtained or deemed obtained, or for which Lender’s prior written consent was not required, within ten (10) Business Days after written request therefor by Borrower. All reasonable third party costs and expenses incurred by Lender in connection with the negotiation, preparation, execution, delivery and recordation of any Non-Disturbance Agreement, including, without limitation, reasonable attorneys’ fees and disbursements, shall be paid by Borrower.

(c)                                  Borrower shall have the right, without the consent or approval of Lender, to terminate or accept a surrender of any Lease so long as such termination or surrender is (i) by reason of a Tenant monetary default beyond any applicable notice and grace periods or (ii) Borrower is simultaneously replacing such terminated or surrendered Lease with a Lease that is either (A) approved or deemed approved by Lender (such approval not to be unreasonably withheld, delayed or conditioned) or (B) complies in all respects with the requirements forth in Section 4.11.2(a) above and Lender’s approval thereof is not required thereunder or (iii) of the Sugar and Plum Lease as contemplated by the terms of the applicable Master Lease. Except as expressly set forth in this Section 4.11.2(c), Borrower shall not have the right to terminate any Lease without the express written consent of the Lender, such consent not to be unreasonably withheld with respect to non-Major Leases and to be granted or withheld in Lender’s sole discretion with regard to Major Leases.

Notwithstanding anything to the contrary contained in this Section 4.11.2, whenever Lender’s approval or consent is required pursuant to the provisions of this Section 4.11.2, Lender shall have ten (10) Business Days from receipt of written request and all reasonably requested information and documentation relating thereto in which to approve or disapprove such matter, provided that such request to Lender is marked at the top in bold lettering with the following language: “THIS IS A REQUEST FOR CONSENT TO A LEASE. LENDER’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER AND FAILURE OF LENDER TO RESPOND SHALL RESULT IN LENDER’S CONSENT BEING DEEMED TO HAVE BEEN GRANTED” and the envelope containing the request must be marked “PRIORITY”. Borrower shall provide Lender with such information and documentation as may be reasonably required by Lender to evaluate such request, including, without limitation, lease comparables and other market information as reasonably required by Lender. In the event that Lender fails to grant or withhold its approval and consent to such matter within such ten (10) Business Day period (and, in the case of a withholding of consent, stating the grounds therefor in reasonable detail, it being understood that a request for such additional information and documentation shall be deemed to be acceptable grounds), then provided no Event of Default is continuing, Lender’s approval and consent shall be deemed to have been granted.

(d)                                 Notwithstanding the foregoing, Borrower shall be entitled to enter into a Lease with H&M substantially in the form approved by Lender and attached hereto as Schedule VIII and to terminate the Sugar and Plum Lease in connection therewith, as contemplated by the terms of the Master Lease. In the case of clause (i) and (ii), Borrower shall be permitted to make commercially reasonable changes which will not materially and adversely affect Borrower or the Lender’s interest in such Lease and which do not, in any event, affect the term, rent payable or free rent periods granted under such lease and which do not expand any rights of the tenant to offset or abate rent or terminate the lease prior to the expiration date thereof.

4.11.3              Covenants. Borrower (i) shall observe and perform the material obligations imposed upon the lessor under the Leases in a commercially reasonable manner (i.e., in a manner that would not reasonably be expected to result in a termination of a Lease or cause any right of offset or other defense against the payment of Rent or any other material claim by a Tenant); (ii) shall enforce the material terms, covenants and conditions contained in the Leases upon the part of the Tenants thereunder to be observed or performed in a commercially reasonable manner, including, without limitation, using commercially reasonable efforts to cause Tenants to remove any Liens filed against the Property due to work performed by or on behalf of Tenant at the Property; (iii) shall not collect any of the Rents more than one (1) month in advance (other than security deposits); and (iv) shall not execute any assignment of lessor’s interest in the Leases or the Rents (except as contemplated or permitted by the Loan Documents). Borrower shall promptly send copies to Lender of all written notices of material default which Borrower shall receive under the Leases.

4.11.4              Security Deposits. All security deposits of Tenants, whether held in cash or any other form, shall be held in compliance with all Legal Requirements and shall not be commingled with any other funds of Borrower to the extent required by applicable law. Upon the foreclosure of the Lien of the Mortgage, Borrower shall, upon Lender’s request, if permitted by applicable Legal Requirements, cause all cash security deposits (and any interest theretofore earned thereon) to be transferred into the Deposit Account or, in the case of a letter of credit, cause physical possession thereof to be delivered to Lender.

4.11.5              Master Lease.

(a)                                 Notwithstanding anything to the contrary contained in this Section 4.11, Borrower shall not amend, modify, restate, substitute, terminate, cancel or permit the surrender of any Master Lease, except for a termination in accordance with its express terms, without the prior written consent of Lender, such consent to be granted or withheld in Lender’s sole discretion.

(b)                                 In the event the Tenant under the Master Lease pays to Borrower, as landlord, the Tenant Buyout Payment under and as defined in the applicable Master Lease, Borrower shall be required to promptly deliver such Tenant Buyout Payment to Lender. Borrower shall deliver to Lender cash or a Letter of Credit in the amount of the Tenant Buyout Payment. If cash is delivered, such funds shall be held in an account controlled by Lender and shall be collateral for the Loan. If the Tenant Buyout Payment shall be delivered to Lender in the form of a Letter of Credit, such Letter of Credit shall be held as collateral for the Loan, and upon the occurrence of an Event of Default, Lender shall have the right without prior notice to Borrower to draw on the Letter of Credit and apply the proceeds thereof to the payment of the Debt in such order, proportion and priority as Lender may determine in its sole and absolute discretion. Any such cash or Letter of Credit shall be returned to Borrower, provided no Event of Default exists, upon the earlier to occur of (a) the expiration of the term of the applicable Master Lease as if such Tenant Buyout Payment had not been made (i.e., ten (10) years from the date of the Master Lease) or (b) repayment or defeasance in full of the Debt. Upon delivery of the cash or Letter of Credit to Lender in the amount of the Tenant Buyout Payment, Borrower shall be permitted to terminate the applicable Master Lease.

Section 4.12.                          Repairs; Maintenance and Compliance; Alterations.

4.12.1              Repairs; Maintenance and Compliance. Borrower shall at all times cause the Property to be maintained in a good and safe condition and repair (in accordance with reasonable market practice for properties of similar type and size), subject to ordinary wear and tear, and shall not remove, demolish or alter the Improvements or Equipment (except for alterations performed in accordance with Section 4.12.2 below and as permitted in Article VII). Borrower shall comply with all Legal Requirements and cure properly any violation of a Legal Requirement to the extent that such noncompliance or violation would reasonably be expected to result in, or does result in, a Material Adverse Effect.

4.12.2              Alterations.

(a)                                 Borrower may, without Lender’s consent, perform alterations to the Improvements and Equipment which do not constitute a Material Alteration and would not reasonably be expected to result in, or does result in, a Material Adverse Effect. At any time the outstanding costs of all alterations then being performed at the Property exceeds the Alteration Threshold, Borrower shall deliver to Lender security for payment of the cost of such alterations in excess of the Alteration Threshold, as additional security for Borrower’s Obligations under the Loan Documents, which security may be any of the following: (i) cash or cash equivalents, (ii) a

Letter of Credit, (iii) an Alteration Deficiency Guaranty or (iv) such other security as may be reasonably approved by Lender. Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Alteration Threshold (the amount of such excess, an “Alteration Deficiency”) and Lender may apply such security from time to time at the option of Lender to pay for such alterations if any unpaid amounts are required to be paid pursuant to the Loan Documents and Borrower has not made the applicable payments subject to Borrower’s right to contest such payments in good faith. Borrower shall be entitled to a reduction or release, as the case may be, of such security being held by Lender from time to time (but not more than once per calendar month) as the unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements is reduced due to partial completion. Upon substantial completion of any Material Alteration, Borrower shall provide evidence reasonably satisfactory to Lender that (i) the Material Alteration was constructed in accordance with applicable Legal Requirements, (ii) all contractors, subcontractors, materialmen and professionals who provided work, materials or services in connection with the Material Alteration have been paid in full and have delivered unconditional releases of liens (or such liens have otherwise been fully bonded over to the reasonable satisfaction of Lender or fully insured by the title company issuing the Title Insurance Policy), and (iii) all material licenses and permits necessary for the use, operation and occupancy of the Material Alteration (other than those which depend on the performance of Tenant improvement work) have been issued. If Borrower has provided cash security, as provided above, such cash shall be released by Lender to fund such Material Alterations, and if Borrower has provided non-cash security, as provided above, Lender shall release and return such security (or in the case of an Alteration Deficiency Guaranty, terminate such Alteration Deficiency Guaranty) upon Borrower’s satisfaction of the requirements of the preceding sentence.

Each request for approval of alterations to any Improvements shall contain a legend in capitalized bold letters on the top of the cover page stating: “THIS IS A REQUEST FOR CONSENT TO ALTERATIONS TO IMPROVEMENTS. LENDER’S RESPONSE IS REQUESTED WITHIN TEN (10) BUSINESS DAYS. LENDER’S FAILURE TO RESPOND WITHIN SUCH TIME PERIOD SHALL RESULT IN LENDER’S CONSENT BEING DEEMED TO HAVE BEEN GRANTED” and Borrower shall include the following documentation with such request: (a) a detailed description of the alterations to be performed to the Improvements, and (b) all other materials reasonably determined by Borrower and Lender to be necessary in order for Lender to evaluate such proposed alterations. Within three (3) Business Days of Lender’s receipt of Borrower’s written request, Lender shall notify Borrower of any additional information or materials necessary for Lender’s evaluation of such request. If Lender fails to so notify Borrower that it requires additional information, the materials provided by Borrower with the initial request for consent shall be deemed to be sufficient to permit Lender to evaluate such request. In the event that Lender fails to grant or withhold its approval and consent to such alterations within ten (10) Business Days from the date that Lender shall have received all additional information or materials timely requested hereunder (and, in the case of a withholding of consent, stating the grounds therefor in reasonable detail), or, if no additional materials were so requested, then provided no Event of Default is continuing, within ten (10) Business Days from the date of Borrower’s request for consent, then Lender’s approval and consent shall be deemed to have been granted.

Section 4.13.                          Insolvency Opinion. Borrower shall conduct its business so that the assumptions made with respect to Borrower in the Insolvency Opinion shall be true and correct in all material respects.

Section 4.14.                          Property Management.

4.14.1              Management Agreement. Borrower shall (i) promptly perform and/or observe all of the material covenants and agreements required to be performed and observed by it under the Management Agreement; (ii) promptly notify Lender of any “event of default” under the Management Agreement of which it is aware; and (iii) enforce in a commercially reasonable manner the performance and observance of the material covenants and agreements required to be performed and/or observed by the Manager under the Management Agreement.

4.14.2              Prohibition Against Termination or Modification. Borrower shall not (i) surrender, terminate or cancel (unless being replaced with a Qualified Manager and a new Management Agreement) or materially modify, renew or extend (unless the renewal or extension is of the same Management Agreement) the Management Agreement, (ii) enter into any other agreement relating to the management or operation of the Property with Manager or any other Person (other than the Management Agreement or pursuant to the express terms of the Management Agreement), (iii) consent to the assignment by the Manager of its interest under the Management Agreement other than to a Qualified Manager, or (iv) waive or release any of its material rights and remedies under the Management Agreement, in each case without the express consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, the appointment by Borrower of a new property manager (other than a Qualified Manager) such consent may also, if all or part of the Loan is being or has been included in a Securitization, be conditioned upon Borrower delivering a Rating Agency Confirmation from each applicable Rating Agency as to such new property manager and its management agreement. Notwithstanding the foregoing, however, provided no Event of Default is continuing, neither the approval of Lender nor a Rating Agency Confirmation shall be required with respect to the appointment of a Qualified Manager. If at any time Lender consents to the appointment of a new property manager or a Qualified Manager is appointed, such new property manager (including a Qualified Manager) and Borrower shall, as a condition to Lender’s consent, if required, or to the appointment of a Qualified Manager, execute (i) a management agreement in form and substance substantially similar to the form and substance of the Management Agreement in effect on the Closing Date or as otherwise reasonably acceptable to Lender, and (ii) a subordination of management agreement in a form substantially similar to the Assignment of Management Agreement entered into on the Closing Date or such other form as is reasonably acceptable to Lender.

4.14.3              Replacement of Manager. Lender shall have the right to require Borrower to replace the Manager with (x) an Unaffiliated Qualified Manager (or another Affiliate of Borrower in the case of clause (ii) below) selected by Borrower or (y) another property manager chosen by Borrower and reasonably approved by Lender (provided, that such approval may, if all or part of the Loan is being or has been included in a Securitization, be conditioned upon Borrower delivering a Rating Agency Confirmation as to such new property manager and management agreement) under any of the following circumstances: (i) at any time following the occurrence of an Event of Default and an acceleration of the Loan, (ii) if Manager shall become insolvent or a debtor in any bankruptcy or insolvency proceeding, or (iii) if at any time the Manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds unless Lender receives evidence reasonably acceptable to Lender that the person or persons responsible for such acts or omissions have been permanently removed from working on matters related to the Property and Manager has paid to Lender any losses incurred by Lender as a direct result of such acts or omissions; provided, however, that prior to Borrower’s becoming so obligated under clause (ii) above, Borrower shall have ten (10) Business Days, from and after the date of such request, within which to provide evidence reasonably satisfactory to Lender that Manager is no longer insolvent or such proceeding has been dismissed, as applicable, in which case Borrower shall not become so obligated.

Section 4.15.                          Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document required to be performed, observed or fulfilled by Borrower.

Section 4.16.                          Licenses. Borrower shall keep and maintain all Licenses necessary for the operation of the Property as a retail property, to the extent the failure to do so would reasonably be expected to or does result in a Material Adverse Effect.

Section 4.17.                          Further Assurances. Borrower shall, at Borrower’s sole cost and expense:

(a)                                 cure any defects in the execution and delivery of the Loan Documents and execute and deliver, or cause to be executed and delivered, to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary to correct the Loan Documents (without in any way increasing the obligations of Borrower (other than to a de minimis extent) or reducing Borrower’s rights under the Loan Documents (other than to a de minimis extent)), to evidence, preserve and/or protect the collateral at any time securing or intended to secure the Obligations, as Lender may reasonably require; and

(b)                                 do and execute all and such further lawful and reasonable acts, conveyances and assurances necessary to carry out the intents and purposes of this Agreement and the other Loan Documents, as Lender may reasonably require from time to time, provided that in no event shall Borrower be required to do or execute any act, conveyance or assurance that impose greater obligations or liabilities on Borrower (other than to a de minimis extent) or reduce Borrower’s rights under the Loan Documents from those otherwise provided for therein (other than to a de minimis extent).

Section 4.18.                          Estoppel Statement.

(a)                                 After written request by Lender, Borrower shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, stating (i) the Outstanding Principal Balance of the Note, (ii) the Interest Rate, (iii) the date installments of interest and/or principal were last paid, (iv) any offsets or defenses to the payment and performance of the Obligations, if any, and (v) that this Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification.

(b)                                 Borrower shall use commercially reasonable efforts to deliver to Lender, within thirty (30) days following Lender’s written request, an estoppel certificate from each Tenant under any Lease in the form required pursuant to its Lease or otherwise in form and substance reasonably satisfactory to Lender; provided, that Borrower shall not be required to deliver such certificates more frequently than one (1) time in any six (6) month period.

Section 4.19.                          Notice of Default. Borrower shall promptly advise Lender of the occurrence of any Default or Event of Default of which Borrower has knowledge.

Section 4.20.                          Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which would, if adversely determined, reasonably be expected to have a Material Adverse Effect and, in connection therewith, permit Lender, at its election, to participate in any such proceedings (other than those proceedings in which Borrower and any Lender are adverse parties).

Section 4.21.                          Indebtedness. Borrower shall not directly or indirectly create, incur or assume any Indebtedness other than (i) the Debt and the other Obligations and liabilities specifically provided for in the Loan Documents, (ii) unsecured trade payables incurred in the ordinary course of business relating to the ownership and operation of the Property, which in the case of such unsecured trade payables (A) are not evidenced by a note, (B) do not exceed, at any time, a maximum aggregate amount of three percent (3%) of the original amount of the Outstanding Principal Balance and (C) are paid within sixty (60) days of the date incurred, (iii) accrued tenant improvement costs and leasing commissions due pursuant to the terms of any Lease approved or deemed approved hereunder, and (iv) amounts due under equipment leases, so long as such amounts, together the amounts due under clause (ii) do no exceed three percent (3%) of the original amount of the Outstanding Principal Balance (collectively, “Permitted Indebtedness”). Nothing contained herein shall be deemed to require Borrower to pay any amount, so long as Borrower is in good faith, and by proper legal proceedings, diligently contesting the validity, amount or application thereof, provided that in each case, at the time of the commencement of any such action or proceeding, and during the pendency of such action or proceeding (1) no Event of Default shall exist and be continuing, (2) adequate reserves with respect thereto are maintained on the books of Borrower in accordance with GAAP, and (3) such contest operates to suspend collection or enforcement, as the case may be, of the contested amount and such contest is maintained and prosecuted continuously and with diligence. Notwithstanding anything set forth herein, in no event shall Borrower be permitted under this provision to enter into a note (other than the Note and the other Loan Documents) or other instrument for borrowed money.

Section 4.22.                          Business and Operations. Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Borrower will qualify to do business and will remain in good standing under the laws of the state in which the real property comprising the Property is located and to the extent the same are required for the ownership, maintenance, management and operation of the Property.

Section 4.23.                          Dissolution. Borrower shall not (i) cause, permit or suffer the taking of any action, or omitting to take any action, which results in Borrower being dissolved, wound up or liquidated in whole or in part, in each case without obtaining the prior consent of Lender or (ii) dissolve, wind up, liquidate or merge with any other Person, in each case without obtaining the prior consent of Lender.

Section 4.24.                          Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any material claim or debt (other than the termination of Leases in accordance herewith and the settlement of claims against Tenants and/or service providers in connection with such Persons’ defaults) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

Section 4.25.                          Affiliate Transactions. Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower or any of the partners, members or shareholders, as applicable, of Borrower except in the ordinary course of business upon terms and conditions that are commercially reasonable and substantially similar to those that would be available on an arms-length basis with third parties other than such affiliated party.

Section 4.26.                          No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the portion of the Property which constitutes real property (i) with any other real property constituting a tax lot separate from the Property or (ii) with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the portion of the Property which constitutes real property.

Section 4.27.                          Intentionally Omitted.

Section 4.28.                          Change of Name, Identity or Structure. Borrower shall not change Borrower’s name or convert from a limited liability company structure into any other organizational form without first obtaining the prior written consent of Lender, such consent not to be unreasonably withheld, conditioned or delayed. Borrower shall execute and deliver to Lender, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change reasonably required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein.

Section 4.29.                          Costs and Expenses.

(a)                                 Except as otherwise expressed herein or in any of the other Loan Documents, Borrower shall pay or, if Borrower fails to pay, reimburse Lender upon receipt of notice from Lender, for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender (including amounts incurred by any Servicer appointed with respect to the Loan) in accordance with the terms of this Agreement and the other Loan Documents in connection with (i) Lender’s ongoing performance of and compliance with all agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date (except to the extent expressly set forth in Section 10.21(a) hereof); (ii) intentionally omitted; (iii) filing and recording of any Loan Documents in connection with the origination of the Loan; (iv) the creation, perfection or protection of Lender’s Liens in the Property and the Accounts (including intangibles taxes, personal property taxes, mortgage recording taxes, and costs of environmental reports contemplated in the Loan Documents); (v) intentionally omitted; (vi) intentionally omitted; (vii) fees charged by Servicer, subject to the limitations set forth in Section 10.21; (viii) intentionally omitted; (ix) any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in the Property, other than as permitted hereunder, is claimed by another Person (other than any loss, damage or expense which constitutes a diminution in value of the Lender’s interest in the Loan); and (x) after the occurrence and during the continuance of an Event of Default, any costs incurred by Lender to examine such books, records and accounts, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interests; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses (A) to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender, (B) to the extent the same are the costs of the preparation and closing of the Securitization of the Loan, (C) except to the extent included as part of Borrower Reimbursable Trust Fund Expenses, to the extent the same arise by reason of Lender’s monitoring of Borrower’s ongoing performance and compliance of its agreements and covenants contained in the Loan Documents, including confirming compliance with the insurance, environmental and financial reporting covenants, (D) any costs incurred by Lender with respect to a claim or adjudication brought by Borrower or Guarantor pursuant to Section 10.12 hereof in which it is finally determined that Lender acted in bad faith or the relief sought by Borrower is granted pursuant to a final judgment and (E) in any other instance herein or in any other Loan Document that specifically provides that the matter in question is to be “at Lender’s expense” or “at no cost to Borrower” or words of similar import.

(b)                                 In addition, in connection with any Rating Agency Confirmation, Review Waiver or other Rating Agency consent, approval or review requested by Borrower or required hereunder or under the Servicing Agreement (other than the initial review of the Loan by the Rating Agencies in connection with a Securitization), Borrower shall pay all of the reasonable out-of-pocket costs and expenses of Lender, Servicer, any trustee or certificate administrator and each Rating Agency in connection therewith, and, if applicable, shall pay any fees imposed by any Rating Agency in connection therewith.

(c)                                  Any costs and expenses due and payable by Borrower hereunder which are not paid by Borrower within ten (10) Business Days after demand may be paid from any amounts in the Deposit Account, with notice thereof to Borrower. The obligations and liabilities of Borrower under this Section 4.29 shall (i) become part of the Obligations, (ii) be secured by the Loan Documents and (iii) survive the Term and the exercise by Lender of any of its rights or remedies under the Loan Documents, including the acquisition of the Property by foreclosure or a conveyance in lieu of foreclosure.

Section 4.30.                          Indemnity. Subject to Section 10.1, Borrower shall indemnify, defend and hold harmless Lender from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs and expenses (including reasonable out-of-pocket attorneys’ fees and expenses but specifically excluding any Lender or Servicer fees), imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by Borrower of its Obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, other than any loss, damage or expense which constitutes a diminution in value of the Lender’s interest in the Loan; (ii) ownership of the Mortgage, the Property or any interest therein, or receipt of any Rents; (iii) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (iv) any use, nonuse or condition in or of the Property; (v) performance of any labor or services or the furnishing of any materials or other property in respect of the Property; (vi) any failure of the Property to comply with any Legal Requirement; (vii) any claim by brokers, finders or similar persons claiming to be entitled to a commission in connection with any Lease or other transaction involving the Property or any part thereof, or any liability asserted against Lender with respect thereto (other than any broker or agent retained by or on behalf of Lender in connection with the Loan); and (viii) the claims of any lessee of any portion of the Property or any Person acting through or under any lessee or otherwise arising under or as a consequence of any Lease (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise (x) from the gross negligence, illegal acts, fraud or willful misconduct of Lender and (y) to the extent any of the foregoing relate to the period subsequent to (1) the acceptance by Lender or its designee of a deed-in-lieu of foreclosure with respect to the Property or (2) the foreclosure of the Mortgage. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.

Section 4.31.                          ERISA.

(a)                                 Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(b)                                 Borrower shall not permit the assets of Borrower to become “plan assets,” whether by operation of law or under regulations promulgated under ERISA.

Section 4.32.                          Patriot Act Compliance.

(a)                                 Borrower will use its good faith and commercially reasonable efforts to comply with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Borrower and/or the Property, except, with respect to any such requirements other than the Patriot Act and requirements related to anti-money laundering and terrorism, where such failure or noncompliance as would not reasonably be expected to result in a Material Adverse Effect. If required pursuant to the Patriot Act or any other Legal Requirement, Lender shall have the right to audit Borrower’s compliance with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Borrower and/or the Property, including those relating to money laundering and terrorism. In the event that Borrower fails to comply with the Patriot Act or any such requirements of Governmental Authorities, then Lender may, at its option, cause Borrower to comply therewith and any and all reasonable out-of-pocket costs and expenses incurred by Lender in connection therewith shall be secured by the Mortgage and the other Loan Documents and shall be immediately due and payable.

(b)                                 Neither Borrower nor any owner of a direct or indirect interest in Borrower (other than the holders of interests in VRLP (other than VRT) and/or VRT) (i) is listed on any Government Lists, (ii) is a person who has been determined by competent authority to be in violation of the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OF AC or in any enabling legislation or other Presidential Executive Orders in respect thereof, or (iii) has been previously indicted for or convicted for any Patriot Act Offense, in each case, with the result that the Loan made by Lender is in violation of applicable Legal Requirements. For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (A) the criminal laws against terrorism, (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, or (E) the Patriot Act, provided that “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense. For purposes hereof, the term “Government Lists” means (1) the Specially Designated Nationals and Blocked Persons Lists maintained by the Office of Foreign Assets Control (“OFAC”), (2) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the rules and regulations of OFAC that Lender notified Borrower in writing in advance is now included in “Government Lists”, or (3) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other Governmental Authority or pursuant to any Executive Order of the President of the United States of America that Lender notified Borrower in writing in advance is now included in “Government Lists”.

(c)                                  At all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower shall constitute property of, or shall be beneficially owned, directly or, to Borrower’s knowledge, indirectly, by any Person subject to trade restrictions under United States law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder, with the result that the investment in Borrower (whether directly or indirectly), would be prohibited by such laws (each, an “Embargoed Person”), or the Loan made by Lender would be in violation of such laws, (b) no Embargoed Person shall have any interest of any nature whatsoever in Borrower with the result that the investment in Borrower (whether directly or indirectly) would be prohibited by such laws or the Loan would be in violation of such laws, and (c) none of the funds of Borrower shall be derived from any unlawful activity with the result that the investment in Borrower (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law, in all cases, excluding the interests held in VRLP (other than VRT) or in VRT.

V.                                           INSURANCE, CASUALTY AND CONDEMNATION

Section 5.1.                                 Insurance.

5.1.1                     Insurance Policies.

(a)                                 Borrower, at its sole cost and expense, shall obtain and maintain during the entire Term, or cause to be maintained, insurance policies providing at least the following coverages:

(i)                                             Property insurance against loss or damage by fire, lightning and such other perils as are included in a standard “special form of loss” policy (formerly known as an “all-risk” policy), and against loss or damage by all other risks and hazards covered by a standard extended coverage insurance policy, with no exclusion for damage or destruction caused by the acts of “Terrorists” (as defined by TRIPRA) (or, subject to Section 5.1.1(i) below, standalone coverage with respect thereto) riot and civil commotion, vandalism, malicious mischief, burglary and theft (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost” of the Property, which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed-amount endorsement with respect to the Improvements and personal property at the Property waiving all co-insurance provisions; and (C) containing an “Ordinance or Law Coverage” or “Enforcement” endorsement if any of the Improvements or the use of the Property shall at any time constitute legal nonconforming structures or uses, and compensating for loss of value or property resulting from operation of law and the cost of demolition and the increased cost of construction in amounts as reasonably required by Lender and comparable to property similar to the Property. In addition, Borrower shall obtain: (y) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount reasonably required by Lender (and comparable to that required for other property similar to the Property) to the extent the same is commercially available and having a deductible of $100,000; and (z) earthquake insurance in amounts and in form and substance reasonably satisfactory to Lender (provided that earthquake insurance shall not be required hereunder unless the Property is located in an area with a high degree of seismic activity and a Probable Maximum Loss (“PML”) of greater than twenty percent (20%)), provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the all risk insurance policy required under this subsection (i);

(ii)                             commercial general liability insurance providing coverages against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form and containing minimum limits per occurrence of $1,000,000.00, with an aggregate limit per policy year, excluding umbrella coverage, of not less than $2,000,000.00; (B) to continue at not less than the aforesaid limit until required to be changed by Lender by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; and (4) contractual liability for all insurable contracts as defined in the standard Insurance Service Office (ISO) policy form to the extent the same is commercially available;

(iii)                               rental loss and/or business income interruption insurance (A) with dual-party endorsement; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above and Section 5.1.1(h) below; (C) covering a period of restoration of thirty-six (36) months and containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twenty-four (24) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected

Gross Revenue (excluding Net Proceeds) from the Property for a period of thirty-six (36) months from the date that the Property is repaired or replaced and operations are resumed. The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the Gross Revenue (excluding Net Proceeds) from the Property for the succeeding thirty (30) month period. All proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the Obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its Obligations to pay the Debt on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income or commercial rents insurance;

(iv)                             during any period of structural construction, repairs or restorations are being made with respect to the Improvements, and only if the Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above-mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed-value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v)                             workers’ compensation and employer’s liability insurance with limits required by the statutory limits of the state in which the Property is located in respect of any work or operations on or about the Property or in connection with the Property or its operation (if applicable);

(vi)                             comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably acceptable to Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(vii)                             umbrella liability insurance in addition to primary coverage in an amount not less than $200,000,000.00 per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above and subsection (viii) below;

(viii)                              motor vehicle liability coverage, if applicable, for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, with limits which are reasonably acceptable to Lender from time to time;

(ix)                             windstorm insurance in an amount equal to the Outstanding Principal Balance or such lesser amount as reasonably acceptable to Lender in writing, but in no event greater than the sum of the Full Replacement Cost of the Property and the required business income interruption insurance;

(x)                            insurance against employee dishonesty, if applicable, in an amount not less than one (1) month of Gross Revenue (excluding Net Proceeds) from the Property and with a deductible not greater than $150,000.00; and

(xi)                            at Lender’s reasonable request, upon ninety (90) days’ written notice, (A) such other insurance with respect to the Property against loss or damage from time to time of the kinds customarily insured in such amounts as are generally required by institutional lenders on loans secured by similar properties as the Property located in or around the region in which the Property is located and (B) such increases in the amounts of coverage required hereunder as may be reasonably requested by Lender, taking into consideration changes in liability laws and changes in prudent customs and practices, and otherwise currently being required with respect to Properties similar to the Property with mortgage loans similar to the Loan.

(b)                                 All insurance provided for in Section 5.1.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”) and shall be subject to the reasonable approval of Lender as to form and substance, including amounts, deductibles, loss payees and insureds. Not less than three (3) Business Days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the renewal Policies (and, upon the written request of Lender, copies of such Policies to the extent such Policies have been received by Borrower) accompanied, within thirty (30) days after the respective due dates therefor, by evidence reasonably satisfactory to Lender of payment of the premiums then due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender (provided, however, that Borrower need not pay any Insurance Premiums directly nor furnish such evidence of payment of Insurance Premiums to the extent that funds to pay for such Insurance Premiums have been deposited into the Insurance Account pursuant to Section 6.4).

(c)                                  Any blanket insurance Policy shall provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 5.1.1(a) (any such blanket policy, an “Acceptable Blanket Policy”).

(d)                                 All Policies of insurance provided for or contemplated by Section 5.1.1(a) shall name Borrower as a named insured, and, with respect to liability policies shall name Lender and its successors and/or assigns as additional insureds, all property policies shall name Lender and its successors and/or assigns as mortgagee and lender’s loss payee, as its interests may appear, and in the case of property damage, including, but not limited to, boiler and machinery, terrorism, windstorm, flood and earthquake insurance (if any), shall contain a so-called New York standard non-contributing mortgagee clause (or its equivalent) in favor of Lender providing that the loss thereunder shall be payable to Lender unless below the threshold for Borrower to handle such claim without Lender intervention as provided in Section 5.2 below. Additionally, if Borrower obtains property insurance coverage in addition to or in excess of that required by Section 5.1.1(a)(i), then such insurance policies shall also contain a so-called New York standard non-contributing mortgagee clause (or its equivalent) in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e)                                  All Policies of insurance provided for in Section 5.1.1(a), except for the Policies referenced in clauses (ii), (iv)(A), (v), (viii) and (x) of Section 5.1.1(a), shall contain clauses or endorsements to the effect that:

(i)                                no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or foreclosure or similar action, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii)                                the Policy shall not be canceled without at least thirty (30) days’ written notice to Lender and any other party named therein as an additional insured (other than in the case of non-payment in which case only ten (10) days prior notice, or the shortest time allowed by applicable Legal Requirement (whichever is longer), will be required) and, if obtainable by Borrower using commercially reasonable efforts, shall not be materially changed (other than to increase the coverage provided thereby) without such a thirty (30) day notice; provided such notice as to material change may be given either by the insurer or Borrower if such change would result in the coverage provided by such Policy not complying in all respects with the terms and conditions of this Agreement;

(iii)                                 Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder; and

(iv)                               the issuers and/or Borrower thereof shall give notice to Lender if any Policy has not been renewed three (3) Business Days prior to its expiration.

(f)                                   If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, on one (1) Business Days’ notice to Borrower to take such action as Lender deems reasonably necessary to protect its interest in the Property, including the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate (but in no event in excess of the insurance required to be maintained pursuant to Section 5.1.1), provided that Lender agrees to use commercially reasonable efforts to obtain such insurance pursuant to a cancellable policy, the premiums for which will be refundable for the portion of such policy that is terminated, and all premiums incurred by Lender in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Mortgage and shall bear interest at the Default Rate. Lender shall provide written notice to Borrower after obtaining such insurance coverage.

(g)                                  In the event of foreclosure of the Mortgage or other transfer of title to the Property in extinguishment in whole or in part of the Obligations, all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

(h)                                 The property insurance, general liability insurance, umbrella liability and rental loss and/or business interruption insurance required under Sections 5.1.1(a)(i), (ii), (iii), (iv) and (vii) above shall cover perils of terrorism and acts of terrorism, or, if excluded, Borrower shall maintain property insurance, general liability insurance, umbrella liability and rental loss and/or business interruption insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Sections 5.1.1(a)(i), (ii), (iii) , (iv) and (vii) above, subject to the terms of Section 5.1.1(i), at all times during the term of the Loan as long as such coverage is commercially available.

(i)                                     Notwithstanding anything in subsection (a)(i) or (h) above to the contrary, Borrower shall be required to obtain and maintain coverage in its property insurance Policy (or by a separate Policy) against loss or damage by terrorist acts in an amount equal to one hundred percent (100%) of the “Full Replacement Cost” of the Property plus rental loss and/or business interruption coverage required under clause (a)(iii) above; provided that such coverage is commercially available. In the event that such coverage with respect to terrorist acts is not included as part of the “all risk” property policy required by subsection (a)(i) above, Borrower shall, nevertheless be required to obtain coverage for terrorism (as standalone coverage) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost” of the Property plus the rental loss and/or business interruption coverage under clause (a)(iii) above; provided that such coverage is available. Borrower shall obtain the coverage required under this clause (i) from a carrier which otherwise satisfies the rating criteria specified in Section 5.1.2 below (a “Qualified Carrier”) or in the event that such coverage is not available from a Qualified Carrier, Borrower shall, to the extent commercially feasible, obtain such coverage from the highest rated insurance company providing such coverage. Notwithstanding the foregoing, with respect to any such standalone policy covering terrorist acts, Borrower shall not be required to pay any Insurance Premiums solely with respect to such terrorism coverage in excess of the Terrorism Premium Cap (hereinafter defined); provided that if the Insurance Premiums payable with respect to such terrorism coverage exceeds the Terrorism Premium Cap, Lender may, at its option purchase such standalone terrorism Policy, with Borrower paying such portion of the Insurance Premiums with respect thereto equal to the Terrorism Premium Cap and the Lender paying such portion of the Insurance Premiums in excess of the Terrorism Premium Cap. As used herein, “Terrorism Premium Cap” means an amount equal to the greater of (A) the product of the rate of $0.10 per $100 times the lesser of (1) the Outstanding Principal Balance and (2) the sum of one hundred percent (100%) of the Full Replacement Cost and the required amount of rental loss and/or business income interruption insurance and (B) two (2) times the amount of annual insurance premium that is payable at such time for the insurance coverage required pursuant to Section 5.1. 1(a)(i) and Section 5.1.1(a)(iii) of this Agreement (without giving effect to the cost of terrorism coverage).

5.1.2                     Insurance Company. All Policies required pursuant to Section 5.1.1(a) (i) shall be issued by companies eligible to do business in the state where the Property is located, with a financial strength and claims paying ability rating of “A” or better by S&P (and, if the Loan is part of a Securitization, the equivalent by any other Rating Agency that actually provides insurance ratings for such carriers), provided, however for multi-layered policies (“Multi-Layered Policies”), (A) if four (4) or less insurance companies issue the Policies, then at least seventy-five percent (75%) of the insurance coverage represented by the Policies must be provided by insurance companies with a claims paying ability rating of “A” or better by S&P (and, if the Loan is part of a Securitization, the equivalent by any other Rating Agency that actually provides insurance ratings for such carriers), with no carrier below “BBB” (and, if the Loan is part of a Securitization, the equivalent by any other Rating Agency that actually provides insurance ratings for such carriers), or (B) if five (5) or more insurance companies issue the

Policies, then at least sixty percent (60%) of the insurance coverage represented by the Policies must be provided by insurance companies with a claims paying ability rating of “A” or better by S&P (and, if the Loan is part of a Securitization, the equivalent by any other Rating Agency that actually provides insurance ratings for such carriers), with no carrier below “BBB” (and, if the Loan is part of a Securitization, the equivalent by any other Rating Agency that actually provides insurance ratings for such carriers); (ii) shall, with respect to all property insurance policies and rental loss and/or business interruption insurance policies, contain a Standard Mortgagee Clause and a Lender’s Loss Payable Endorsement, or their equivalents, naming Lender as the person to whom all payments made by such insurance company shall be paid; (iii) shall, with respect to all liability policies, name Lender and its successors and/or assigns as an additional insured; (iv) shall contain a waiver of subrogation against Lender; (v) shall contain such provisions as Lender deems reasonably necessary or desirable to protect its interest including endorsements providing(A) that neither Borrower, Lender nor any other party shall be a co-insurer under said Policies, (B) that Lender shall receive at least thirty (30) days (or, in the case of non-payment of premium, ten (10) days) prior written notice from the insurer and/or Borrower of any cancellation, and (C) for a deductible per loss of an amount not more than that which is customarily maintained by prudent owners of properties with a standard of operation and maintenance comparable to and in the general vicinity of the Property; and (vi) shall be reasonably satisfactory in form and substance to Lender. Notwithstanding the foregoing, in the event that the insurance required hereunder is maintained through a Multi-Layered Policy, (x) Borrower shall be permitted to maintain the Policies required hereunder with insurance companies which do not meet the foregoing requirements (including, for the coverage required by Section 5.1.1(i) above), or through a licensed captive insurance company reasonably acceptable to Lender which is owned by VRLP or VRT (an “Otherwise Rated Insurer”), in each case provided the Otherwise Rated Insurer is satisfactory to the Rating Agencies as evidenced by a Rating Agency Confirmation and provided further that Borrower obtains a “cut-through” endorsement (that is, an endorsement which permits recovery against the provider of such endorsement), or reinsurance in the case of a captive insurance company, in each case reasonably acceptable to Lender with respect to any Otherwise Rated Insurer from an insurance company which meets the claims paying ability ratings required above and (y) solely with respect to property insurance coverage in excess of a primary layer of One Billion Dollars ($1,000,000,000), up to ten percent (10%) of the total amount of such property coverage may be provided by carriers that do not satisfy the minimum rating by S&P of not lower than “BBB” (and the equivalent by any other Rating Agency that actually provides ratings with respect to such carriers), so long as such carriers maintain a Best Insurance Reports rating of A:X or better. Lender agrees that the Otherwise Rate Insurer in place as of the date hereof in connection with the insurance coverage required pursuant to Section 5.1.1(a) herein is acceptable as of the date hereof. Notwithstanding the foregoing, Lender acknowledges and agrees that Borrower shall be permitted to maintain the Policies with FM Global; provided, however, if after the date hereof FM Global is downgraded by Best Insurance Reports to below A:XIV or S&P downgrades FM Global to below a rating of Api, then within sixty (60) days of either such downgrade Borrower shall be required to obtain the Policies from insurance companies that comply with the requirements set forth above. No insurance policy required hereunder shall include any so called “terrorist exclusion” or similar exclusion or exception to insurance coverage, or if excluded, a standalone insurance policy providing coverage relating to the acts of terrorist groups or individuals; provided that, for so long TRIPRA is in effect and continues to cover foreign and domestic acts, Lender shall accept terrorism insurance with coverage against acts which are “certified” within the meaning of TRIPRA. Copies of the Policies shall be delivered to Lender at the address below (or to such other address or Person as Lender shall designate from time to time by notice to Borrower) on the date hereof with respect to the current Policies and within ten (10) Business Days after the receipt by Borrower thereof with respect to all renewal Policies:

Wells Fargo Bank, N.A.

Commercial Mortgage Insurance Department

P.O. Box 6087

Concord, California 94524

Borrower shall pay the Insurance Premiums annually in advance as the same become due and payable and shall furnish to Lender evidence of the renewal of each of the Policies with receipts for the payment of the Insurance Premiums or other evidence of such payment reasonably satisfactory to Lender (provided, however, that Borrower shall not be required to pay such Insurance Premiums nor furnish such evidence of payment to Lender in the event that the amounts required to pay such Insurance Premiums have been deposited into the Insurance Account pursuant to Section 6.4 hereof).

Section 5.2.                         Casualty. If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice thereof to Lender. Following the occurrence of a Casualty, Borrower, regardless of whether insurance proceeds are available, shall (subject to Excusable Delay and delays directly caused by Lender’s failure to respond within a commercially reasonable prompt time to requests for approval of plans or other requests for approvals pursuant to this Article V) proceed to diligently restore, repair, replace or rebuild the Property in accordance with Legal Requirements to be of substantially equal quality and rentable square footage and of substantially the same character as prior to such damage or destruction, with such changes as may be reasonably approved by Lender. Lender may, but shall not be obligated to, make proof of loss if not made by Borrower within fifteen (15) Business Days after Borrower’s actual knowledge of the occurrence of such Casualty. In addition, Lender may participate in any settlement discussions with any insurance companies (and shall approve any final settlement, such approval not to be unreasonably withheld, conditioned or delayed) (i) if an Event of Default is continuing or (ii) with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than $7,500,000 and Borrower shall deliver to Lender all instruments reasonably required by Lender to permit such participation. Except as set forth in the foregoing sentence, any Insurance Proceeds in connection with any Casualty (whether or not Lender elects to settle and adjust the claim or Borrower settles such claim) shall be due and payable to Lender and held and disbursed by Lender in accordance with the terms of this Agreement. In the event Borrower or any party other than Lender is a payee on any check representing Insurance Proceeds with respect to any Casualty, Borrower shall immediately endorse, and cause all such third parties to endorse, such check payable to the order of Lender. Borrower hereby irrevocably appoints Lender as its attorney-in-fact, coupled with an interest, to, upon five (5) Business Days prior notice to Borrower or during the continuance of an Event of Default, endorse any such check payable to the order of Lender. Borrower hereby releases Lender from any and all liability with respect to the settlement and adjustment by Lender of any claims in respect of any Casualty.

Section 5.3.                         Condemnation. Borrower shall give Lender prompt notice of the actual or threatened commencement of any proceeding for the Condemnation of all or any portion of the Property of which Borrower has knowledge and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings (i) if an Event of Default is continuing or (ii) with respect to any Condemnation in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than $7,500,000, and Borrower shall from time to time deliver to Lender all instruments reasonably requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and reasonably cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of reasonable out-of-pocket expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by a condemning authority, Borrower shall (subject to Excusable Delay and delays directly caused by Lender’s failure to respond within a commercially reasonable prompt time to requests for approval of plans or other requests for approvals pursuant to this Article V) commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 5.4, whether or not an Award is available to pay the costs of such Restoration. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 5.4.                         Restoration. The following provisions shall apply in connection with the Restoration:

(a)                                 If the Net Proceeds shall be less than $15,000,000, and provided no Event of Default is continuing, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 5.4(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to complete with due diligence the Restoration in accordance with the terms of this Agreement subject to Excusable Delay and delays directly caused by Lender’s failure to respond within a commercially reasonable prompt time to requests for approval of plans or other requests for approvals pursuant to this Article V.

(b)                                 If the Net Proceeds are equal to or greater than $15,000,000, the Net Proceeds will be held by Lender and Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 5.4. The term “Net Proceeds” shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 5.1.1 (a)(i), (iv), (vi), (ix) and (xi) as a result of a Casualty, after deduction of Lender’s reasonable out-of-pocket costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable out-of-pocket costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i)                                The Net Proceeds shall be made available to Borrower for Restoration upon the determination of Lender, in its reasonable discretion, that the following conditions are met:

(A)                               no Event of Default shall have occurred and be continuing;

(B)                               (1) in the event the Net Proceeds are Insurance Proceeds, less than forty percent (40%) of the rentable square footage of the Improvements on the Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than fifteen percent (15%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is located on such land;

(C)                               Leases demising in the aggregate a percentage amount equal to or greater than 67.5% of the total rentable space in the Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration without abatement of rent beyond the time required for Restoration;

(D)                               Borrower shall commence the preparation of plans and specifications for the Restoration and the filing of an application for required building permits as soon as reasonably practicable after such Casualty or Condemnation (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall thereafter diligently pursue the Restoration to completion.

(E)                                Lender shall be reasonably satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 5.1.1(a)(iii), if applicable, or (3) by other funds of Borrower or any collateral provided by Borrower or Guarantor;

(F)                                 Lender shall be reasonably satisfied that the Restoration will be completed on or before the earliest to occur of (1) the date which is six (6) months prior to the Stated Maturity Date, (2) such time as may be required under applicable Legal Requirements or (3) if the insurance coverage referred to in Section 5.1.1(a)(iii) runs out prior to the completion of Restoration pursuant to its terms, three (3) months prior to the expiration of the insurance coverage referred to in Section 5.1.1(a)(iii); provided, however, that if less than three (3) months remains prior to the expiration of such coverage, Borrower may satisfy this condition by depositing with Lender an amount equal to such insurance proceeds to be held and disbursed by Lender to Borrower in equal monthly installments over such three (3) month period;

(G)                               the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal

Requirements to the extent that noncompliance would reasonably be expected to or does result in a Material Adverse Effect;

(H)                              in the case of a Condemnation, such Condemnation does not result in the loss of access to the Property or the related Improvements in a manner that would reasonably be expected to or does result in a Material Adverse Effect;

(I)                                   the Restoration DSCR, after giving effect to the Restoration, shall be equal to or greater than 1.75:1.00;

(J)                                   Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be reasonably acceptable to Lender; and

(K)                              the Net Proceeds together with any cash, cash equivalents or other security deposited by Borrower with Lender are sufficient in Lender’s reasonable determination to cover the cost of the Restoration.

(ii)                             The Net Proceeds shall be held by Lender in the Casualty and Condemnation Account and, until disbursed in accordance with the provisions of this Section 5.4(b), shall constitute additional security for the Debt and the Other Obligations. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property (other than Permitted Encumbrances) which have not either been fully bonded to the reasonable satisfaction of Lender and discharged of record or in the alternative fully insured to the reasonable satisfaction of Lender by the title company issuing the Title Insurance Policy.

(iii)                              All plans and specifications required in connection with a Restoration shall be subject to the prior reasonable approval of Lender, subject to review of an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to the reasonable approval of Lender. All reasonable out-of-pocket costs and expenses incurred by Lender in connection with recovering, holding and advancing the Net Proceeds for the Restoration including, without limitation, reasonable attorneys’ fees and disbursements and the Casualty Consultant’s fees and disbursements, shall be paid by Borrower.

(iv)                            In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration less the Casualty Retainage. The term “Casualty Retainage” shall mean, as to each contractor, subcontractor or materialman engaged in the Restoration, (A) an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration until such time as the Casualty Consultant certifies to Lender that Net Proceeds representing fifty percent (50%) of the required Restoration have been disbursed and (B) an amount equal to five percent (5%) of the costs actually incurred for work in place as part of the Restoration thereafter. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 5.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until Borrower certifies to Lender in an Officer’s Certificate and Lender confirms and approves (Borrower acknowledges that Lender may rely on the Casualty Consultant in connection with such confirmation and approval) that the Restoration has been completed in accordance with the provisions of this Section 5.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence reasonably satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which (i) Borrower certifies to Lender in an Officer’s Certificate and Lender confirms and approves (Borrower acknowledges that Lender may rely on the Casualty Consultant in connection with such confirmation and approval) that such contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of such contractor’s, subcontractor’s or materialman’s contract, and (ii) the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v)                            Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi)                            If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender (for deposit into the Casualty and Condemnation Account) before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be deposited by Lender into the Casualty and Condemnation Account and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 5.4(b) shall constitute additional security for the Obligations.

(vii)                             The excess, if any, of the Insurance Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after Borrower certifies to Lender in an Officer’s Certificate and Lender confirms and approves (Borrower acknowledges that Lender may rely on the Casualty Consultant in connection with such confirmation and approval) that the Restoration has been completed in accordance with the provisions of this Section 5.4(b), and the receipt by Lender of evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing. The excess, if any, of the Condemnation Proceeds after the Borrower certifies to Lender in an Officer’s Certificate and Lender confirms and approves (Borrower acknowledges that Lender may rely on the Casualty Consultant in connection with such confirmation and approval) that the Restoration has been completed in accordance with the provisions of this Section 5.4(b), and the receipt by Lender of evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted to Lender to prepay the Note subject to and in accordance with Section 2.4.4 of this Agreement.

(c)                                  Notwithstanding anything to the contrary set forth in this Agreement, including the provisions of this Section 5.4, if the Loan is included in a REMIC Trust and, immediately following a release of any portion of the Lien of the Mortgage following a Casualty or Condemnation (but taking into account any proposed Restoration of the remaining Property), the ratio of the unpaid principal balance of the Loan to the value of the remaining Property is greater than one hundred twenty-five percent (125%) (such value to be determined by Lender in any commercially reasonable method permitted to a REMIC Trust; and which shall exclude the value of personal property or going concern value, if any), the Outstanding Principal Balance must be paid down by an amount equal to the least of the following amounts: (i) the net Award (after payment of Lender’s costs and expenses and any other fees and expenses that have been approved by Lender) or the net Insurance Proceeds (after payment of Lender’s costs and expenses and any other fees and expenses that have been approved by Lender), as the case may be, or (ii) a “qualified amount” as that term is defined in the IRS Revenue Procedure 2010-30, as the same may be amended, replaced, supplemented or modified from time to time, unless Lender receives an opinion of counsel that if such amount is not paid, the applicable Securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of such portion of the Lien of the Mortgage. If and to the extent the preceding sentence applies, only such amount of the net Award or net Insurance Proceeds (as applicable), if any, in excess of the amount required to pay down the Outstanding Principal Balance may be released for purposes of Restoration or released to Borrower as otherwise expressly provided in this Section 5.4.

(d)                                 All Net Proceeds not required (i) to be made available for the Restoration hereunder or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 5.4(b)(vii) may be retained and applied by Lender in accordance with Section 2.4.4 hereof toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its reasonable discretion.

(e)                                  Notwithstanding anything to the contrary contained herein, if in connection with a Casualty any insurance company makes a payment under a property insurance Policy that Borrower proposes be treated as business or rental interruption insurance, then, notwithstanding any designation (or lack of designation) by the insurance company as to the purpose of such payment, as between Lender and Borrower, such payment shall not be treated as business or rental interruption Insurance Proceeds unless Borrower has demonstrated to Lender’s reasonable satisfaction that the remaining Net Proceeds that have been received from the property insurance companies are sufficient to pay 100% of the cost of the Restoration or, if such Net Proceeds are to be applied to repay the Obligations in accordance with the terms hereof, that such remaining Net Proceeds will be sufficient to satisfy the Obligations in full.

VI.                               CASH MANAGEMENT AND RESERVE FUNDS

Section 6.1.                         Cash Management Arrangements. Borrower shall cause all Rents to be transmitted directly by Tenants of the Property into a trust account (the “Clearing Account”) established and maintained by Borrower at Bank of America, N.A. (the “Clearing Bank”) as more fully described in the Clearing Account Agreement. The Clearing Bank shall at all times during the term of the Loan be an Eligible Institution. Without in any way limiting the foregoing, if Borrower or Manager receive any Gross Revenues from the Property (other than amounts released from the Clearing Account or the Deposit Account to Borrower in accordance with the terms hereof and of the other Loan Documents), then (i) such amounts shall be deemed to be collateral for the Obligations and shall be held in trust for the benefit, and as the property, of Lender, (ii) such amounts shall not be commingled with any other funds or property of Borrower or Manager, and (iii) Borrower or Manager shall deposit such amounts in the Clearing Account within one (1) Business Day of receipt. Funds in the Deposit Account and the other Accounts may only be invested in Permitted Investments as directed by Borrower (unless an Event of Default has occurred and is continuing), as more particularly set forth in the Cash Management Agreement. Lender shall also establish subaccounts of the Deposit Account which shall at all times be Eligible Accounts (and may be ledger or book entry accounts and not actual accounts) (such subaccounts are referred to herein as “Accounts”), as contemplated herein and in the Cash Management Agreement. The Clearing Account, the Deposit Account and all Accounts will be under the sole control and dominion of Lender, and Borrower shall have no right of withdrawal therefrom except as expressly provided herein. Borrower shall pay for all expenses of opening and maintaining the Clearing Account, the Deposit Account and all Accounts. Funds deposited into the Clearing Account shall be swept on each Business Day into an operating account as identified by Borrower, unless a Trigger Period is continuing, in which event such funds shall be swept on each Business Day into the Deposit Account and applied and disbursed in accordance with this Agreement and the Cash Management Agreement.

Section 6.2.                         Intentionally Reserved.

Section 6.3.                         Tax Funds.

6.3.1                     Deposits of Tax Funds. During the continuance of a Trigger Period, Borrower shall, subject to Sections 6.11.2 and 6.3.3 hereof deposit with Lender the following: (a) upon the commencement of such Trigger Period, an amount reasonably determined by Lender such that sufficient amounts shall be on deposit in the Tax Account (taking into account the payments required to be deposited pursuant to clause (b) of this Section 6.3.1) to pay the next scheduled payment of Taxes and (b) on each Monthly Payment Date during the continuance of a Trigger Period, an amount equal to one-twelfth (1/12th) of the Taxes that Lender reasonably estimates will be payable during the next ensuing twelve (12) months (taking into account the amounts on deposit pursuant to clause (a) of this Section 6.3.1) in order to accumulate sufficient funds to pay all such Taxes at least thirty (30) days prior to the respective dates the same shall become delinquent, which amounts shall be transferred into an Account established to hold such funds (the “Tax Account”). Amounts deposited from time to time into the Tax Account pursuant to this Section 6.3.1 are referred to herein as the “Tax Funds”. If at any time Lender reasonably determines that the Tax Funds will not be sufficient to pay the Taxes (taking into account the monthly deposits of Tax Funds required to be made pursuant to clause (b) above), Lender shall notify Borrower of such determination and the succeeding monthly deposits for Taxes shall be increased by the amount that Lender reasonably estimates is sufficient to make up the deficiency at least ten (10) days prior to the respective dates that such Taxes become delinquent; provided, that if Borrower receives notice from Lender of any deficiency after the date that is ten (10) days prior to the date that Taxes become delinquent, Borrower will deposit with or on behalf of Lender the amount of such deficiency within three (3) Business Days after its receipt of such notice (provided that, if the Taxes will become delinquent in less than three (3) Business Days, Borrower will deposit the required amounts within one (1) Business Day).

6.3.2                     Release of Tax Funds. Provided no Event of Default shall exist and remain uncured, Lender shall apply Tax Funds in the Tax Account to the timely payment of Taxes. In making any payment relating to Taxes, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax Funds shall exceed the amounts due for Taxes, Lender shall return any excess to Borrower or credit such excess against future monthly payments of Tax Funds to be made. Any Tax Funds remaining in the Tax Account after the Obligations have been paid in full or after the termination of the applicable Trigger Period shall be returned, within five (5) Business Days, to Borrower (or, in connection with the repayment of the Obligations in full, credited against the payoff amount of the outstanding Obligations on the payoff statement).

6.3.3                     Letter of Credit. In lieu of depositing the full amount of Tax Funds required hereunder in cash, Borrower may deliver to Lender a Letter of Credit for all or any portion of such Tax Funds. The aggregate amount of any Letter of Credit and/or cash on deposit with respect to the Tax Account shall at all times be at least equal to the aggregate amount which Borrower is required to have on deposit at such time in the Tax Account pursuant to this Agreement. If Borrower delivers to Lender a Letter of Credit in lieu of depositing cash into the Tax Account, Borrower shall be responsible for paying directly all Taxes subject to and in accordance with this Agreement. If Borrower fails to pay the Taxes as required by this

Agreement, Lender shall have the right without prior notice to Borrower to draw on the Letter of Credit in an amount sufficient to pay the Taxes then due. Provided that no Event of Default has occurred and is continuing, the amount of any Letter of Credit delivered pursuant to this Section 6.3.3 may, at Borrower’s discretion, from time to time be decreased to an amount equal to the then outstanding amounts required to be on deposit in the Tax Account, taking into account deposits and disbursements from the Tax Account that would have been made subject to and in accordance with this Agreement if cash had been deposited into the Tax Account. Notwithstanding the foregoing, the final return by Lender to Borrower of any Letter of Credit delivered in connection with this Section 6.3.3 shall be subject to Borrower’s satisfaction of the conditions set forth in the last sentence of Section 6.3.2 of this Agreement.

Section 6.4.                         Insurance Funds.

6.4.1                     Deposits of Insurance Funds. During the continuance of a Trigger Period, Borrower shall, subject to Sections 6.11.2, 6.4.3, and 6.4.4 hereof, deposit with Lender the following: (a) upon the commencement of such Trigger Period, an amount reasonably determined by Lender such that sufficient amounts shall be on deposit in the Insurance Account (taking into account the payments required pursuant to clause (b) of this Section 6.4.1) to pay the next scheduled payment of Insurance Premiums and (b) on each Monthly Payment Date, an amount equal to one-twelfth (l/12th) of the Insurance Premiums that Lender reasonably estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof (taking into account the amounts on deposit pursuant to clause (a) of this Section 6.4.1), in order to accumulate sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies, which amounts shall be transferred into an Account established to hold such funds (the “Insurance Account”). Amounts deposited from time to time into the Insurance Account pursuant to this Section 6.4.1 are referred to herein as the “Insurance Funds”. If at any time Lender reasonably determines that the Insurance Funds will not be sufficient (taking into account the monthly deposits of Insurance Funds required to be made pursuant to clause (b) above) to pay the Insurance Premiums, Lender shall notify Borrower of such determination and the succeeding monthly deposits for Insurance Premiums shall be increased by the amount that Lender reasonably estimates is sufficient to make up the deficiency at least ten (10) days prior to expiration of the Policies.

6.4.2                     Release of Insurance Funds. Provided no Event of Default shall exist and remain uncured, Lender shall apply Insurance Funds in the Insurance Account to the timely payment of Insurance Premiums, provided Borrower shall furnish Lender with all bills, invoices and statements for the Insurance Premiums for which such funds are required at least thirty (30) days prior to the date on which such charges first become payable. In making any payment relating to Insurance Premiums, Lender may do so according to any bill, statement or estimate procured from the insurer or its agent, without inquiry into the accuracy of such bill, statement or estimate. If the amount of the Insurance Funds shall exceed the amounts due for Insurance Premiums, Lender shall return any excess to Borrower or credit such excess against future monthly payments of Insurance Funds to be made. Any Insurance Funds remaining in the Insurance Account after the Obligations have been paid in full or after termination of the applicable Trigger Period shall be returned, within five (5) Business Days, to Borrower (or, in connection with the repayment of the Obligations in full, credited against the payoff amount of the outstanding Obligations on the payoff statement).

6.4.3                     Acceptable Blanket Policy. Notwithstanding anything to the contrary contained in Section 6.4.1, in the event that an Acceptable Blanket Policy is in effect with respect to any of the Policies required pursuant to Section 5.1 and no Event of Default exists, deposits into the Insurance Account required for Insurance Premiums pursuant to Section 6.4.1 above shall be suspended to the extent that Insurance Premiums relate to such Acceptable Blanket Policy. As of the date hereof, Lender acknowledges and agrees that an Acceptable Blanket Policy is in effect with respect to the Policies required pursuant to Section 5.1.

6.4.4                     Letter of Credit. In lieu of depositing the full amount of Insurance Funds required hereunder in cash, Borrower may deliver to Lender a Letter of Credit for all or any portion of such Insurance Funds. The aggregate amount of any Letter of Credit and/or cash on deposit with respect to the Insurance Account shall at all times be at least equal to the aggregate amount which Borrower is required to have on deposit at such time in the Insurance Account pursuant to this Agreement. If Borrower delivers to Lender a Letter of Credit in lieu of depositing cash into the Insurance Account, Borrower shall be responsible for paying directly all Insurance Premiums subject to and in accordance with this Agreement. If Borrower fails to pay the Insurance Premiums in violation of this Agreement, Lender shall have the right without prior notice to Borrower to draw on the Letter of Credit in an amount sufficient to pay the Insurance Premiums then due. Provided that no Event of Default has occurred and is continuing, the amount of any Letter of Credit delivered pursuant to this Section 6.4.4 may, at Borrower’s discretion, from time to time be decreased to an amount equal to the then outstanding amounts required to be on deposit in the Insurance Account, taking into account deposits and disbursements from the Insurance Account that would have been made subject to and in accordance with this Agreement if cash had been deposited into the Insurance Account. Notwithstanding the foregoing, the final return by Lender to Borrower of any Letter of Credit delivered in connection with this Section 6.4.4 shall be subject to Borrower’s satisfaction of the conditions set forth in the last sentence of Section 6.4.2 of this Agreement.

Section 6.5.                         Capital Expenditure Funds.

6.5.1                     Deposits of Capital Expenditure Funds. During the continuance of a Trigger Period, Borrower shall, subject to Sections 6.11.2 and 6.5.3 hereof, deposit with Lender on each Monthly Payment Date, the amount of $12,523.00, for annual Capital Expenditures, which amounts shall be transferred into an Account established to hold such funds (the “Capital Expenditure Account”). Amounts deposited from time to time into the Capital Expenditure Account pursuant to this Section 6.5.1 are referred to herein as the “Capital Expenditure Funds”.

6.5.2                     Release of Capital Expenditure Funds. Provided no Event of Default is continuing, Lender shall disburse Capital Expenditure Funds to Borrower out of the Capital Expenditure Account, within five (5) Business Days after the delivery by Borrower to Lender of a request therefor (but not more often than once per month), in amounts of at least $10,000 (or a lesser amount if the total amount in the Capital Expenditure Account is less than $10,000, in which case only one (1) disbursement of the amount remaining in the account shall be made) provided that: (i) such disbursement is for an Approved Capital Expenditure; (ii) the request for disbursement is accompanied by (A) an Officer’s Certificate from Borrower (1) stating that the items to be funded by the requested disbursement are Approved Capital Expenditures, and a description thereof, (2) stating that all Approved Capital Expenditures to be funded by the requested disbursement have been completed (or completed to the extent of the requested disbursement) in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (3) stating that the Approved Capital Expenditures (or the relevant portions thereof) to be funded from the disbursement in question have not been the subject of a previous disbursement, and (4) stating that all previous disbursements of Capital Expenditure Funds have been used to pay previously identified Approved Capital Expenditures, (B) a copy of any license, permit or other approval required by any Governmental Authority in connection with such Approved Capital Expenditure, if any, and not previously delivered to Lender, (C) copies of appropriate lien waivers, conditional lien waivers, or other evidence of payment reasonably satisfactory to Lender, (D) for disbursements in the amount of $100,000 or more, at Lender’s option, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not permitted hereunder or under the other Loan Documents, and (E) such other evidence as Lender shall reasonably request to demonstrate that the Approved Capital Expenditures to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower (or the portion thereof as to which such request for disbursement has been submitted has been completed and is paid for (other than any retention amount which is not a part of such disbursement request) or will be paid upon such disbursement to Borrower) and (iii) if such disbursement request is for $500,000 or more, Lender shall have (if it desires) verified (by an inspection conducted at Borrower’s reasonable out-of-pocket expense) performance of the work associated with such Approved Capital Expenditure, it being agreed that Lender shall notify Borrower within five (5) Business Days if it intends to conduct an inspection and then reasonably promptly cause such inspection to be performed. Any Capital Expenditure Funds remaining in the Capital Expenditure Account after the Obligations have been paid in full or after termination of the applicable Trigger Period shall be returned, within five (5) Business Days, to Borrower (or, in connection with the repayment of the Obligations in full, credited against the payoff amount of the outstanding Obligations on the payoff statement).

6.5.3                     Letter of Credit. In lieu of depositing the full amount of Capital Expenditure Funds required hereunder in cash, Borrower may deliver to Lender a Letter of Credit for all or any portion of such Capital Expenditure Funds. The aggregate amount of any Letter of Credit and/or cash on deposit with respect to the Capital Expenditure Account shall at all times be at least equal to the aggregate amount which Borrower is required to have on deposit at such time in the Capital Expenditure Account pursuant to this Agreement. If Borrower delivers to Lender a Letter of Credit in lieu of depositing cash into the Capital Expenditure Account, Borrower shall be responsible for paying directly all Capital Expenditures subject to and in accordance with this Agreement. If Borrower fails to pay for Capital Expenditures subject to and in accordance with this Agreement, Lender shall have the right without prior notice to Borrower to draw on the Letter of Credit in an amount sufficient to pay the costs of Capital Expenditures then due. Provided that no Event of Default has occurred and is continuing, the amount of any Letter of Credit delivered pursuant to this Section 6.5.3 may, at Borrower’s discretion, from time to time be decreased to an amount equal to the then outstanding amounts required to be on deposit in the Capital Expenditure Account, taking into account deposits and disbursements from the Capital Expenditure Account that would have been made subject to and in accordance with this Agreement if cash had been deposited into the Capital Expenditure Account. Notwithstanding the foregoing, the final return by Lender to Borrower of any Letter of Credit delivered in connection with this Section 6.5.3 shall be subject to Borrower’s satisfaction of the conditions set forth in the last sentence of Section 6.5.2 of this Agreement.

Section 6.6.                         Rollover Funds.

6.6.1                     Deposits of Rollover Funds.

(a)                                 Borrower shall, subject to Sections 6.11.2 and 6.6.3 hereof, deposit with Lender during the continuance of a Trigger Period the following: (i) upon the commencement of such Trigger Period, an amount determined by Lender such that sufficient amounts shall be on deposit in the Rollover Account (taking into account the payments required pursuant to clause (ii) of this Section 6.6.1) to pay the costs of Borrower’s then current obligations with respect to tenant improvements and leasing commissions, but in no event shall such amount be more than the amount that would have been on deposit in the Rollover Account had Borrower been required to make the monthly deposits required pursuant to clause (ii) of this Section 6.6.1(a) from the Closing Date through the commencement of such Trigger Period taking into account the disbursements from the Rollover Account that would have been made subject to and in accordance with this Agreement during such period and (ii) on each Monthly Payment Date the sum of $104,359.00, for tenant improvements and leasing commissions that may reasonably be incurred under the Leases following the commencement of such Trigger Period, which amounts shall be transferred into an Account established to hold such funds (the “Rollover Account”). Amounts deposited from time to time into the Rollover Account pursuant to this Section 6.6.1 are referred to herein as the “Rollover Funds”. Borrower hereby represents and warrants that Schedule XII accurately reflects all tenant improvements and leasing commissions due under Leases as of the Closing Date.

(b)                                 In addition to the required monthly deposits set forth in subsection (a) above, the following items shall be deposited into the Rollover Account and held as Rollover Funds (subject to and in accordance with the terms of Section 6.6.2(b)), and Borrower shall advise Lender at the time of receipt thereof of the nature of such receipt so that Lender shall have sufficient time to instruct the Deposit Bank to deposit and hold such amounts in the Rollover Account pursuant to the Cash Management Agreement: all sums paid with respect to (i) a modification of any Lease that materially reduces the Rent paid thereunder or the space demised thereunder and (ii) any rejection, termination, surrender or cancellation of any Lease (including in any bankruptcy case) or any lease buy-out or surrender payment from any Tenant (including any payment relating to unamortized tenant improvements and/or leasing commissions) (collectively, “Lease Termination Payments”) in an amount equal to the applicable Lease Termination Deposit Amount, which amount shall constitute Rollover Funds and shall be disbursed subject to and in accordance with Section 6.6.2(a) in connection with tenant improvements and leasing commissions with respect to the space demised under the applicable terminated or surrendered Lease. The remainder of any Lease Termination Payments in excess of the Lease Termination Deposit Amount shall be deposited into the Deposit Account and applied in accordance with this Agreement and the other Loan Documents. Notwithstanding anything to the contrary contained herein, in no event shall Borrower be required to deposit with Lender any Lease Termination Payment received in connection with the Sugar & Plum Lease, if, at the time such Lease Termination Payment is paid, the portion of the Property demised under the Sugar & Plum lease is leased by VRLP pursuant to a Master Lease.

6.6.2                     Release of Rollover Funds and Lease Termination Deposit Amounts.

(a)                                 Provided no Event of Default is continuing, Lender shall disburse Rollover Funds to Borrower out of the Rollover Account, within five (5) Business Days after the delivery by Borrower to Lender of a request therefor (but not more often than once per month), in amounts of at least $10,000 (or a lesser amount if the total amount in the Rollover Account is less than $10,000, in which case only one (1) disbursement of the amount remaining in the account shall be made) provided that: (i) such disbursement is for an Approved Leasing Expense; (ii) the request for disbursement is accompanied by (A) an Officer’s Certificate from Borrower (1) stating that the items to be funded by the requested disbursement are Approved Leasing Expenses and a description thereof, (2) stating that any tenant improvements at the Property to be funded by the requested disbursement (or the relevant portion thereof as to which such request for funds relates) have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (3) stating that the Approved Leasing Expenses (or the relevant portions thereof) to be funded from the disbursement in question have not been the subject of a previous disbursement, and (4) stating that all previous disbursements of Rollover Funds have been used to pay previously identified Approved Leasing Expenses, (B) a copy of any license, permit or other approval by any Governmental Authority required in connection with the tenant improvements and not previously delivered to Lender; provided, however, that if Borrower is not performing the tenant improvements, then Borrower shall use commercially reasonable efforts to cause the Tenant to deliver the foregoing to the extent required under such Tenant’s Lease, (C) copies of appropriate lien waivers, conditional lien waivers or other evidence of payment reasonably satisfactory to Lender; provided, however, that if Borrower is not performing the tenant improvements, then Borrower shall use commercially reasonable efforts to cause the Tenant to deliver the foregoing to the extent required under such Tenant’s Lease, (D) for disbursements in the amount of $100,000 or more, at Lender’s option, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not permitted hereunder or under the other Loan Documents, (E) for tenant improvements with respect to a single demised premises under a Lease in an aggregate amount of $500,000 or more, if requested by Lender, with respect to the final disbursement from the Rollover Account for such tenant improvement costs, a current Tenant estoppel certificate in form and substance required under such Tenant’s Lease and otherwise reasonably acceptable to Lender and (F) such other evidence as Lender shall reasonably request to demonstrate that the Approved Leasing Expenses, to be funded by the requested disbursement have been paid for or will be paid upon such disbursement to Borrower (or the portion thereof as to which such request for disbursement has been submitted has been paid for (other than any retention amount which is not a part of such disbursement request) or will be paid upon such disbursement to Borrower).

(b)                                 If any Lease Termination Deposit Amount is deposited into the Rollover Account with respect to a terminated or surrendered Lease and the amount required to be paid for leasing commissions and tenant improvements with respect to the space demised under such terminated or surrendered Lease is less than the amount of such Lease Termination Deposit Amount, then, provided that no Event of Default is continuing, such excess amount shall be shall disbursed on the first occurring Monthly Payment Date pursuant to Section 6.11.1 of this Agreement after the complete re-leasing of such space to one or more replacement Tenants pursuant to Leases with a term of at least five (5) years and otherwise entered into in compliance with the terms of this Agreement.

(c)                                  Any Rollover Funds and/or Lease Termination Deposit Amounts remaining in the Rollover Account after the Obligations have been paid in full or, with respect to the Rollover Funds deposited pursuant to clause (ii) of Section 6.6.1 above, after termination of the applicable Trigger Period, shall be returned, within five (5) Business Days, to Borrower (or, in connection with the repayment of the Obligations in full, credited against the payoff amount of the outstanding Obligations on the payoff statement).

6.6.3                     Letter of Credit. In lieu of depositing the full amount of Rollover Funds required hereunder in cash, Borrower may deliver to Lender a Letter of Credit for all or any portion of such Rollover Funds. The aggregate amount of any Letter of Credit and/or cash on deposit with respect to the Rollover Account shall at all times be at least equal to the aggregate amount which Borrower is required to have on deposit at such time in the Rollover Account pursuant to this Agreement. If Borrower delivers to Lender a Letter of Credit in lieu of depositing cash into the Rollover Account, Borrower shall be responsible for paying directly all tenant improvement costs and leasing commissions subject to and in accordance with this Agreement. If Borrower fails to pay for tenant improvement costs and leasing commissions in violation of this Agreement, Lender shall have the right without prior notice to Borrower to draw on the Letter of Credit in an amount sufficient to pay the costs of tenant improvement and leasing commissions then due. Provided that no Event of Default has occurred and is continuing, the amount of any Letter of Credit delivered pursuant to this Section 6.6.3 may, at Borrower’s discretion, from time to time be decreased to an amount equal to the then outstanding amounts required to be on deposit in the Rollover Account, taking into account deposits and disbursements from the Rollover Account that would have been made subject to and in accordance with this Agreement if cash had been deposited into the Rollover Account. Notwithstanding the foregoing, the final return by Lender to Borrower of any Letter of Credit delivered in connection with this Section 6.6.3 shall be subject to Borrower’s satisfaction of the conditions set forth in the last sentence of Section 6.6.2 of this Agreement.

Section 6.7.                         Intentionally Omitted.

Section 6.8.                         Intentionally Omitted.

Section 6.9.                         Casualty and Condemnation Account. Borrower shall, subject to Section 6.11.2 hereof, pay, or cause to be paid, to Lender all Insurance Proceeds or Awards due to any Casualty or Condemnation in accordance with the provisions of Sections 5.2 and 53 (but subject to Section 5.4), which amounts shall be transferred into an Account established to hold such funds (the “Casualty and Condemnation Account”). Amounts deposited from time to time into the Casualty and Condemnation Account pursuant to this Section 6.9 are referred to herein as the “Casualty and Condemnation Funds”. All Casualty and Condemnation Funds shall be held, disbursed and/or applied in accordance with the provisions of Sections 5.2, 5.3 and 5.4 hereof.

Section 6.10.                  Cash Collateral Funds. If a Trigger Period shall be continuing, all Available Cash shall be paid to Lender, which amounts shall be transferred by Lender into an Account established to hold such funds (the “Cash Collateral Account”) which will be held by Lender as cash collateral for the Debt. Amounts on deposit from time to time in the Cash Collateral Account pursuant to this Section 6.10 are referred to as the “Cash Collateral Funds”. Provided no Event of Default has occurred or is continuing, any Cash Collateral Funds on deposit in the Cash Collateral Account not previously disbursed or applied shall be disbursed to Borrower within five (5) Business Days of the termination of any Low Debt Service Period. Notwithstanding the foregoing, Lender shall have the right, but not the obligation, at any time during the continuance of an Event of Default, in its sole and absolute discretion to apply any and all Cash Collateral Funds then on deposit in the Cash Collateral Account to the Debt or the

Obligations, in such order and in such manner as Lender shall elect in its sole and absolute discretion, including to make a prepayment of principal (if such Lender’s application to the prepayment of principal occurs following acceleration of the Loan, Borrower shall pay the applicable Prepayment Fee, if any, applicable thereto) or any other amounts due hereunder. In the event a Letter of Credit or cash collateral is delivered to Lender to avoid the occurrence of a Trigger Period or to end a Trigger Period, then, provided no Event of Default shall have occurred and be continuing, such Letter of Credit or cash collateral shall be returned to Borrower promptly following any subsequent Calculation Date on which the Debt Service Coverage Ratio (without giving effect to such Letter of Credit or cash collateral) equals or is greater than 1.90:1.00.

Section 6.11.                          Property Cash Flow Allocation.

6.11.1              Order of Priority of Funds in Deposit Account. Provided no Trigger Event has occurred and is continuing, on each Business Day all funds deposited in the Clearing Account shall be disbursed to or as directed by Borrower by wire transfer or via the automated clearinghouse system. During the continuance of any Low Debt Service Period, on each Monthly Payment Date during the Term, except upon the occurrence and during the continuance of an Event of Default, all funds on deposit in the Clearing Account shall be swept each Business Day to the Deposit Account and applied on such Monthly Payment Date in the order of priority set forth in the Cash Management Agreement (after the transfer to the Casualty and Condemnation Account of any Net Proceeds required to be deposited therein pursuant to Section 6.9).

6.11.2              Failure to Make Payments. Notwithstanding anything to the contrary contained herein, during the existence of a Low Debt Service Period, Borrower shall have no further obligation to transfer or deposit any Reserve Funds pursuant to Section 6.3, 6.4, 6.5, 6.6 or 6.9 hereof so long as adequate funds are available in the Deposit Account for such deposits, Lender’s access to such funds has not been restricted in any manner and an Event of Default has not occurred which is then continuing, and the failure by the Deposit Bank to allocate such funds into the appropriate Accounts shall not constitute an Event of Default.

6.11.3              Application After Event of Default. Notwithstanding anything to the contrary contained in this Article VI, upon the occurrence and during the continuance of an Event of Default, Lender, at its option, may apply any Gross Revenue then in the possession of Lender, Clearing Bank or Deposit Bank (including any Reserve Funds on deposit in any Cash Management Account to the payment of the Debt in such order, proportion and priority as Lender may determine in its sole and absolute discretion. Lender’s right to withdraw and apply any of the foregoing funds shall be in addition to all other rights and remedies provided to Lender under the Loan Documents.

Section 6.12.                  Security Interest in Reserve Funds. As security for payment of the Debt and the performance by Borrower of all Other Obligations, Borrower hereby pledges and assigns to Lender, and grants to Lender a security interest in, all of Borrower’s right, title and interest in and to all payments to or monies held in the Clearing Account, the Deposit Account and Accounts (collectively, the “Cash Management Accounts”). Borrower hereby grants to Lender a continuing security interest in, and agrees to hold in trust for the benefit of Lender, all Rents in its possession prior to the (i) payment of such Rents to Lender or (ii) deposit of such Rents into the Deposit Account. Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Cash Management

Account, or permit any Lien to attach thereto, or any levy to be made thereon, or any UCC Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto (other than the Liens created pursuant to the Loan Documents and the Permitted Encumbrances). This Agreement is, among other things, intended by the parties to be a security agreement for purposes of the UCC. Upon the occurrence and during the continuance of an Event of Default, Lender may apply any sums in any Cash Management Account to the payment of the Debt in any order and in any manner as Lender shall elect in Lender’s discretion without seeking the appointment of a receiver and without adversely affecting the rights of Lender to foreclose the Lien of the Mortgage or exercise its other rights under the Loan Documents. Cash Management Accounts shall not constitute trust funds and may be commingled with other monies held by Lender; provided however, that Reserve Funds shall not be commingled. The Reserve Funds shall be held in Eligible Accounts. Provided no Event of Default has occurred and is continuing, all interest which accrues on the funds in any Account shall accrue for the benefit of Borrower and shall be taxable to Borrower and shall be added to and disbursed in the same manner and under the same conditions as the principal sum on which said interest accrued. Notwithstanding anything to the contrary contained herein, upon repayment in full of the Debt, all remaining funds in the Accounts, if any, shall, within five (5) Business Days, be disbursed to Borrower (or credited against the payoff amount of the outstanding Obligations on the payoff statement).

Section 6.13.                  Intentionally Omitted.

Section 6.14.                  Intentionally Reserved.

Section 6.15.                          Limitations on Letters of Credit/Alteration Deficiency Guaranties/Bottom Dollar Guaranties. The aggregate amount of all Letters of Credit, Alteration Deficiency Guaranties, Bottom Dollar Guaranties and other guaranties provided pursuant to this Agreement including, but without limitation, Section 4.3, Section 4.6 and Section 4.11.5(c), shall not exceed ten percent (10%) of the Outstanding Principal Balance, unless (i) Borrower delivers to Lender an opinion of counsel to the effect that delivery of such Letter of Credit or guaranties does not alter the conclusion reached in the Insolvency Opinion or a new non-consolidation opinion, in each case which opinion and any counsel delivering such opinion (if not counsel who delivered the Insolvency Opinion) shall be reasonably acceptable to Lender and only to the extent required by any Rating Agency rating any Securities secured by the Loan in connection with a Securitization, or the Insolvency Opinion included or otherwise contemplated such Letter of Credit, Alteration Deficiency Guaranties, Bottom Dollar Guaranties or other guaranties and (ii) in the case of a Letter of Credit, Borrower shall have no reimbursement obligations with respect to such Letter of Credit and such Letter of Credit shall be a capital contribution to Borrower and shall be accompanied by the execution and delivery of a contribution agreement in the form attached hereto as Exhibit E.

VII.                                   PERMITTED TRANSFERS

Section 7.1.                         Permitted Transfer of the Entire Property.

(a)                                 Notwithstanding the provisions of Section 4.2, Borrower shall have, following the earlier to occur of (i) a Securitization of the Loan or (ii) the date that is six (6) months subsequent to the Closing Date, the right to convey the entire Property to a new borrower (the “Transferee Borrower”) and have Transferee Borrower assume all of Borrower’s obligations under the Loan Documents, and have one or more replacement guarantors assume all of the obligations of Guarantor under the Loan Documents from and after the date of such transfer (collectively, a “Transfer and Assumption”), subject to the terms and full satisfaction of all of the conditions precedent set forth in Section 7.1(b).

(b)                                 Each Transfer and Assumption (other than the Permitted Transfers) shall be subject to the following conditions:

(i)                      Borrower shall have provided Lender with not less than thirty (30) days prior written notice, which notice shall contain sufficient detail to enable Lender to reasonably determine that the Transferee Borrower complies with the requirements set forth herein;

(ii)                      no Event of Default shall have occurred and be continuing;

(iii)                       Transferee Borrower shall be a Special Purpose Bankruptcy Remote Entity in accordance with Section 4.4 and Schedule V;

(iv)                     Transferee Borrower shall be Controlled by a Person who (x) is a Qualified Transferee owning, directly or indirectly, not less than fifty-one percent (51%) of the equity interests in Transferee Borrower (y) prior to a Securitization, whose identity and experience is reasonably acceptable to Lender and (z) is a Qualified Owner;

(v)                     the Property shall be managed by a Qualified Manager or by any other property manager reasonably acceptable to Lender;

(vi)                     Transferee Borrower shall have executed and delivered to Lender an assumption agreement in form and substance reasonably acceptable to Lender;

(vii)                      the replacement guarantor or, if more than one, the replacement guarantors collectively, shall constitute an Approved Replacement Guarantor;

(viii)                       each Approved Replacement Guarantor shall deliver to Lender a guaranty of recourse obligations (in substantially the same form as the Guaranty) and an environmental indemnity agreement (in substantially the same form as the Environmental Indemnity), pursuant to which, in each case, the Approved Replacement Guarantor(s) agree(s) to be liable under each such guaranty of recourse obligations and environmental indemnity agreement at least from and after the date of such Permitted Transfer (whereupon the previous guarantor shall be released from all or any further liability, as applicable, under the guaranty of recourse obligations for acts that arise from and after the date of such Permitted Transfer and such Approved Replacement Guarantor(s) shall be the “Guarantor” for all purposes set forth in this Agreement);

(ix)                    Transferee Borrower shall submit to Lender true, correct and complete copies of all documents reasonably requested by Lender concerning the organization, existence and authority of Transferee Borrower and each Approved Replacement Guarantor;

(x)                    satisfactory Patriot Act, OFAC and similar searches shall have been received by Lender with respect to (A) each Approved Replacement Guarantor, (B) Transferee Borrower, (C) any Person that Controls Transferee Borrower or owns a direct or indirect equity interest in Borrower which equals or exceeds twenty percent (20%) and (D) any other Person reasonably required by Lender in order for Lender to fulfill Patriot Act compliance guidelines required by the Patriot Act and other applicable law in connection with such Transfer and Assumption;

(xi)                    Lender shall have received a Rating Agency Confirmation from each of the applicable Rating Agencies;

(xii)                     counsel to Transferee Borrower and each Approved Replacement Guarantor(s) shall deliver to Lender opinions in form and substance reasonably satisfactory to Lender as to such matters as Lender shall reasonably require, which may include opinions as to substantially the same matters as were required in connection with the origination of the Loan (including a new substantive non-consolidation opinion);

(xiii)                      Transferee Borrower and/or Borrower shall deliver to Lender, upon such conveyance, a transfer fee equal to one-quarter of one percent (0.25%) of the Outstanding Principal Balance; provided that the transfer fee with respect to the first Assumption subject to and in accordance with this Section 7.1 shall be $250,000;

(xiv)                    Borrower shall pay all of Lender’s reasonable out-of-pocket costs (including, without limitation, reasonable attorney’s fees and disbursements and Rating Agency Fees) and expenses in connection with the Transfer and Assumption (which amount shall be in addition to any Assumption fees payable hereunder); and

(xv)                   Lender shall have received all other customary legal documentation it may reasonably require including, without limitation, evidence of property insurance and endorsements to the Title Insurance Policy.

Section 7.2.                         Permitted Transfers. Notwithstanding anything to the contrary contained in Section 4.2, the following Transfers (herein, the “Permitted Transfers”) shall be permitted hereunder without any consent or approval of Lender and without the requirement to satisfy any other conditions:

(a)                                 all Leases and all equipment leases that satisfy the requirements of Section 4.21;

(b)                                 any Transfer and Assumption entered into in compliance with Section 7.1;

(c)                                  all Permitted Encumbrances;

(d)                                 the transfer of publicly traded shares or other publicly traded interests in any indirect equity owner of Borrower;

(e)                                 Transfers of (but not a mortgage, pledge, hypothecation, encumbrance or grant of a security interest in) the direct or indirect beneficial interests in Borrower, provided that:

(i)                     Lender receives thirty (30) days’ prior written notice thereof, unless such Transfer is between or among the direct or indirect beneficial owners of Borrower, and/or the Affiliates of the direct or indirect beneficial owners of Borrower, as of the Closing Date (except if such Transfer triggers the requirement for delivery of an opinion pursuant to clause (vi) below, in which case notice will be required),

(ii)                    subsequent to such Transfer, VRLP or VRT shall directly or indirectly own at least thirty-five percent (35%) of the direct or indirect equity interests in Borrower and VRLP or VRT shall directly or indirectly Control Borrower,

(iii)                      immediately prior to such Transfer, no Event of Default shall have occurred and be continuing,

(iv)                     subsequent to such Transfer, Borrower will continue to be a Special Purpose Bankruptcy Remote Entity,

(v)                     such Transfer does not result in a violation of any Legal Requirements, including, without limitation, ERISA and the Patriot Act,

(vi)                     if (A) such Transfer causes the transferee to own, in the aggregate with the ownership interests of its Affiliates and family members, more than a forty-nine percent (49%) interest in Borrower and the transferee (together with its Affiliates and family members) did not, prior to such Transfer, own more than a forty-nine percent (49%) interest in Borrower, or (B) such Transfer, together with all other Transfers by Borrower, whether in a single Transfer or in a series of Transfers and whether or not effected simultaneously, results in a direct transfer of more than forty-nine percent (49%) of the aggregate limited liability company interests in Borrower, then a reasonably acceptable non-consolidation opinion as evidenced by a Rating Agency Confirmation is delivered to the holder of the Loan and to each of the Rating Agencies rating Securities secured by the Loan in connection with a Securitization concerning, as applicable, Borrower, the new transferee and/or their applicable owners, and

(vii)                      the Property shall continue to be managed by a Qualified Manager or any other property manager reasonably acceptable to Lender and, if all or any part of the Loan is part of a Securitization, the applicable Rating Agencies;

(f)                                   intentionally omitted;

(g)                                  intentionally omitted;

(h)                                 all Permitted Bergen Transfers;

(i)                                     Transfers or disposal of building equipment which is being replaced or which is no longer necessary in connection with the operation of the Property free from the Lien of the Mortgage, provided that such Transfer or disposal would not reasonably be expected to and does not have a Material Adverse Effect on the value of the Property taken as a whole, will not materially impair the utility or condition of the Property, and will not result in a reduction or abatement of, or right of offset against, the Rents payable under any Lease, in any such case as a result thereof, and provided, further, that any new building equipment acquired by Borrower (and not so disposed of) shall be subject to the Lien of the Mortgage, it being agreed that Lender shall, from time to time, upon receipt of an Officer’s Certificate requesting the same and confirming satisfaction of the conditions set forth above, execute a written instrument in form reasonably satisfactory to Lender to confirm that such building equipment which is to be, or has been, sold or disposed of is free from the Lien of the Mortgage. Borrower shall execute and deliver, or cause to be executed and delivered, to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect Lender’s security interest in any such new building equipment, as Lender may reasonably require; and

(j)                                    (I) immaterial Transfers of (A) portions of the Property to Governmental Authorities for dedication or public use or (B) portions of such Property to third parties for the purpose of erecting and operating additional structures whose use is integrated with the use of the Property, and (II) granting of easements, restrictions, covenants, reservations and rights-of-way in the ordinary course of business for access, water and sewer lines, telephone or other fiber optic or other data transmission lines, electric lines or other utilities or for other similar purposes, provided that no such Transfer, conveyance or encumbrance set forth in the foregoing clauses (I) and (II) shall materially impair the utility and operation of the Property or would reasonably be expected to or does result in a Material Adverse Effect, it being agreed that, in connection with any Transfer permitted pursuant to this clause (j), Lender shall execute and deliver any instrument reasonably necessary or appropriate, in the case of the Transfers referred to in clause (I) above, to release the portion of the Property affected by such dedication or such Transfer from the Lien of the Mortgage or, in the case of clause (II) above, to subordinate the Lien of the Mortgage to such easements, restrictions, covenants, reservations and rights-of-way or other similar grants upon receipt by Lender of: (w) thirty (30) days’ prior written notice thereof; (x) a copy of the instrument or instruments of Transfer; (y) an Officer’s Certificate stating (I) with respect to any Transfer, the consideration, if any, being paid for the Transfer, (II) that such Transfer does not materially impair the utility, condition and operation of the Property or materially reduce the value of the Property, and (III) that such Transfer complies with all Legal Requirements and would not reasonably be expected to, and does not result in, a Material Adverse Effect and (z) reimbursement of all of Lender’s reasonable out-of-pocket costs and expenses (including reasonable attorney’s fees and disbursements) incurred in connection with such Transfer. Notwithstanding the foregoing, if the Loan is included in a REMIC Trust and, immediately following a release of a portion of the Lien of the Mortgage pursuant to clause (I) of this Section 7.2(j), if the ratio of the unpaid principal balance of the Loan to the value of the remaining Property is greater than one hundred twenty-five percent (125%) (such value to be determined by Lender by any commercially reasonable method permitted to a REMIC Trust, and which shall exclude the value of personal property and going concern value, if any), the Outstanding Principal Balance must be paid down by a “qualified amount” as that term is defined in IRS Revenue Procedure 2010-30, as the same may be amended, replaced, supplemented or modified from time to time, unless Lender receives an opinion of counsel that if such amount is not paid, the applicable Securitization will not fail to maintain its status as a REMIC Trust as a result of such release.

Notwithstanding anything to the contrary contained in this Section 7.2, if, as a result of any Permitted Transfer, Guarantor no longer either Controls or owns any direct or indirect interest in Borrower, it shall also be a condition hereunder that one or more Approved Replacement Guarantors shall execute and deliver a guaranty of recourse obligations (in the same form as the guaranty of recourse obligations delivered to Lender by Guarantor on the date hereof) on or prior to the date of such Permitted Transfer, pursuant to which, in each case, the Approved Replacement Guarantor(s) agree(s) to be liable under each such guaranty of recourse obligations and environmental indemnity agreement from and after the date of such Permitted Transfer (whereupon the previous guarantor shall be released from any further liability under the guaranty of recourse obligations from acts that arise from and after the date of such Permitted Transfer and such Approved Replacement Guarantor(s) shall be the “Guarantor” for all purposes set forth in this Agreement).

Section 7.3.                         Cost and Expenses; Searches; Copies.

(a)                                 Borrower shall pay all reasonable out-of-pocket costs and expenses of Lender in connection with any Transfer, whether or not such Transfer is deemed to be a Permitted Transfer, including, without limitation, all reasonable fees and expenses of Lender’s counsel, and the cost of any required counsel opinions related to REMIC or other securitization or tax issues and any Rating Agency fees, if applicable.

(b)                                 Borrower shall provide Lender with copies of all revised and/or new organizational documents (if any) relating to any Permitted Transfer (excluding Transfers of interests in VRT or VRLP) and provide an updated, certified organizational chart.

(c)                                  In connection with any Permitted Transfer (excluding Transfers of interests in VRT or VRLP), to the extent a transferee, together with its Affiliates, shall own twenty percent (20%) or more of the direct or indirect ownership interests in Borrower immediately following such transfer (provided such transferee, together with its Affiliates, owned less than twenty percent (20%) of the direct or indirect ownership interests in Borrower as of the Closing Date), Borrower shall deliver (and Borrower shall be responsible for any reasonable out of pocket costs and expenses in connection therewith), customary searches reasonably requested by Lender in writing (such as, without limitation, credit, judgment, lien, litigation, bankruptcy, criminal and watch list) with respect to such transferee.

VIII.                     DEFAULTS

Section 8.1.                         Events of Default. Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i)                    if (A) the Obligations are not paid in full on the Maturity Date, (B) any regularly scheduled monthly payment of interest, and, if applicable, principal due under the Note is not paid in full on the applicable Monthly Payment Date, (C) any prepayment of principal due under this Agreement or the Note is not paid when due, or (D) the Prepayment Fee is not paid when due, except to the extent that aggregate sums are on deposit in the Clearing Account, Deposit Account and/or in the Cash

Collateral Account sufficient to make such payment and all other payments required to be made pursuant to clauses (i) and (ii) of Section 5(b) of the Cash Management Agreement and Lender’s access to such sums is not restricted or constrained in any manner;

(ii)                   if any other amount payable pursuant to this Agreement, the Note or any other Loan Document (other than as set forth in the foregoing clause (i)) is not paid in full when due and payable in accordance with the provisions of the applicable Loan Document, with such failure continuing for ten (10) Business Days after Lender delivers written notice thereof to Borrower, except to the extent that either (x) sums sufficient to make such payments are on deposit in the Account established to hold funds for making such payment or (y) aggregate sums are on deposit in the Clearing Account, the Deposit Account and/or in the Cash Collateral Account sufficient to make such payment and all other payments required to be made in advance of such payment pursuant to Section 5(b) of the Cash Management Agreement and, in either case, Lender’s access to such sums is not restricted or constrained in any manner;

(iii)                     subject to Borrower’s right to contest pursuant to the terms of this Agreement, if any of the Taxes or Other Charges are not paid when due, except to the extent that either (x) sums sufficient to make such payments are on deposit in the Tax Account or (y) aggregate sums are on deposit in the Clearing Account, the Deposit Account and/or in the Cash Collateral Account sufficient to make such payment and, in either case, Lender’s access to such sums is not restricted or constrained in any manner;

(iv)                    (x) if the Policies are not kept in full force and effect, except to the extent that such Policies lapse due to the nonpayment of Insurance Premiums and either (a) sums sufficient to make such payments are on deposit in the Insurance Account or (b) aggregate sums are on deposit in the Clearing Account, the Deposit Account and/or in the Cash Collateral Account sufficient to make such payment and the other payments required to be made pursuant to clause (i) of Section 6.11.1 and, in either case, Lender’s access to such sums is not restricted or constrained in any manner; or (y) (A) if Lender has not received evidence of the insurance required hereunder being renewed at least three (3) Business Days prior to expiration of the Policies or (B) copies of the Policies (or other evidence of required insurance reasonably acceptable to Lender) are not delivered to Lender on or prior to the date the same are to be delivered hereunder and such failure specified in this clause (B) continues for ten (10) days following written notice from Lender to Borrower thereof;

(v)                    if, except as permitted under this Agreement (including all Permitted Transfers), a Transfer occurs;

(vi)                    if any representation or warranty made by Borrower or Guarantor herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date such representation or warranty was made; provided, however, that with respect to any such breach which is susceptible of being cured, such breach shall not be deemed an Event of Default hereunder unless and until it shall remain uncured for thirty (30) days after Borrower receives notice of such breach and, if such breach cannot reasonably be cured within such thirty (30) day period and Borrower commences to cure such breach within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure same, Borrower shall have such additional time as is reasonably necessary to cure such breach, but not in excess of sixty (60) days from the date the original notice from Lender was received by Borrower plus time necessary for Excusable Delay; provided that Borrower acknowledges and agrees that the representations and warranties set forth in Sections 3.1.4, 3.1.5 (the last sentence only), 3.1.7(d), 3.1.8, 3.1.10, 3.1.17, 3.1.19, 3.1.20, 3.1.23, 3.1.26, and 3.1.31 are not capable of being cured; provided, further, however, that in the case of a breach of Section 3.1.1, such breach shall not constitute an Event of Default in the event that such breach shall be remedied within a timely manner and in any event within not more than thirty (30) days of Lender’s request and within thirty (30) days following the request of Lender, Borrower delivers to Lender a new non-consolidation opinion or an opinion of counsel to the effect that such breach does not impair, negate or adversely change the opinions rendered in the Insolvency Opinion, in each case, to the extent required by any Rating Agency rating any Securities secured by the Loan in connection with a Securitization;

(vii)               if Borrower, or Guarantor shall make a general assignment for the benefit of creditors;

(viii)                if a receiver, liquidator or trustee shall be appointed for Borrower, or Guarantor or if Borrower, or Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, or Guarantor, or if any proceeding for the dissolution or liquidation of Borrower, or Guarantor shall be instituted, or if Borrower is substantively consolidated with any other Person; provided, however, if such appointment, adjudication, petition, proceeding or consolidation was involuntary and not consented to by Borrower, or Guarantor, upon the same not being discharged, stayed or dismissed within ninety (90) days following its filing;

(ix)              if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(x)               if any of the assumptions contained in the Insolvency Opinion, or in any other non-consolidation opinion delivered to Lender in connection with the Loan, is or shall become untrue unless such matter is cured in a timely manner and in a manner that would not cause an impairment or a negative or adverse change in the Insolvency Opinion or such other non-consolidation opinion so delivered; provided, however, that in the case of a breach pursuant to this Section 8.1(x), such breach shall not constitute an Event of Default in the event that such breach shall be remedied within a timely manner and in any event within not more than thirty (30) days of Lender’s request and within thirty (30) days following the request of Lender, Borrower delivers to Lender a new non-consolidation opinion or an opinion of counsel to the effect that such breach does not impair, negate or adversely change the opinions rendered in the Insolvency Opinion, in each case, to the extent required by any Rating Agency rating any Securities secured by the Loan in connection with a Securitization;

(xi)             a breach of the covenants set forth in Sections 4.4, 4.23 or 4.31 hereof; provided, however, that in the case of a breach of Section 4.4, such breach shall not constitute an Event of Default in the event that such breach shall be remedied within a timely manner and in any event within not more than thirty (30) days of Lender’s request and within thirty (30) days following the request of Lender, Borrower delivers to Lender a new non-consolidation opinion or an opinion of counsel to the effect that such breach does not impair, negate or adversely change the opinions rendered in the Insolvency Opinion, in each case, to the extent required by any Rating Agency rating any Securities secured by the Loan in connection with a Securitization;

(xii)              subject to Borrower’s right to contest set forth in Section 4.3 of this Agreement, if the Property becomes subject to any mechanic’s, materialman’s or other Lien except a Permitted Encumbrance or a Lien for Taxes not then due and payable and such liens are not discharged or bonded within sixty (60) days after Lender’s written notice to Borrower;

(xiii)               the alteration, improvement, demolition or removal of any of the Improvements without the prior consent of Lender, other than in accordance with this Agreement and the Leases at the Property entered into in accordance with the Loan Documents and such alteration, improvement, demolition or removal would reasonably be expected to or does have a Material Adverse Effect on Borrower’s use or operation of the Property; provided, however, that with respect to any such breach which is susceptible of being cured, such breach shall not be deemed an Event of Default hereunder unless and until it shall remain uncured for thirty (30) days after Borrower receives notice of such breach and, if such breach cannot reasonably be cured within such thirty (30) day period and Borrower commences to cure such breach within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure same, Borrower shall have such additional time as is reasonably necessary to cure such breach, but not in excess of one hundred twenty (120) days from the date the original notice from Lender was received by Borrower plus time necessary for Excusable Delay;

(xiv)             if (A) the Management Agreement is terminated and a Qualified Manager, or any other property manager reasonably approved by Lender, is not appointed as a replacement manager pursuant to the provisions of this Agreement within thirty (30) days following such termination, (B) Borrower has received notice that it is in material default under the Management Agreement and such default is not waived by Manager or cured by Borrower within sixty (60) days or (C) Borrower materially amends, modifies or otherwise changes, without the prior written consent of Lender, the Management Agreement in a manner materially adverse to Borrower and/or Lender and such amendment is not revoked within ten (10) Business Days following notice from Lender to Borrower thereof;

(xv)           if Borrower or any Person owning a direct or indirect ownership interest in Borrower shall be convicted of a Patriot Act Offense by a court of competent jurisdiction and such conviction subjects Lender to action and/or liability by any Governmental Authority; provided, however, that with respect to any such breach which is susceptible of being cured, such breach shall not be deemed an Event of Default hereunder unless and until it shall remain uncured for ten (10) days after Borrower receives notice of such breach;

(xvi)            if Borrower breaches any covenant contained Section 4.9 hereof and fails to cure such breach within ten (10) days after Lender’s written notice to Borrower; or

(xvii)             if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or any other Loan Document not specified in clauses (i) to (xvi) above, and such Default shall continue for ten (10) days after notice to Borrower from Lender, in the case of any such Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice to Borrower from Lender, in the case of any such other Default; provided, however, that if such Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such 30-day period shall and thereafter diligently and expeditiously proceed to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days plus time necessary for Excusable Delay.

Section 8.2.                         Remedies.

8.2.1                     Acceleration. Unless waived in writing by Lender, upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in clauses (vii) or (viii) of Section 8.1 above), Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand (and Borrower hereby expressly waives any such notice or demand), that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property, including declaring the Obligations to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property, including all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vii) or (viii) of Section 8.1 above (as to Borrower only), the Obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable in full, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

8.2.2                     Remedies Cumulative. Unless waived in writing by Lender, upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Obligations shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Property. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, if an Event of Default is continuing (i) Lender shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Obligations or the Obligations have been paid in full. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon. In addition to the covenants contained in Section 4.29(a)(v), during the continuance of an Event of Default, Borrower shall pay for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with inspections and appraisals.

8.2.3                     Severance.

(a)                                 Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to partially foreclose the Mortgage in any manner and for any amounts secured by the Mortgage then due and payable as determined by Lender in its sole discretion, including the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Mortgage to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire Outstanding Principal Balance, Lender may foreclose the Mortgage to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Mortgage as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Mortgage to secure payment of the sums secured by the Mortgage and not previously recovered.

(a)                                 Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender, provided that no such agreement shall increase Borrower’s obligations or decrease Borrower’s rights under the Loan Documents. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute such severance agreement to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such severance agreement under such power until five (5) Business Days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power.

(b)                                 Upon the occurrence and during the continuance of an Event of Default, any amounts recovered from the Property or any other collateral for the Loan after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents, in such order, priority and proportions as Lender in its sole discretion shall determine.

8.2.4                     Lender’s Right to Perform. Upon the occurrence and during the continuance of an Event of Default only, if Borrower fails to perform any covenant or obligation contained herein and such failure shall continue for a period of ten (10) Business Days after Borrower’s receipt of written notice thereof from Lender, without in any way limiting Lender’s right to exercise any of its rights, powers or remedies as provided hereunder, or under any of the other Loan Documents, Lender may, but shall have no obligation to, perform, or cause the performance of, such covenant or obligation, and all costs, expenses, liabilities, penalties and fines of Lender incurred or paid in connection therewith shall be payable by Borrower to Lender upon demand and if not paid shall be added to the Obligations (and to the extent permitted under applicable laws, secured by the Mortgage and the other Loan Documents) and shall bear interest thereafter at the Default Rate. Notwithstanding the foregoing, Lender shall have no obligation to send notice to Borrower of any such failure, but such notice shall be a precondition to Lender exercising the rights set forth in the immediately preceding sentence.

IX.                                     SALE AND SECURITIZATION OF MORTGAGE

Section 9.1.                         Sale of Mortgage and Securitization.

(a)                                 Lender shall have the right (i) to sell or otherwise transfer the Loan or any portion thereof as a whole loan, (ii) to sell participation interests in the Loan or (iii) to securitize the Loan or any portion thereof in a single asset securitization or a pooled loan securitization. The transactions referred to in clauses (i), (ii) and (iii) above shall hereinafter be referred to collectively as “Secondary Market Transactions” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization”. Any certificates, notes or other securities issued in connection with a Securitization are hereinafter referred to as “Securities”. Lender shall not make any such assignment to any of the parties set forth on Schedule IX without Borrower’s prior written consent, which consent may be withheld or granted in Borrower’s sole discretion; provided, however, that such limitation on assignment shall not apply (a) to any Person that purchases or holds any Securities pursuant to a Securitization and such prohibition does not apply to retention of a primary servicer, master servicer or special servicer as permitted hereunder, or (b) during the continuance of an Event of Default, Additionally, in connection with any Secondary Market Transaction subject to the foregoing restriction, Lender shall be entitled to rely in good faith on a representation from any transferee that such transferee is not a “prohibited transferee” without any need for independent investigation.

(b)                                 If reasonably requested by Lender, Borrower shall (at no cost or expense to Borrower, except to the extent expressly set forth in Section 9.4) assist Lender in satisfying the market standards to which Lender customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with any Secondary Market Transactions, at Borrower’s cost and expense, including, without limitation, to:

(i)                     (A) provide updated financial and other information with respect to the Property, the business operated at the Property, Borrower, Guarantor and Manager, (B) provide updated budgets relating to the Property and (C) cooperate with Lender in obtaining updated appraisals, market studies, environmental reviews (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of the Property, subject to Borrower’s reasonable and customary safety requirements and the rights of Tenants under Leases (the “Updated Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors reasonably acceptable to Lender and acceptable to the Rating Agencies;

(ii)                    use commercially reasonable efforts to provide customary updates or customary modifications to the opinions of counsel provided by Borrower at Closing, as may be reasonably requested by Lender in order to effect the Securitization, including updates or modifications requested by or for the benefit of the Rating Agencies (it being agreed that in no event shall Borrower be required to provide an opinion of counsel with respect to “10b-5” matters);

(iii)                      provide updated, as of the closing date of the Secondary Market Transaction, representations and warranties made in the Loan Documents and such additional representations and warranties as the Rating Agencies may require; and

(iv)                                            execute such amendments to the Loan Documents and Borrower’s organizational documents as may be reasonably requested by Lender or requested by the Rating Agencies in order to effect the Securitization including, without limitation, bifurcation of the Loan into two or more components and/or separate notes and/or creating a senior/subordinate note structure (any of the foregoing, a “Loan Bifurcation”); provided, however, that (I) Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would (a) change the principal amount, interest rate, the stated maturity or the amortization of principal set forth in the Note, except in connection with a Loan Bifurcation which may result in varying fixed interest rates and amortization schedules, but which shall have the same initial weighted average coupon and same aggregate principal amount as the original Note, or (b) modify any other economic or non-economic term of the Loan in a manner that is adverse (except to a de minimis extent) to Borrower, Guarantor or any Affiliate thereof or that would result in any operational changes that are materially burdensome to Borrower or the Property, and (II) in no event shall Lender be entitled to convert any portion of the Loan into a mezzanine loan.

(c)                                  If, at the time one or more Disclosure Documents are being prepared for a Securitization, Lender reasonably expects that Borrower alone or Borrower and one or more Affiliates of Borrower collectively, or the Property alone or the Property and Related Properties collectively, will be a Significant Obligor for purposes of such Securitization, Borrower shall furnish (or cause to be furnished) to Lender upon reasonable request (i) the selected financial data or, if applicable, net operating income, described in Item 1112(b)(1) of Regulation AB, if Lender reasonably expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan (or portion of the Loan included in such Securitization) and any Related Loans are included in a Securitization does, equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in such Securitization or (ii) the financial statements described in Item 1112(b)(2) of Regulation AB, if Lender expects that the principal amount of the Loan (or portion of the Loan included in such Securitization) together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan (or portion of the Loan included in such Securitization) and any Related Loans are included in a Securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization. Such financial data or financial statements shall be furnished to Lender (A) within ten (10) Business Days after notice from Lender in connection with the preparation of Disclosure Documents for the Securitization, (B) not later than forty-one (41) days after the end of each fiscal quarter of Borrower and (C) not later than eighty-five (85) days after the end of each fiscal year of Borrower (the “Exchange Act Financials”); provided, however, that Borrower shall not be obligated to furnish financial data or financial statements pursuant to clauses (B) or (C) of this sentence with respect to any period for which an Exchange Act Filing is not required. Any reasonable incremental costs and expenses incurred by Borrower in connection with the delivery to Lender of any financial data or financial statements within the time periods set forth in clauses (B) and (C) of this Section rather than the time periods provided in Section 4.9 and/or in the form required pursuant to this Section rather than in the form required in Section 4.9, shall be paid by Lender. If requested by Lender, and to the extent not prohibited by any applicable lease, other agreement or order, Borrower shall furnish to Lender financial data and/or financial statements for any tenant of the Property if, in connection with a Securitization, Lender expects there to be, with respect to such tenant or group of affiliated tenants, a concentration within all of the mortgage loans included or expected to be included, as applicable, in the Securitization such that such tenant or group of affiliated tenants would constitute a Significant Obligor.

(d)                                 If requested by Lender, Borrower shall provide Lender, as promptly as reasonably practicable following Lender’s request therefor, and in any event, within the time periods that would be required to comply with Regulation AB or other Legal Requirements relating to a Securitization (but no earlier than three (3) Business Days following notice from Lender) with any other or additional financial statements, or financial, statistical or operating information, as Lender shall reasonably determine that would be required pursuant to Regulation AB, or any amendment, modification or replacement thereto or other Legal Requirements relating to a Securitization or as shall otherwise be reasonably requested by the Lender.

(e)                                  All financial statements provided by Borrower hereunder pursuant to this Section 9.1 shall be prepared in accordance with GAAP, and shall meet the requirements of Regulation AB and other applicable Legal Requirements. All annual financial statements referred to in Section 9.1(c) above shall be audited by Independent Accountants of Borrower in accordance with Regulation AB and all other applicable Legal Requirements, shall be accompanied by the manually executed report of the Independent Accountants thereon, which report shall meet the requirements of Regulation AB and all applicable Legal Requirements and shall be accompanied by a manually executed written consent of the Independent Accountants, in form and substance reasonably acceptable to Lender and such Independent Accountants, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such Independent Accountants and the reference to such Independent Accountants as “experts” in any Disclosure Document and Exchange Act Filing, all of which shall be provided at the same time as the related financial statements are required to be provided. All financial data and financial statements (audited or unaudited) provided by Borrower under Section 9.1(c) shall be accompanied by an Officer’s Certificate stating that such financial statements meet the requirements set forth in the first sentence of this Section 9.1(d).

Section 9.2.                         Securitization Indemnification.

(a)                                 Borrower understands that information provided to Lender by Borrower and its agents, counsel and representatives may be included in disclosure documents in connection with the Securitization, including, without limitation, an offering circular, a prospectus, prospectus supplement, private placement memorandum, term sheet or other offering document (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and may be made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization.

(b)                                 In connection with each of (i) a preliminary and a final private placement memorandum or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, and (iii) the final term sheet, Borrower agrees to provide, at Lender’s request, an indemnification certificate (at no cost to Borrower other than its counsel fees and internal administrative costs): (A) certifying that Borrower has examined those portions of such Disclosure Documents reasonably designated in writing by Lender for Borrower’s review pertaining to Borrower, Borrower’s Affiliates, Manager, Guarantor, the Property and/or the Provided Information insofar as such sections or portions thereof that relate to Borrower, Borrower’s Affiliates, Manager, Guarantor, the Property and/or the Provided Information (such portions, including risk factors related to the Property, the “Relevant Portions”), the Relevant Portions do not, as of the time of sale (as designated by Lender in advance in writing to Borrower and provided Borrower has reasonable time to update same) for the Securities to be issued in the Securitization, as of the date of the preliminary and final offering document for such Securities and as of the closing date of the Securitization (as designated by Lender in advance in writing to Borrower and provided Borrower has reasonable time to update same), contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, provided, however, in no event shall Borrower be required to provide such certification with respect to any description of the terms and provisions of the Loan Documents, (B) indemnifying Lender (and for purposes of this Section 9.2, Lender hereunder shall include its officers and directors), the Affiliate of Wells Fargo that has filed the registration statement relating to the Securitization (the “Registration Statement”) or otherwise acts as the “depositor” in the Securitization, each of its directors, each of its officers who have signed the Registration Statement and each Person that controls the Affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Wells Group”), and Wells Fargo, and any other placement agent or underwriter with respect to the Securitization, each of their respective directors and each Person who controls Wells Fargo or any other placement agent or underwriter within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any out-of-pocket losses, third-party claims, damages or liabilities arising out of third-party claims (excluding consequential damages) (collectively, the “Liabilities”) to which Lender, the Wells Group or the Underwriter Group may become subject insofar as the Liabilities arise out of, or are based upon, (1) any untrue statement or alleged untrue statement of any material fact contained in any Disclosure Document or any other written information provided to potential investors or the rating agencies that is in conformity with the Provided Information (such other written information, the “Other Distributed Information”), (2) the omission or alleged omission to state in the Relevant Portions or Other Distributed Information a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made (and, in the case of the Term Sheet and Other Distributed Information only, when read together with the related offering circular), not misleading or (3) a breach of the representations and warranties made by Borrower in Section 3.1.31 of this Agreement (Full and Accurate Disclosure) and (C) agreeing to reimburse Lender, the Wells Group and/or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Wells Group and the Underwriter Group in connection with investigating or defending the Liabilities; provided, however, that Borrower will be liable in any such case under clauses (B) or (C) above only to the extent that any such loss claim, damage or liability arises out of or is based upon any such untrue statement or omission or alleged untrue statement or alleged omission made (i) in the Relevant Portions or (ii) in any other document in reliance upon and in conformity with information furnished to Lender by or on behalf of Borrower in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including, without limitation, financial statements of Borrower, operating statements and rent rolls with respect to the Property but only to the extent the same is identified in writing by Lender to Borrower in advance of the printing of the preliminary offering circular, preliminary prospectus or preliminary private placement memorandum, as the case may be ((i) and (ii) are collectively, the “Provided Information”), provided, that with respect to the Provided Information, Borrower shall not have any liability under clauses (B) or (C) with respect to an incorrect particular piece of Provided Information (“Deficient Information”) to the extent Borrower delivers additional Provided Information that supersedes or corrects such Deficient Information in a reasonably sufficient time prior to the printing of the preliminary offering circular, preliminary prospectus or preliminary private placement memorandum, as the case may be, and Borrower indicates to Lender in writing that such updated Provided Information is updated and supersedes the specifically identified previously delivered Deficient Information and such updates or corrections are not accurately reflected in the Disclosure Documents or Other Distributed Information. The indemnification provided for in clauses (B) and (C) above shall be effective whether or not the indemnification agreement described above is provided; provided, however, such indemnity shall be limited to the Provided Information and shall only be effective to the extent that Lender accurately states the Provided Information in the applicable Disclosure Document. The aforesaid indemnity will be in addition to any liability which Borrower may otherwise have.

(c)                                  In connection with Exchange Act Filings, Borrower shall (i) indemnify Lender, the Wells Group and the Underwriter Group for Liabilities to which Lender, the Wells Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon the omission or alleged omission to state in the Disclosure Document and/or the Provided Information a material fact required to be stated in the Disclosure Document and/or the Provided Information in order to make the statements in the Disclosure Document and/or the Provided Information, in light of the circumstances under which they were made, not misleading and (ii) reimburse Lender, the Wells Group or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Wells Group or the Underwriter Group in connection with defending or investigating the Liabilities; provided, however, such indemnity shall be limited to the Provided Information and shall only be effective to the extent that Lender accurately states the Provided Information in the applicable Disclosure Document.

(d)                                 Promptly after receipt by an indemnified party under this Section 9.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9.2, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Section 9.2 that the indemnifying party will assume such defense, the indemnified party shall not be liable to pay for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the cost of the indemnifying party. The indemnifying party shall not be liable for the expenses of more than one separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party. No indemnified party may settle any action or proceeding for which an indemnifying party is liable under this Section 9.2(d) without the prior written consent of the indemnifying party; provided that if at any time an indemnified party shall have requested the indemnifying party in writing to reimburse the indemnified party for fees and expenses of counsel or any other expenses for which the indemnifying party is obligated under this subsection and indemnifying party has not reimbursed such expenses, indemnified party may enter into a settlement of such proceeding or action and the indemnifying party agrees that it shall be liable for any settlement of any action or proceeding effected without its written consent if (i) such settlement is entered into more than forty-five (45) days after receipt by the indemnifying party of the aforesaid request and (ii) the indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. Without the prior written consent of Lender (which consent shall not be unreasonably withheld or delayed), no indemnifying party shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any indemnified party is an actual or potential party to such claim, action, suit or proceeding) unless the indemnifying party shall have given Lender reasonable prior written notice thereof and shall have obtained an unconditional release of each indemnified party hereunder from all liability arising out of such claim, action, suit or proceedings with no admission of fault by or on behalf of any indemnified party.

(e)                                  In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Section 9.2(b) or (c) hereof is for any reason held to be unenforceable as to an indemnified party in respect of any Liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 9.2(b) or (c) hereof, the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) the indemnified party’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.

(f)                                   Borrower shall jointly and severally indemnify Lender and its officers, directors, partners, employees, representatives, agents and Affiliates against any losses to which Lender or its officers, directors, partners, employees, representatives, agents and Affiliates, may become subject in connection with any indemnification to the Rating Agencies in connection with issuing, monitoring or maintaining the Securities insofar as the losses arise out of or are based upon any untrue statement of any material fact in any information provided by or on behalf of Borrower to the Rating Agencies (the “Covered Rated Agency Information”) or arise out of or are based upon the omission to state a material fact in the Covered Rating Agency Information required to be stated therein or necessary in order to make the statements in Covered Rating Agency Information, in light of the circumstances under which they were made, not misleading. Notwithstanding anything to the contrary contained herein, (i) Borrower shall not be responsible for any Liabilities relating to an untrue statement or omission in Covered Rating Agency Information if Borrower provided notice to Lender in writing a reasonable amount of time prior to the pricing of the subject Securities with a reasonably sufficient amount of time for Lender to correct such information prior to pricing such Securities and (ii) Borrower shall not be liable for any misstatements or omissions in the Covered Rating Agency Information resulting solely from Lender’s failure to accurately transcribe written information by or on behalf of Borrower.

(g)                                  The liabilities and obligations of both Borrower and Lender under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

Section 9.3.                         Conversion to Registered Form. At the request of Lender and at no cost or expense to Borrower, Borrower shall appoint, as its agent, a registrar and transfer agent (the “Registrar”) reasonably acceptable to Lender which shall maintain, subject to such reasonable regulations as it shall provide, such books and records as are necessary for the registration and transfer of the Note in a manner that shall cause the Note to be considered to be in registered form for purposes of Section 163(f) of the IRS Code. The option to convert the Note into registered form once exercised may not be revoked. Any agreement setting out the rights and obligation of the Registrar shall be subject to the reasonable approval of Lender. Borrower may revoke the appointment of any particular person as Registrar, effective upon the effectiveness of the appointment of a replacement Registrar. The Registrar shall not be entitled to any fee from Borrower or Lender or any other lender in respect of transfers of the Note and other Loan Documents.

Section 9.4.                         Costs and Expenses. Notwithstanding anything to the contrary contained in this Article IX, Borrower shall not be required to incur any taxes, reserves, adjustments or other costs or expenses in the performance of its obligations under this Article IX (excluding the indemnity obligations set forth in Section 9.2) in excess of $25,000.00. Borrower shall not be obligated to perform its obligations under this Article IX (excluding the indemnity obligations set forth in Section 9.2) to the extent such performance would cause Borrower to have incurred or expended amounts in excess of $25,000.00 (excluding any costs for Borrower’s or Guarantor’s third-party legal fees and expenses) unless Lender agrees to reimburse such excess to Borrower.

X.                              MISCELLANEOUS

Section 10.1.                   Exculpation. Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the Obligations contained in the Note, this Agreement, the Mortgage or the other Loan Documents by any action or proceeding wherein a money judgment or any deficiency judgment or other judgment establishing personal liability shall be sought against Borrower or any Affiliate of Borrower or any legal representatives, successors or assigns of Borrower or its Affiliate or any principals, directors, officers, employees, beneficiaries, shareholders, partners, members, trustees, agents, or Affiliates of any of the foregoing (collectively, but specifically excluding Guarantor to the extent of Guarantor’s liability under the Environmental Indemnity, the Guaranty, any Alterations Deficiency Guaranty or any other guaranty provided in connection with the Loan, the “Exculpated Parties”), except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Property, the Rents or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against any Exculpated Party in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgage or the other Loan Documents. The provisions of this Section 10.1 shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (c) affect the validity or enforceability of any of the Loan Documents, the Guaranty or any other guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of the Assignment of Leases; (f) impair the enforcement of the Environmental Indemnity; (g) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Mortgage or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property; or (h) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation reasonably incurred by Lender (including out-of-pocket attorneys’ fees and costs reasonably incurred but excluding any consequential, special or punitive damages) arising out of or in connection with the following (all such liability and obligation of Borrower for any or all of the following being referred to herein as “Borrower’s Recourse Liabilities”):

(i)                         fraudulent acts, willful misconduct or material intentional misrepresentation by Borrower or any Affiliate of Borrower in connection with the Loan;

(ii)                         the breach by Borrower of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity;

(iii)                          the intentional misappropriation of any Rents, security deposits or other income (including, without limitation, the proceeds of any letters of credit held in lieu of a security deposit) by Borrower or any Affiliate of Borrower, except to the extent such amounts are applied to the payment of the Obligations or to the payment of operating expenses or Capital Expenditures or otherwise applied in accordance with the terms of the Loan Documents;

(iv)                        any intentional material physical waste of the Property by Borrower or any Affiliate of Borrower;

(v)                         the commission of any criminal act by Borrower or any Affiliate of Borrower which results in the forfeiture of the Property;

(vi)                         the intentional misapplication by Borrower or any Affiliate of Borrower of (A) any Insurance Proceeds actually received by Borrower or any Affiliate of Borrower and not paid to Lender or otherwise applied as required pursuant to the terms of this Agreement, (B) any Awards or other amounts received in connection with the Condemnation of all or a portion of the Property actually received by Borrower or any Affiliate of Borrower and not paid to Lender or otherwise applied as required pursuant to the terms of this Agreement;

(vii)                         all or any portion of the Property being encumbered by a Lien voluntarily granted by Borrower in violation of the Loan Documents;

(viii)                          the voluntary incurrence by Borrower of any Indebtedness for borrowed money in violation of the provisions of this Agreement or any other Loan Document (other than Permitted Encumbrances and Permitted Indebtedness);

(ix)                         the failure by Borrower to deliver to Lender any security deposits, advance deposits or any other deposits collected by Borrower or any Affiliated Manager with respect to the Property upon a foreclosure by Lender or any action in lieu thereof under the Loan Documents (except to the extent that such deposits were applied in accordance with the applicable lease or other governing document or Borrower did not have the legal right, because of a bankruptcy, receivership or similar judicial proceeding, to direct disbursement of such deposits); and/or

(x)                        the voluntary Transfer of all or any material portion of the Property or any direct or indirect interest therein or any Transfer of any direct or indirect interest in Borrower, in either case, in violation of the Loan Documents.

Notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Obligations or to require that all collateral shall continue to secure all of the Obligations owing to Lender in accordance with the Loan Documents, and (B) the Obligations shall be fully recourse to Borrower in the event that any of the following occur (each, a “Springing Recourse Event”): (i) a breach of the covenants set forth in Schedule V hereof (other than those single purpose entity covenants that relate to solvency or adequacy of capital) that results in a substantive consolidation of the assets and liabilities of Borrower with any other Person in connection with a proceeding under the Bankruptcy Code or under federal, state or foreign insolvency law (other than on motion or pleading seeking a substantive consolidation brought or actively supported by Lender); (ii) Borrower or any Affiliate, officer, director or representative which controls Borrower consents to or files a voluntary petition with respect to Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (iii) Borrower files an application for the appointment of a receiver, trustee or examiner for Borrower or any portion of the Property, except at the request of or with the consent of Lender, (iv) the filing of an involuntary petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law by any other Person in which Guarantor or an Affiliate of Guarantor colludes with and/or Guarantor or an Affiliate of Guarantor solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower by any Person; (v) Borrower files an answer consenting to, or joining in, any involuntary petition filed against it by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; or (vi) Borrower makes a general assignment for the benefit of creditors or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due, which admission is used as evidence of Borrower’s insolvency in connection with an involuntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law by a Person other than Lender (except for (A) any admissions that Borrower believes in good faith are truthful when made and (B) any such admission to Lender or any servicer of the Loan that Borrower cannot pay its operating expenses (including Debt Service payments due in respect of the Loan) or that Borrower cannot refinance the Loan on the Maturity Date).

Notwithstanding anything to the contrary contained herein, Borrower shall not have any liability hereunder (A) for or as a result of any unpaid obligation, lien or encumbrance (such as, without limitation, an obligation, lien or encumbrance for unpaid real estate taxes) resulting from insufficient cash flow at the Property or any Transfer resulting from any such unpaid obligation or Lien, except to the extent that such lack of cash flow arises from the misappropriation or conversion of revenue with respect to the Property, or (B) with respect to any acts, events or circumstances first arising after (1) the date on which Lender or a Person that is not an Affiliate of Borrower or Guarantor acquires title to the Property, whether through foreclosure, private power of sale, the acceptance of a deed-in-lieu of foreclosure or otherwise, except with respect to acts taken by Borrower, Guarantor or any Affiliate of the foregoing on or after such date or (2) the date on which a receiver, trustee, liquidator or conservator, other than any such Person appointed at the request of Borrower, Guarantor or any Affiliate of the foregoing, takes control of the Property, except with respect to acts taken by Borrower, Guarantor or any Affiliate of the foregoing prior to or on or after such date, and further provided that the appointment of a receiver, trustee, liquidator or conservator shall not diminish, reduce or terminate Borrower’s or Guarantor’s liability pursuant to the Environmental Indemnity, or (C) until such time that any notice and cure periods set forth in this Agreement or the other Loan Documents applicable to the action, event or circumstance from which such liability would arise, have expired.

Section 10.2.                          Survival; Successors and Assigns. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Obligations are outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal successors and assigns of Lender.

Section 10.3.                          Lender’s Discretion; Rating Agency Review Waiver.

(a)                                 Whenever pursuant to this Agreement Lender exercises any right given to it to approve or disapprove any matter, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove such matter or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the reasonable discretion of Lender and shall be final and conclusive. Prior to all or any portion of the Loan being included in a Securitization, whenever pursuant to this Agreement the Rating Agencies are given any right to approve or disapprove any matter, or any arrangement or term is to be satisfactory to the Rating Agencies, the decision of Lender to approve or disapprove such matter or to decide whether arrangements or terms are satisfactory or not satisfactory, based upon Lender’s determination of Rating Agency criteria, shall be substituted therefor.

(b)                                 Whenever, pursuant to this Agreement or any other Loan Documents, a Rating Agency Confirmation is required from each applicable Rating Agency, in the event that any applicable Rating Agency “declines review”, “waives review” or otherwise indicates in writing that no Rating Agency Confirmation will or needs to be issued with respect to the matter in question (each, a “Review Waiver”), then the Rating Agency Confirmation requirement shall be deemed to be satisfied with respect to such matter. It is expressly agreed and understood, however, that receipt of a Review Waiver (i) from any one Rating Agency shall not be binding or apply with respect to any other Rating Agency and (ii) with respect to one matter shall not apply or be deemed to apply to any subsequent matter for which Rating Agency Confirmation is required.

Section 10.4.                          Governing Law.

(a)                                 THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED ACCORDING TO, THE LAW OF THE STATE, COMMONWEALTH OR DISTRICT, AS APPLICABLE, IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, COMMONWEALTH OR DISTRICT, AS APPLICABLE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER AGREES THAT SERVICE OF PROCESS UPON BORROWER AT THE ADDRESS FOR BORROWER SET FORTH HEREIN AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGE IN THE ADDRESS FOR BORROWER SET FORTH HEREIN, (II) MAY AT ANY TIME AND FROM

TIME TO TIME DESIGNATE AN AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE AN AUTHORIZED AGENT IF BORROWER CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWER IN ANY OTHER JURISDICTION.

Section 10.5.                          Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure therefrom, shall in any event be effective unless the same shall be in a writing signed by the party or parties against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount. Lender shall have the right to waive or reduce any time periods that Lender is entitled to under the Loan Documents in its sole and absolute discretion.

Section 10.6.                          Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required or permitted to be given hereunder shall be given in writing and shall be sent by (i) facsimile (with answer back acknowledged) or (ii) by registered or certified mail, postage prepaid, return receipt requested, or (iii) delivered by hand or by reputable overnight courier, addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 10.6. Any Notice shall be deemed to have been received: (a) three (3) days after the date such Notice is mailed, (b) on the date of sending by facsimile if sent prior to 5:00 P.M. (New York time) on a Business Day (otherwise on the next Business Day), (c) on the date of delivery by hand if delivered prior to 5:00 P.M. (New York time) on a Business Day (otherwise on the next Business Day), and (d) on the next Business Day if sent by a reputable courier, in each case addressed to the parties as follows:

If to Lender:	WELLS FARGO BANK, NATIONAL ASSOCIATION
Wells Fargo Center
1901 Harrison Street, 2nd Floor
MAC A0227-020
Oakland, California 94612
Attention: Commercial Mortgage Servicing
Facsimile No.: 866-359-5352

with a copy to:	Cadwalader, Wickersham & Taft LLP
227 West Trade Street, Suite 2400
Charlotte, North Carolina 28202
Attention: James P. Carroll, Esq.
Facsimile No.: (704) 348-5200

and:	Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281
Attention: Steven M. Herman, Esq.
Facsimile No.: (212) 504-6666

If to Borrower:	Vornado Bergen Mall LLC (as applicable)
c/o Vornado Realty Trust
210 Route 4 East
Paramus, New Jersey 07652
Attention: Chief Financial Officer
Facsimile No.: (201) 843-2198

with a copy to:	Vornado Realty Trust
888 Seventh Avenue
New York, New York 10106
Attention: Corporation Counsel
Facsimile No.: (212) 894-7996

with a copy to:	Vornado Realty Trust
888 Seventh Avenue
New York, New York 10106
Attention: Executive Vice President – Capital Markets
Facsimile No.: (212) 894-7073

with a copy to:	Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention: Arthur S. Adler, Esq.
Facsimile No.: (212) 291-9001

Any party may change the address or facsimile number to which any such Notice is to be delivered by furnishing ten (10) days written notice of such change to the other parties in accordance with the provisions of this Section 10.6. Notices shall be deemed to have been given on the date as set forth above, even if there is an inability to actually deliver any such Notice because of a changed address of which no Notice was given, or there is a rejection or refusal to accept any Notice offered for delivery. Notice for any party may be given by its respective counsel, provided that it is given in accordance with this Section 10.6 as set forth above. Additionally, Notice from Lender may also be given by Servicer and Lender hereby acknowledges and agrees that Borrower shall be entitled to rely on any Notice given by Servicer as if it had been sent by Lender.

Section 10.7.                          Waiver of Trial by Jury. BORROWER AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 10.8.                          Headings, Schedules and Exhibits. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.9.                          Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10. Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the Obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11. Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 10.12. Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, neither Lender nor its agents shall be liable for any monetary damages (unless it is determined pursuant to a final judgment that Lender acted in bad faith) and Borrower’s sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13. Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.14. No Joint Venture or Partnership; No Third Party Beneficiaries.

(a)                                 Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b)                                 The Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in any Loan Document shall be deemed to confer upon anyone other than the Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained therein.

Section 10.15. Publicity. All news releases, publicity or advertising by any party hereto or their respective Affiliates through any media intended to reach the general public (but excluding, for clarity, any filings or news releases necessary or appropriate under applicable Legal Requirements, including securities laws and regulations) which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender or any Affiliate of Lender that acts as the issuer with respect to a Securitization of all or any portion of the Loan or any of their other Affiliates shall be subject to the prior consultation between the parties hereto. Notwithstanding the foregoing, prior to Securitization of the Loan, Borrower shall maintain internal practices and policies which prohibit persons working for, or on behalf of, Borrower from disclosing information (other than press releases or information distributed to the general public at the same time) regarding the Loan without the prior written consent of Lender, it being acknowledged by Borrower that the restrictions set forth in this sentence are intended to avoid violation of Legal Requirements in connection with the Securitization of the Loan.

Section 10.16.                   Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s members or partners, as applicable, and others with interests in Borrower, and of the Property, and shall not assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Obligations without any prior or different resort for collection, or of the right of

Lender to the payment of the Obligations out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 10.17. Certain Waivers. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents or otherwise to offset any obligations to make the payments required by the Loan Documents. No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower is obligated to make under any of the Loan Documents. Without limiting any of the other provisions contained herein, each of Borrower and Lender hereby unconditionally and irrevocably waives, to the maximum extent not prohibited by applicable law, any rights it may have to claim or recover against the other party in any legal action or proceeding any special, exemplary, punitive or consequential damages.

Section 10.18. Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan, without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.19. Brokers and Financial Advisors. Borrower and Lender each hereby represent to each other that they have not dealt with any brokers or finders in connection with the transactions contemplated by the Loan Documents or made any agreements or promises which will in any way create or give use to any obligation or liability for payment by it for any brokerage fee or commission or any other similar compensation to any other Person with respect to the transactions contemplated herein. Each of Lender and Borrower shall indemnify, defend and hold the other harmless from and against any and all claims, liabilities, losses, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising out of a claim by any Person that such Person acted on behalf of Borrower or Lender, as the case may be, in connection with the transactions contemplated herein. The provisions of this Section 10.19 shall survive the expiration and termination of this Agreement and the payment of the Obligations.

Section 10.20. Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto and their respective affiliates in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, including any confidentiality agreements or any similar agreements between or among any such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.21. Servicer.

(a)                                 At the option of Lender, the Loan may be serviced by a servicer and special servicer (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer. Borrower shall not be responsible for any set-up fees or any other initial costs relating to or arising under the Servicing Agreement. Notwithstanding anything to the contrary in this Agreement, Borrower shall not be responsible for payment of the monthly master servicing fee due to the Servicer under the Servicing Agreement. Borrower shall pay the Borrower Reimbursable Trust Fund Expenses incurred or payable from time to time, including pursuant to the Servicing Agreement or otherwise in connection with the Securitization. At no time shall Borrower be required to deal with or pay for more than one master servicer and one special servicer in connection with the Loan.

(b)                                 In addition to, but without duplication of, the costs and expenses contemplated by Section 4.29 of this Agreement, Borrower shall pay any fees, costs and expenses (including taxes), any reasonable out-of-pocket third-party fees and expenses or any reasonable costs or expenses due or reimbursable to, or payable by, any Servicer, trustee, certificate administrator or trust advisor in connection with (i) a prepayment or release of the Property; (ii) approvals or requests by Borrower under the Loan Documents including the negotiation, preparation, execution and delivery of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters, in each case requested by Borrower (including the fees of any Rating Agencies payable in connection therewith); (iii) defeasance, prepayment, assumption of Borrower’s obligations, or modification of the Loan; (iv) any breach of the Loan Documents by Borrower, Guarantor or any of their respective affiliates; (v) any exercise by Lender of any remedies permitted under the Loan Documents; (vi) during the continuance of an Event of Default and after and for so long as the Loan is specially serviced, inspections (or updates to existing inspections) and appraisals; (vii) enforcing or preserving any rights in response to third party claims or the commencement, prosecution or defense of any action or proceeding or other litigation, in each case against, under or affecting Borrower, the Loan Documents, the Property, or any other security given for the Loan, subject to and in accordance with any servicing agreement or similar agreement entered into in connection with a Securitization, as well as (w) any amounts payable or reimbursable in respect of advances (including protective advances, special servicer fee advances and advances of delinquent debt service payments), together with interest thereon, made pursuant to the servicing agreement, in each case, to the extent late charges and default interest actually paid by Borrower in respect of such payments are insufficient to pay the same, (x) “liquidation fees” in the amounts set forth in the servicing agreement, which amounts shall not exceed one-half of percent (0.5%) of liquidation proceeds, (y) “workout fees” in the amounts set forth in the servicing agreement, which amounts shall not exceed one-half of one percent (0.5%) of interest and principal collections on the Loan so long as the Loan is a “corrected” mortgage loan, and (z) “special servicing fees” for the Loan for so long as the Loan is a specially serviced loan pursuant to the servicing agreement in the amounts set forth in the servicing agreement, which amounts shall not exceed one-quarter of one percent (0.25%) per annum, and (viii) the cost of Rating

Agency Confirmations as set forth in Section 4.29(b) (and also including any required indemnities related thereto) (clauses (i) – (viii) are collectively, “Borrower Reimbursable Trust Fund Expenses”).

Section 10.22. Joint and Several Liability. If more than one Person has executed this Agreement as “Borrower,” the representations, covenants, warranties and obligations of all such Persons hereunder shall be joint and several.

Section 10.23. Creation of Security Interest. Notwithstanding any other provision set forth in this Agreement, the Note, the Mortgage or any of the other Loan Documents, Lender may at any time create a security interest in all or any portion of its rights under this Agreement, the Note, the Mortgage and any other Loan Document (including the advances owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

Section 10.24. Assignments and Participations. Except as expressly permitted herein, Borrower may not assign its rights, title, interests or obligations under this Agreement or under any of the Loan Documents.

Section 10.25. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Jeffery L. Cirillo
Name: Jeffery L. Cirillo
Title: Director

[signatures continue on following page]

BORROWER:

VNO BERGEN MALL OWNER LLC, a Delaware limited liability company

By:	Vornado Bergen Mall LLC, a New Jersey limited liability company, its sole economic member

	By:	Vornado Realty L.P., a Delaware limited partnership, its sole member

		By:	Vornado Realty Trust, a Maryland real estate investment trust, its sole general partner

			By:	/s/ Alan Rice
Name: Alan Rice
Title: Senior Vice President